SCHEDULE 14C INFORMATION

    Proxy Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                     of 1934

Check the appropriate box:
|_|   Preliminary Information Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
|X|   Definitive Information Statement

                                    GHS, INC.
-----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
|_|   No fee required.
|X|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
      1) Title of each class of securities to which transaction applies:
              ---------------------------------
      2) Aggregate number of securities to which transaction applies:
              ---------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
              ---------------------------------
      4) Proposed maximum aggregate value of transaction:
               $2,100,000
      5) Total Fee Paid:
               $420
|X|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      -----------------------------
      2) Form, Schedule or Registration Statement No.:
      -----------------------------
      3) Filing Party:
      -----------------------------
      4) Date Filed:
      -----------------------------

                                    GHS, INC.
                               1350 Piccard Drive
                            Rockville, Maryland 20850

                             NOTICE TO STOCKHOLDERS

      Pursuant to Section 271 of the Delaware General Corporation Law and Regulation 14C of the Securities and Exchange Act of 1934, as amended.

                        WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

      This Information Statement is being mailed on or about May 28, 1997 to holders of record on May 22, 1997 of the common stock, $.01 par value per share (the "Common Stock") of GHS, Inc., a Delaware corporation (the "Company" or "GHS") in connection with the sale (the "Sale") of substantially all of the assets related to the Company's business of providing computerized record-based processing systems and services for managed care, public health and ambulatory care facilities (the "Systems Business"). The Systems Business, operated through the Company's two Delaware subsidiaries, Global Health Systems, Inc. ("Global") and GHS Management Services, Inc. ("Management"), is being sold pursuant to the terms of an Asset Purchase Agreement, dated as of March 10, 1997 (the "Purchase Agreement"), by and among the Company, Global, Management, Health Management Systems, Inc., a New York corporation ("HMS") and Global Health Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HMS ("Sub", and together with HMS, the "Buyers"). A total of eight stockholders representing approximately 58% of the outstanding Common Stock, have consented in writing to the Sale pursuant to the Purchase Agreement, and the consent of such holders is sufficient under Section 228 of the Delaware General Corporation Law to approve the Sale. No consideration was solicited or received for such holders' consent. Accordingly, resolutions will not be submitted to the other Company stockholders for a vote, and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning the Sale in accordance with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder, including particularly Regulation 14C and with the requirements of the Delaware General Corporation Law.

      As a result of the Sale, the Company will be left primarily with (i) assets related to its U.S. NeuroSurgical, Inc. wholly-owned subsidiary ("USN"),
(ii) a 20% equity interest in Florida Specialty Networks, Ltd., a Florida limited partnership ("FSN") and (iii) the proceeds from the Sale. USN was organized in 1993 to own and operate stereotactic radiosurgery centers utilizing the Gamma Knife technology and presently operates one such center in Kansas City, Missouri and is scheduled to open a second center on the campus of New York University Medical Center in New York City in mid-1997. FSN is primarily engaged in providing capitated medical specialty networks to managed care organizations.

THE TRANSACTION DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Dated:  May 28, 1997

                                    GHS, INC.
                               1350 Piccard Drive
                            Rockville, Maryland 20850


                              INFORMATION STATEMENT


General

      This Information Statement is being furnished on or about May 28, 1997 to stockholders of record on May 22, 1997 of the common stock of GHS, Inc., a Delaware corporation (the "Company"), in connection with the sale (the "Sale") of substantially all of the assets related to the Company's business of providing computerized record-based processing systems and services for managed care, public health and ambulatory care facilities (the "Systems Business"). The Systems Business, operated through the Company's two Delaware subsidiaries, Global Health Systems, Inc. ("Global") and GHS Management Services, Inc. ("Management" and together with the Company and Global, the "Sellers"), is being sold pursuant to the terms of an Asset Purchase Agreement, dated as of March 10, 1997 (the "Purchase Agreement"), by and among the Company, Global, Management, Health Management Systems, Inc., a New York corporation ("HMS") and Global Health Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HMS ("Sub", and together with HMS, the "Buyers"). The Sale is described in more detail in the body of this Information Statement. The holders of approximately 58% of the common stock, par value $.01 per share, of the Company (the "Common Stock") have consented in writing to the Sale, and the consent of such holders is sufficient under Delaware law to approve the Sale. Accordingly, resolutions regarding the Sale will not be submitted to the other Company stockholders for a vote, and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning the Sale in accordance with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder, including particularly Regulation 14C. On May 22, 1997, there were outstanding 6,979,160 shares of Common Stock and approximately 113 holders of record. Holders of Common Stock are entitled to one vote per share. Proxies are not being solicited in connection with the Sale, and you are requested not to provide the Company with your proxy.

      The principal executive offices of the Company are located at 1350 Piccard Drive, Rockville, Maryland 20850, and its telephone number is (301) 417-9808.

Background of the Sale

            Economic and business challenges which the Company's Systems Business has experienced during the last several years had led the Company's Board of Directors to undertake a general review of the Company's long-term strategy and prospects for its Systems Business. As a result of a number of factors, the Company's Board of Directors had determined to consider a sale of the Company's Systems Business as a means of preserving stockholder value. The Company determined, however, not to publicly solicit buyers for its Systems Business since such methods would, in its view, have given the impression that the Company was a distressed seller and might have reduced, rather than increased the price obtained. See "Reasons for the Sale" below.

            For several years prior to the commencement of discussions leading to the Purchase Agreement, management of GHS and representatives of Allen & Company Incorporated, a principal stockholder of the Company ("Allen & Company"), have from time to time engaged in preliminary discussions with former and present management of HMS to explore a possible acquisition by HMS of the Company's Systems Business. These preliminary discussions terminated for various reasons, including the inability of the companies to agree on financial valuations of the Systems Business.

            In May 1996, discussions recommenced between the Company and Allen & Company and HMS with respect to the acquisition by HMS of the Company's Systems Business. Such discussions resulted in an understanding by the Company and HMS that, subject to the negotiation by the parties of a definitive purchase agreement, HMS would purchase certain of the assets utilized in connection with the Systems Business and that HMS would assume certain specified liabilities relating to the conduct of the Systems Business.

            During the period commencing in May 1996 through March 7, 1997, the Company's management, representatives of Allen & Company and the Company's legal advisors held a series of telephonic meetings with HMS and its legal counsel to negotiate and finalize the business terms of the Sale. The parties also commenced and completed the preparation of a definitive purchase agreement (the "Purchase Agreement") and other ancillary documents relating thereto. The parties negotiated a purchase price of $2,100,000 for the Sale of the Systems Business. Such price was based upon the Company's and HMS's judgment of what was a fair value for the Systems Business and was not based upon a specific valuation methodology such as discounted cash flow or the book or market values of the Purchased Assets. The Company's management believed that such purchase price represented a favorable value for the Systems Business, in light of the history of operating losses experienced by the Systems Business and the realization that the Company did not have access to the level of resources which would be needed to adequately fund the Systems Business for it to successfully compete in its industry and achieve consistently profitable operations. In addition, the Company's management believed such purchase price was a favorable price given the fact that the price exceeded the Company's total market capitalization as of the date of execution of the Purchase Agreement and given the fact that the Company's would retain its interests in USN and FSN. Despite these difficulties experienced by the Company, such purchase price also represented for HMS a fair value for the Systems Business because the Systems Business presented an opportunity for HMS to add a business which was complementary to its current operations and which served certain of its existing clients.

            On January 24, 1997, the Company's Board of Directors (the "Board of Directors") met by telephonic conference to consider the general terms and conditions of the proposed Sale. The Board of Directors also analyzed the impact of the Sale of the


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

ongoing operations of the Company's U.S. NeuroSurgical, Inc. subsidiary ("USN") after the Sale. The Board of Directors also considered what it regarded as the positive and negative factors of the Sale. After discussion, the Board of Directors determined to approve the Sale and the Purchase Agreement and the transactions contemplated thereby.

            On March 10, 1997, the Purchase Agreement was executed by the Company, Global, Management, HMS and Sub. The Company announced the execution of the Purchase Agreement through a press release on the same day. On March 7, 1997, the business day immediately preceding the public announcement of the Sale, the bid and ask prices of the Company's Common Stock on the OTC Bulletin Board were $0.13 and $0.22, respectively.

Background of the Buyer

      HMS furnishes proprietary information management and data processing services and software to hospitals and other health care providers and to government health service agencies and other health care payors. These services address the various types of data generated by the interaction of the participants in the health process: the health care provider, the third party payor and the patient. Through its retrospective, concurrent and prospective service offerings, HMS acts as an outsourcer of information management addressing the clinical, operational, administrative and financial data which result from the rendering of health care services. HMS's service offering benefits its clients by enhancing revenue and accelerating cash flow (achieved through improved reimbursability and collectability), reducing operating and administrative costs (by supplying advanced information analytics), and improving decision making capabilities (via the provision of useful information.)

      The principal executive offices of HMS are located at 401 Park Avenue South, New York, New York 10016, and its telephone number is (201) 685-4545.

Reasons for the Sale

      The Company's Board of Directors has approved the Sale, and believes that it is in the best interests of the Company and its stockholders to sell the Company's assets related to its System Business. Prior to reaching it conclusion, the Board of Directors and the Company's management reviewed and discussed the long-term strategy and prospects of its Systems Business and the positive and negative factors of the Sale. In reaching its conclusion to approve the Sale, the Board of Directors and the Company's management considered certain material factors, including the following:

      1. While the Company has been in the business of developing and marketing turnkey computer systems for the health care industry since its formation in 1984, its operating profits have never reached a significant level for an extended period of time. Further, in view of recent developments in the health care industry, the Company's

Board of Directors and management expect that fluctuations in revenues and earnings could increase, and there can be no assurance that the System Business will ever achieve consistently profitable operations. Therefore, the Board of Directors has determined that to realize value for its stockholders and to stem any further losses, it is desirable that the Company sell the Systems Business. In addition to stemming any further losses of the Systems Business, the Sale will benefit the Company's stockholders by immediately increasing, on a pro forma basis, the Company's book value per share and stockholder's equity and by allowing the Company to increase stockholder value by focusing its energy and resources on its remaining operations as described below. The immediate benefits to its ongoing operations which the Company expects to derive from the Sale are further evidenced by the fact that for the three months ended March 31, 1997 and for the fiscal years ended December 31, 1996, 1995 and 1994, the expenses related to the Systems Business exceeded the revenues generated therefrom. See "Pro Forma Financial Information."

      2. The Board of Directors and the Company's management considered the fact that the health care information processing systems industry is extremely competitive and likely to become more so. The Company has numerous competitors and the industry is highly fragmented. Many of such competitors are larger and have substantially greater resources, financial and otherwise, than the Company. In addition, the Systems Business may face competition from other new entrants into its markets and there is no assurance the Company could compete favorably with all or any of its competitors.

      3. Management considered the Company's situation that, in light of the competitive and industry factors described above, it did not have access to the level of resources which, most likely, would be needed to adequately fund the Systems Business for it to successfully compete in its industry and achieve consistently profitable operations. In addition, the Company expects to require additional funding for its USN subsidiary, which has established one Gamma Knife center in Kansas City, Missouri and is scheduled to open a second center on the campus of New York University Medical Center in New York City in mid-1997.

      4. The Board of Directors and the Company's management believed that, in light of the above-described difficulties affecting the Systems Business, the purchase price of $2,100,000 payable in connection with the proposed Sale to HMS presented a favorable opportunity to realize significant value for the assets of the Systems Business.

      5. The Board of Directors considered the long-term strategy and prospects of the Company's USN subsidiary and the ability of the Company to fund USN's operations with the proceeds to be received as a result of the Sale. The Board of Directors believes that USN's prospects are better than that of the Company's Systems Business because the Systems Business lacked sufficient market share to compete effectively, and because the capital required for systems research, development and marketing was not readily available to the Company. As a result of the Sale, the Company would be able to focus its attention and resources exclusively on the business of USN. The Company will not be distributing any of the net proceeds from the Sale to its stockholders, officers or directors; instead, such net proceeds will be used by the Company for general working capital purposes, including, to the extent necessary, to provide funding for USN's ongoing operations.

      In view of the these factors, the Board of Directors concluded that the Sale was in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has approved the Sale and the Purchase Agreement and the transactions contemplated thereby.

Terms of the Sale

      The following is a discussion of the material terms of the Purchase Agreement. This section of the Information Statement does not contain a complete explanation or description of the Purchase Agreement and is qualified in its entirety by reference to the terms of the Purchase Agreement, a conformed copy of which (without the exhibits or schedules thereto) is attached to this Information Statement as Exhibit A and incorporated herein by reference.

      General. The Company has entered into the Purchase Agreement with Buyers providing for the purchase of substantially all of the assets relating to the Systems Business by Buyers. The closing of the Sale (the "Closing") is scheduled to occur on a date (the "Closing Date") after the fulfillment or waiver of various conditions to consummation of the transaction, including the expiration of the stockholder notice period required by the Exchange Act.

      Assets Acquired. As provided in the Purchase Agreement, assets to be purchased by Buyer in the Sale (the "Assets") consist of the following assets and properties of Sellers relating to the Systems Business, other than the Excluded Assets (as defined below): (i) all tangible personal property, inventory, equipment, supplies, tools, computer equipment, work in process, spare parts, furniture and office furnishings, wherever situated, whether or not carried on the books of Sellers, to the extent that such assets are necessary to, or used by Global or Management primarily in connection with, the Systems Business, including items listed on a schedule to the Purchase Agreement; (ii) the intangible personal property listed on a schedule to the Purchase Agreement;
(iii) the patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyright registrations, the applications therefor and the licenses and franchises with respect thereto, together with the goodwill and the business appurtenant thereto; all trade secrets and technology (including technology with respect to which Global is a licensee, in such case only insofar as permitted under the applicable license agreement), processes, inventions, specifications, patterns, royalties, privileges, permits and all other similar intangible personal property, including items listed on a schedule to the Purchase Agreement; (iv) all technical materials and guidelines, and all brochures, sales literature, promotional material and other selling material used in the Systems Business, wherever situated; (v) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which any of the Assets might be identified or enforced, or otherwise pertaining to the Assets or the Systems Business that are located at the offices or other locations used in connection with the Assets or the Systems Business (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions); (vi) the rights of Global or Management (other than rights to refunds arising prior to the Closing Date) under all contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments relating to the Assets or the Systems Business listed on a schedules to the Purchase Agreement; (vii) all rights of Global or Management to the computer software programs and the license or other agreements conferring rights related thereto, in each case listed on a schedule to the Purchase Agreement, and in each case, only insofar as permitted under the applicable license or other agreement;
(viii) all accounts receivable of the Systems Business that have arisen prior to the Closing Date with respect to ongoing liabilities and obligations of Global or Management to provide products or services after the Closing Date (including without limitation accounts receivable with respect to all customer advance payments and maintenance fees) under any contract listed on a schedule to the Purchase Agreement, which accounts receivable are listed on a schedule to the Purchase Agreement; and (ix) all right, title and interest of Global or Management in and to the computer software programs, and the source and object codes for such software programs, listed on a schedule to the Purchase Agreement together with all versions thereof and all modules encompassed thereby and, to the extent used in the Systems Business or otherwise in possession of Sellers as of the Closing Date, all technical materials, guidelines and other written material pertaining thereto.

      Notwithstanding the foregoing, the Assets shall not include any of the following assets of Global and Management (collectively, the "Excluded Assets"):
(i) all cash in banks, cash on hand and short-term investments as of the Closing Date; (ii) except as listed on a schedule to the Purchase Agreement, all accounts receivable of Sellers attributable to the Systems Business through the Closing Date; (iii) all claims or rights against third parties relating to liabilities or obligations that are not assumed by Buyers under the Purchase Agreement; (iv) all claims for the refund of taxes and other governmental charges of whatever nature for all periods prior to the close of business on the Closing Date; (v) all rights and funds in connection with retirement and profit sharing plans; (vi) the minute books, stock records and related corporate records of Global and Management; and (vii) those items listed on a schedule to the Purchase Agreement, including the Company's minority equity interest in Florida Specialty Networks, Ltd., a company that manages medical specialty networks ("FSN").

      Liabilities Assumed. Pursuant to the Purchase Agreement, Buyers shall not assume any responsibility for any of Sellers' liabilities or obligations other than as expressly set forth therein. Buyers shall assume and agree to pay, perform and discharge when due all liabilities and obligations of Global and Management that arise on or after the Closing Date under the terms of any contract, agreement, license, lease, sales order, purchase order or other commitment that is disclosed by Sellers on the schedules to the Purchase Agreement. Buyers shall also assume the obligations of Sellers in respect of vacation accrued prior to the Closing Date for employees of Sellers which accept offers


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

of employment by HMS, provided such accrued vacation is utilized within 12 months of the Closing Date.

      Purchase Price and Closing Adjustments. In consideration of the sale of the Assets on the Closing Date, Buyers shall pay to the Company an amount equal to $2,100,000 (the "Purchase Price"). On the Closing Date, Buyers shall receive a credit for (i) the aggregate of all payments received prior to the Closing Date with respect to ongoing liabilities and obligations of Sellers to provide products or services relating to the Systems Business after the Closing Date; and (ii) the aggregate of all accrued expenses of the Systems Business that relate to any period prior to midnight on the day prior to the Closing Date in respect of which Sellers have not made payment or for which Sellers will not remain responsible following the Closing Date. Correspondingly, on the Closing Date, Sellers shall receive a credit for (i) the aggregate of all expenses of the Systems Business that relate to any period after the Closing Date and for which Buyers will receive the benefit in respect of which Sellers have made payment or for which Sellers will remain responsible after the Closing Date and all security deposits deposited by Sellers in connection with any contract assumed by Buyers; and (ii) amounts represented by the value of products and services that shall have been supplied by Sellers prior to the Closing Date but have not yet given rise to an account receivable of Sellers.

      Representations and Warranties. The Purchase Agreement contains various customary representations and warranties relating to, among other things, each of Sellers' and Buyers' (i) organization and similar corporate matters; (ii) authorization, execution, delivery, performance and enforceability of the Purchase Agreement and related matters; (iii) conflicts under charters or by-laws, required consents or approvals and violation of any material instruments or law; (iv) litigation matters; and (v) compliance with law. In addition, the Purchase Agreement contains representations and warranties of Sellers relating to, among other things: (i) their title to the Assets, free and clear of liens and encumbrances; (ii) the absence of certain changes or events since the date of most recent financial statements of Global and Management delivered to Buyers; (iii) condition and status of the Assets; and (iv) certain tax matters.

      Conditions to Closing of the Sale. The obligations of each party to the Purchase Agreement are subject to the satisfaction of certain conditions, including (i) the accuracy as of the Closing Date of the representations and warranties of the other parties contained in the Purchase Agreement; (ii) the performance in all material respects of all covenants of the parties contained in the Purchase Agreement which are to be performed on or before the Closing Date; (iii) the delivery of certain opinions by counsel to the parties; (iv) the absence of any legal action or proceeding which would restrain, prohibit, invalidate or otherwise affect the transactions contemplated by the Purchase Agreement or which would have a material adverse effect on the Systems Business; and (v) the delivery of certain certificates and agreements by the parties and their respective officers and directors.


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

      The obligations of Buyers under the Purchase Agreement are further conditioned upon the satisfaction of the following conditions: (i) Sellers shall have obtained all consents and approvals to the assignment of certain material contracts as set forth on a schedule to the Purchase Agreement (the "Material Contracts"); (ii) Alan Gold, the President and Chief Executive Officer of the Company, shall have accepted employment with Buyers; (iii) Global and Management shall have changed their respective names to names not confusingly similar to Global Health Systems, Inc. and GHS Management Services, Inc.; and (iv) the Purchase Agreement shall have been approved by the required affirmative vote of the stockholders of the Company and by the Company in its capacity as the sole stockholder of each of Global and Management, and the requisite notices under federal and state law shall have been delivered.

      The obligations of Sellers under the Purchase Agreement are further conditioned upon the satisfaction of the following conditions: (i) Sellers shall have been released from any agreement and contracts assigned to Buyers under the Purchase Agreement; and (ii) the Purchase Agreement shall have been approved by the required affirmative vote of the stockholders of the Company and the requisite notices under federal and state law shall have been delivered.

      The parties may waive compliance with any of the conditions to their respective obligations to consummate the Sale. Also, no state or federal regulatory approval is required in connection with the Sale.

      Indemnification Provisions in the Purchase Agreement. The Purchase Agreement also contains certain indemnification provisions. Sellers have agreed to indemnify Buyers from all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (collectively, "Damages") arising out of: (i) a breach of any representation, warranty or covenant of Sellers contained in or made pursuant to the Purchase Agreement;
(ii) any liabilities or obligations of, or claims against or imposed on, Sellers (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim) not assumed by Buyers pursuant to the Purchase Agreement; (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of (A) any of the actions, suits or proceedings or threatened actions, suits or proceedings described on a schedule to the Purchase Agreement, or (B) any actions, suit or proceeding commenced after the Closing Date based upon an event occurring or a claim arising prior to the Closing Date; and (iv) any liability in respect of any failure by Sellers to conduct the Systems Business prior to the Closing Date in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force as of the Closing Date. Sellers shall also indemnify Buyers against any and all taxes imposed upon Sellers for all periods prior to the close of business on the day prior to the Closing Date and any taxes imposed upon Sellers arising out of the consummation of the transactions contemplated by the Purchase Agreement.

      Buyers have agreed to indemnify Sellers from all Damages arising out of:
(i) a breach of any representation, warranty or covenant of Buyers contained in or made


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

pursuant to the Purchase Agreement; (ii) the failure of Buyers to pay, perform and discharge when due the liabilities and obligations assumed by Buyers pursuant to the Purchase Agreement; (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding based on an event occurring or claim arising on and after the Closing Date; and (iv) any liability in respect of any failure by Buyers to conduct the Systems Business on and after the Closing Date in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items from time to time in force. Buyers shall also indemnify Sellers against any and all taxes imposed upon Buyers for all periods after the close of business on the day prior to the Closing Date and any taxes imposed upon Buyers arising out of the consummation of the transactions contemplated by the Purchase Agreement.

      The indemnities set forth in the Purchase Agreement and all representations, warranties and covenants in the Purchase Agreement shall survive for a period of one year following the Closing Date, unless such indemnities, representations, warranties and covenants of the parties pertain to tax claims, in which event they shall survive until expiration of the applicable statute of limitations. Sellers shall be entitled to a credit or offset against any liability to indemnify Buyers of an amount equal to $20,000 (the "Threshold"), provided that at such time as Sellers' liability for Damages exceeds the Threshold, Buyers shall be entitled to recover from Sellers any and all amounts for which a claim for indemnity has been made, without regard to the Threshold. In no event, however, shall Sellers' be liable for Damages to Buyers exceed 15% of the Purchase Price, except for cases of intentional fraud.

      Termination of the Purchase Agreement. The Purchase Agreement may be terminated at any time prior to the Closing Date: (i) by Buyers, if the conditions to the obligations of Buyers shall not have been complied with on or before 120 days following March 10, 1997, the date of execution of the Purchase Agreement (the "Execution Date") (except 180 days following the Execution Date with respect the condition requiring Sellers to obtain the assignment of the Material Contracts); (ii) by Sellers, if the conditions to the obligations of Sellers shall not have been complied with on or before 120 days following the Execution Date (except 180 days following the Execution Date with respect the condition requiring the affirmative vote of the stockholders of the Company to have obtained and the requisite notices to stockholders under federal and state law to have been delivered); (iii) by Buyers or Sellers in the event the Closing Date has not occurred on or prior to the close of business 180 days following the Execution Date; (iv) by either Buyers or Sellers if any court or governmental body takes any action preventing the consummation of the transactions contemplated by the Purchase Agreement or making any such transactions illegal; or (v) by either Buyers or Sellers if any court or governmental body takes any action which would prohibit Sellers' ownership or operation of all or a material portion of the Assets or Systems Business or compel Buyers to dispose of all or a material portion of the Assets or the Systems Business or render the parties unable to consummate the transactions contemplated by the Purchase Agreement.


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

      Non-Compete Agreement. Pursuant to the Purchase Agreement, Sellers and Mr. Alan Gold, the President and Chief Executive Officer and a director of the Company, will be required, as a condition to the closing of the Sale, to enter into a Non-Compete Agreement (the "Non-Compete Agreement") with Buyers. Pursuant to the Non-Compete Agreement, Sellers will agree that, for a period or three years following the Closing Date (the "Sellers' Restricted Period"), they shall not, directly or indirectly, engage in a business, or own any interest in any business, that provides to entities or persons located in the United States computerized medical record-based transaction processing systems and services for ambulatory health care providers and managed care organizations in the public and private sector, provided that the Company shall be permitted to retain its minority interest in FSN. In addition, pursuant to the Non-Compete Agreement, Mr. Gold will also agree not to compete in such manner until the later of the third anniversary of the Closing Date or the first anniversary of the termination of Mr. Gold's employment by HMS (the "Gold Restricted Period" and together with the Sellers' Restricted Period, the "Restricted Periods"). See also "Interest of Certain Persons" below.

      Pursuant to the Non-Compete Agreement, Sellers and Mr. Gold will also agree, for the duration of their respective Restricted Periods, that they will not (i) solicit for employment any employees of Sellers which become employees of Buyers following the Closing Date or other employees employed by Buyers in connection with the Systems Business or (ii) hire employees employed by Buyers in connection with the Systems Business prior to the expiration of six months after the date on which such person shall have ceased to be employed by Buyers; provided that Mr. Gold shall be permitted to continue to act as an executive officer and director of the Company. Sellers and Mr. Gold will also agree pursuant to the Non-Compete Agreement to maintain the confidentiality of confidential or proprietary information relating to the Systems Business.

      Accounting Treatment. For accounting purposes, the Sale pursuant to the Purchase Agreement is treated as a sale.

      No Appraisal Rights. Delaware law does not provide for a right of appraisal or other dissenters' rights in connection with a sale of substantially all corporate assets such as that contemplated by the Sale. Delaware General Corporation Law Section 262 provides for appraisal rights only in connection with a merger or consolidation. The corresponding provision (Section 271) governing sales of substantially all corporate assets does not provide for appraisal rights.

      Federal Income Tax Consequences of the Proposal. THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CIRCUMSTANCES.

      In the opinion of management, consummation of the Sale by the Company as contemplated by the Purchase Agreement will not have any federal income tax consequences for holders of the Company's Common Stock. The Sale is anticipated to result in a net gain to the Company of approximately $1,650,000, substantially all of which will be offset by the Company's net operating losses of approximately $2,700,000.

Interest of Certain Persons

      Pursuant to the Purchase Agreement, Buyers shall offer to continue the employment of each of the Company's employees, or consultancy of all consultants, who are engaged in the Systems Business on terms that are initially no less favorable than the terms of their employment or consultancy by Sellers. The employees and consultants who accept Buyers' offer of employment or consultancy (the "Retained Employees") will be afforded the opportunity to participate in benefits and equity acquisition programs that currently are available to employees of HMS and on similar terms of participation. It is a condition to Buyers' obligation to close the Sale under the Purchase Agreement that Mr. Alan Gold, the President and Chief Executive Officer and a director of the Company, shall have also accepted employment by Buyers. Pursuant to an employment offer letter provided by HMS to Mr. Gold (the "Offer Letter"), HMS has offered to employ Mr. Gold as president of a subsidiary or division of HMS which will continue to operate the Systems Business following the Closing. HMS has agreed to permit Mr. Gold to continue to act as an executive officer and director of the Company and its subsidiaries, provided that such activities will not interfere with the performance of his duties for HMS. It is therefore, expected that Mr. Gold shall remain the President and Chief Executive Officer of the Company subsequent to the Sale.

      Pursuant to the Offer Letter, upon consummation of the Closing, HMS has agreed to provide Mr. Gold with an initial annual salary of $175,000, to pay Mr. Gold $21,876 for 260 hours of accrued vacation hours and to grant to Mr. Gold ten-year options to purchase 13,000 shares of HMS common stock, which options will vest evenly over a four-year period and will be exercisable at the fair market value of the HMS common stock on the date of grant. In the event Mr. Gold's employment is terminated prior to two years following the Closing, the Offer Letter provides that Mr. Gold will be entitled to severance payments equal to six months salary payable in regular installments, provided that if Mr. Gold voluntarily terminates his employment or is terminated by HMS "for cause" he shall not be entitled to any severance payments. The Offer Letter defines termination "for cause" as a termination due to a conviction of a felony or a crime of moral turpitude or a showing by clear and convincing evidence that the employee has acted dishonestly to the material detriment of HMS or in gross dereliction of his duties.

      Pursuant to the terms of the Offer Letter, Mr. Gold will be required to enter into a non-competition and non-solicitation agreement (the "HMS Non-Competition Agreement") with HMS relating to his employment with HMS. Mr. Gold is also required to enter into the Non-Compete Agreement required pursuant to the Purchase Agreement. See "Terms of the Sale -- Non-Compete Agreement" above. Pursuant to the HMS Non-Competition Agreement, Mr. Gold will agree for the Gold Restricted Period not to directly or indirectly engage in any business or enterprise within 50 miles of any client serviced by HMS which is competitive with the business conducted by HMS. Additionally, during the Gold Restricted Period, Mr. Gold will be prohibited from soliciting for employment, either on his own behalf or on behalf of another person or entity, any person who is then employed by HMS.

                             SELECTED FINANCIAL DATA

      The following financial data is derived from the consolidated financial statements of the Company for the periods indicated. The Company's consolidated financial statements for the fiscal years ending December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996, attached hereto as Exhibit B. The selected balance sheet data at March 31, 1997 and the selected income statement data for the three-month periods ended March 31, 1997 and March 31, 1996 have been derived from the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, attached hereto as Exhibit C. The information set forth in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, attached hereto as Exhibits B and C, respectively.

                                          Fiscal Year Ended December 31,           Quarter Ended March 31
                      --------------------------------------------------------------------------------------
                          1996         1995        1994       1993        1992         1997        1996
                          ----         ----        ----       ----        ----         ----        ----

Consolidated Income
Statement Data:

Revenues                $4,232,000  $4,445,000  $2,335,000  $2,493,000  $2,062,000  $1,208,000  $1,278,000

Net Income (loss)          168,000    (176,000)   (666,000)     53,000      60,000      35,000      85,000

Net Income (loss)              .02        (.03)       (.10)        .01         .01         .01         .01
per share

Weighted Average
Common Shares
Outstanding              6,947,828   6,947,828   6,935,016   5,817,677   5,185,328   6,947,828   6,947,828


                                                                 At December 31,                At March 31,
                                ----------------------------------------------------------------------------
                                      1996        1995         1994        1993       1992         1997
                                      ----        ----         ----        ----       ----         ----

Consolidated Balance Sheet Data:
Working Capital                   $ (824,000)  $  579,000  $  883,000  $1,861,000  $1,105,000  $   (78,000)

Total Assets                       8,635,000    7,339,000   5,885,000   6,991,000   2,012,000    8,720,000

Long term debt                     3,944,000    2,838,000   2,236,000   2,694,000          --    4,495,000

Common Stock issued
with put option                      500,000      500,000     500,000     500,000          --      500,000

Total Stockholders equity          2,097,000    1,929,000   2,105,000   2,748,000   1,456,000    2,132,000

Book Value per common share             0.30         0.28        0.30        0.47        0.28         0.31

Cash Dividends per common share           --           --          --          --          --           --

                         PRO FORMA FINANCIAL INFORMATION

      The unaudited pro forma consolidated balance sheet as of March 31, 1997 gives effect to the sale to Buyers of substantially all the assets in the Company's Systems Business pursuant to the Purchase Agreement. See "Summary of Sale." The pro forma consolidated balance sheet assumes that the transaction for which pro forma effects are shown was completed on March 31, 1997. The pro forma income statements for the quarterly period ended March 31, 1997 and the fiscal years ended December 31, 1996, 1995 and 1994 have been presented as if the Sale took place on January 1, 1997, 1996, 1995 and 1994, respectively. The pro forma information is not necessarily indicative of the results which would have occurred if the Sale had taken place on these dates nor of our results which may occur in the future. Accordingly, the pro forma information should be read in conjunction with the Company's historical financial statements and related notes included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, which are attached to this Information Statement as Exhibits B and C, respectively.

    PRO FORMA CONSOLIDATED BALANCE SHEET FOR THE QUARTER ENDED MARCH 31, 1997

                                     Historical   Pro Forma Adjustments    Pro Forma
                                     ----------   ---------------------    -----------
Current Assets                       $1,515,000    $1,900,000(1)           $ 3,415,000

Fixed Assets                          5,909,000       (78,000)(2)            5,831,000

Total Other Assets                    1,296,000      (150,000)(3)            1,146,000

Total Assets                          8,720,000     1,672,000(4)            10,392,000

Current Liabilities                   1,593,000            --                1,593,000

Long Term Debt                        4,495,000            --                4,495,000

Common Stock issued with put option     500,000            --                  500,000

Stockholder's Equity                  2,132,000     1,672,000(5)             3,804,000

Book Value Per Common Share                0.31          0.24(6)                  0.55


  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE QUARTER ENDED 3/31/97

                                              Historical    Pro Forma Adjustments   Pro Forma
                                              ----------    ---------------------   -----------
Revenue                                        $1,208,000          $(820,000)(7)    $   388,000

Expenses                                        1,085,000           (860,000)(8)        225,000

Income from operations                            123,000             40,000(9)         163,000

Net interest expense                              (88,000)                --            (88,000)

Net Income                                         35,000             40,000(10)         75,000

Net income per common share                         0.005              0.005(11)           0.01

Number of shares of common stock outstanding    6,947,828                 --          6,947,828

   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED 12/31/96

                                                Historical   Pro Forma Adjustments   Pro Forma
                                                ----------   ---------------------   -----------
Revenue                                        $4,232,000          $(2,780,000)(7)    $1,452,000

Expenses                                        4,361,000           (3,400,000)(8)       961,000

Income (loss) from operations                    (129,000)             620,000(9)        491,000

Net interest income (expense)                    (307,000)                  --          (307,000)

Net Income                                        168,000              132,000(10)       300,000

Net income per common share                          0.02                 0.02(11)          0.04

Number of shares of common stock outstanding    6,947,828                   --         6,947,828

   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED 12/31/95

                                                Historical   Pro Forma Adjustments   Pro Forma
                                                ----------   ---------------------   -----------
Revenue                                        $4,445,000          $(3,162,000)(7)    $1,283,000

Expenses                                        4,140,000           (3,297,000)(8)       843,000

Income (loss) from operations                     305,000              135,000(9)        440,000

Net interest income (expense)                    (503,000)                  --          (503,000)

Net Income (loss)                                (176,000)             135,000(10)       (41,000)

Net income (loss) per common share                  (0.03)               0.025(11)        (0.005)

Number of shares of common stock outstanding    6,947,828                   --         6,947,828

   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED 12/31/94

                                                Historical   Pro Forma Adjustments   Pro Forma
                                                ----------   ---------------------   -----------
Revenue                                        $2,335,000         $(1,954,000)(7)     $  381,000

Expenses                                        2,801,000          (2,281,000)(8)        520,000

Income (loss) from operations                    (466,000)            327,000(9)        (139,000)

Net interest income (expense)                    (285,000)                 --           (285,000)

Net Income (loss)                                (666,000)            327,000(10)       (339,000)

Net income (loss) per common share                  (0.10)               0.05(11)          (0.05)

Number of shares of common stock outstanding    6,935,016                  --          6,935,016

The Pro Forma Adjustments to the Unaudited Pro Forma Balance Sheet as of March 31, 1997 and the Unaudited Pro Forma Statement of Operations for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994 are as follows:

(1) Represents the addition of the proceeds from the Sale less transaction expenses and estimated taxes.

(2)   Represents the elimination of book value of the Assets sold in the Sale.

(3) Represents the elimination of capitalized software related to the Systems Business.

(4) Represents the proceeds from the Sale, less the book value of the Assets sold in the Sale.

(5)   Represents the gain on the Sale.

(6) Represents the stockholders' equity divided by the total number of shares of common stock outstanding at March 31, 1997 and December 31, 1996, 1995 and 1994, as the case may be.

(7)   Represents the elimination of all revenues related to the Systems
      Business.

(8)   Represents the elimination of all expenses related to the Systems
      Business.

(9) Represents the elimination of loss from operations related to the Systems Business.

(10) Represents the elimination of net loss related to the Systems Business and adjustment for the change in income taxes as a result of the Sale.

(11) Represents the elimination of net loss per common share related to the Systems Business.

Voting Securities and Principal Holders Thereof

      The following table sets forth, as of March 1, 1997, certain information concerning beneficial ownership of the Company's Common Stock by (i) each person known to the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) all executive officers and directors of the Company naming them, and (iii) all executive officers and directors of the Company as a group, without naming them.

Name and Address of                     Number of Shares
Beneficial Owner                  Beneficially Owned (1)       Percent of Class
----------------                  ----------------------       ----------------
Alan Gold (2)                                  535,420                   7.6%
President, Chief Executive
 Officer and Director
1350 Piccard Drive
Rockville, MD 20850

William F. Leimkuhler                               --                     --
Director
711 Fifth Avenue
New York, NY 10022

Jerry M. Brown, Ph.D.                           28,500                   0.4%
Director
1205 Stratford Drive
Anderson, SC 29621

Stanley S. Shuman (3)                        1,071,250                  15.4%
711 Fifth Avenue
New York, NY 10022

Allen & Company Incorporated (4)             2,022,000                  28.6%
711 Fifth Avenue
New York, NY 10022

Research Medical Center                        500,000                   7.2%
2316 East Meyer Blvd.
Kansas City, MO 64132

Charles Elsner                                 400,000                   5.8%
c/o The Forschner Group Inc.
151 Long Hill Crossroads
Shelton, CT 86484

All Directors and Officers as a                563,920                   8.0%
group (three persons) (2)

----------
(1) Unless otherwise indicated, all shares are beneficially owned and sole voting and investment power is held by the person named above.

(2) Includes 420,500 shares held jointly by Mr. Gold and his wife, Ms. Susan Greenwald, as joint tenants with right of survivorship and 100,000 exercisable stock options.

(3) Includes 210,250 shares held in certain trusts for the benefit of Mr. Shuman's children, of which shares Mr. Shuman disclaims beneficial interest. Also includes warrants to purchase 20,000 shares of Common Stock beneficially owned by Mr. Shuman.

(4) In addition to those shares beneficially owned by Allen & Company, certain officers of Allen & Company and their families, including Mr. Shuman, own 1,721,750 shares. Also includes warrants to purchase 120,000 shares of Common Stock.

Financial Statements

      A copy of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 are included as Exhibits B and C, respectively, to this Information Statement, are hereby incorporated herein by this reference and contain the Company's financial statements for the three fiscal years ended December 31, 1996 and the three-month periods ended March 31, 1997 and March 31, 1996.

Incorporation by Reference

      The following additional documents are hereby incorporated by reference in their entirety: The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 and all other reports filed with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1996.

Signature

      The above information statement is sent by order of the Board of Directors of the Company.


/S/ ALAN GOLD
--------------------------------------
Alan Gold
President and Chief Executive Officer


Dated:  May 28, 1997

================================================================================

                                                                 EXHIBIT A
                                                                     TO
                                                            INFORMATION STATMENT


                            ASSET PURCHASE AGREEMENT


                                  by and among


                                   GHS, INC.,

                        GLOBAL HEALTH SYSTEMS, INC., and

                          GHS MANAGEMENT SERVICES, INC.


                                       and


                      HEALTH MANAGEMENT SYSTEMS, INC., and

                         GLOBAL HEALTH ACQUISITION CORP.



                           Dated as of March 10, 1997


================================================================================

                                TABLE OF CONTENTS
                                                                            Page

I.   TRANSFERS..............................................................   1
     SECTION 1.01           Transfer of Assets..............................   1
     SECTION 1.02           Instruments of Conveyance and Transfer..........   5
     SECTION 1.03           Nonassignable Contracts.........................   5
     SECTION 1.04           Ancillary Agreements............................   6

II.  CLOSING, PURCHASE PRICE, LIABILITIES, ETC..............................   6
     SECTION 2.01           Closing.........................................   6
     SECTION 2.02           Payment to Sellers on the Closing Date..........   6
     SECTION 2.03           Assumption of Liabilities.......................   6
     SECTION 2.04           Non-Assumption of Certain Liabilities...........   7
     SECTION 2.05           Sellers' Net Funding Requirement................   8
     SECTION 2.06           Change of Names.................................  10

III. REPRESENTATIONS AND WARRANTIES.........................................  10
     SECTION 3.01           Representations and Warranties
                            of Sellers......................................  24
     SECTION 3.02           Representations and Warranties
                            of Buyers.......................................  24

IV.  COVENANTS..............................................................  26
     SECTION 4.01           Covenants of Sellers............................  26
     SECTION 4.02           Confidentiality.................................  28
     SECTION 4.03           Allocation of Purchase Price....................  28
     SECTION 4.04           Preparation of Certain Financial
                            Information.....................................  29
     SECTION 4.05           Certain Tax Matters.............................  30
     SECTION 4.06           Insurance.......................................  30
     SECTION 4.07           Retention of Employees; Benefits................  30
     SECTION 4.08           Further Assurances..............................  31
     SECTION 4.09           No Solicitation; Acquisition
                            Proposals.......................................  32

V.   GHS STOCKHOLDERS' CONSENT; INFORMATION STATEMENT.......................  33
     SECTION 5.01           GHS Stockholders' Meeting.......................  33
     SECTION 5.02           Preparation and Filing of Information
                            Statement.......................................  33
     SECTION 5.03           Recommendations of GHS Board of
                            Directors.......................................  33
     SECTION 5.04           Irrevocable Proxy...............................  33

                                                                            Page

VI.  CONDITIONS PRECEDENT...................................................  34
     SECTION 6.01           Conditions Precedent to the
                            Obligations of Buyers...........................  34
     SECTION 6.02           Conditions Precedent to the
                            Obligations of Sellers..........................  37

VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...........................  39
     SECTION 7.01           Survival of Representations.....................  39
     SECTION 7.02           Tax Indemnity...................................  39
     SECTION 7.03           General Indemnity...............................  40
     SECTION 7.04           Conditions of Indemnification...................  41
     SECTION 7.05           Direct Claims...................................  42
     SECTION 7.06           Certain Information.............................  42
     SECTION 7.07           Limitations on Liability of Sellers.............  43

VIII.TERMINATION............................................................  43
     SECTION 8.01           Termination.....................................  43
     SECTION 8.02           Effect of Termination...........................  44

IX.  MISCELLANEOUS..........................................................  45
     SECTION 9.01           Bulk Transfer Laws..............................  45
     SECTION 9.02           Expenses, Etc...................................  45
     SECTION 9.03           Risk of Loss....................................  45
     SECTION 9.04           Execution in Counterparts.......................  46
     SECTION 9.05           Notices.........................................  46
     SECTION 9.06           Waivers.........................................  47
     SECTION 9.07           Amendments, Supplements, Etc....................  47
     SECTION 9.08           Entire Agreement................................  48
     SECTION 9.09           Applicable Law; Jurisdiction....................  48
     SECTION 9.10           Binding Effect; Benefits........................  48
     SECTION 9.11           Assignability...................................  49
     SECTION 9.12           Update to Schedules.............................  49

                                INDEX TO EXHIBITS

Exhibit    Description

   A       Form of Bill of Sale, Assignment and Assumption Agreement

   B       Form of Non-Compete Agreement

   C       Form of Proxy with respect to GHS

   D       Form of Proxy with respect to Global and Management

                               INDEX TO SCHEDULES

Schedule                   Description

1.01(a)(i)                 Tangible Personal Property
1.01(a)(ii)                Intangible Personal Property
1.01(a)(viii)              Accounts Receivable Relating to Unearned
                           Revenues
1.01(c)(vii)               Other Excluded Assets
1.03                       Consents To Assignment Not Required to be
                           Sought
2.03                       Accrued Vacation
2.05(a)                    Sellers' Net Funding Requirement
2.05(a)(i)                 Payments Relating to Unearned Revenues
2.05(a)(ii)                Accrued Expenses
2.05(a)(iii)               Prepaid Expenses and Security Deposits
2.05(a)(iv)                Work in Process
3.01(a)                    State Qualifications
3.01(c)                    Effect of Agreements
3.01(d)                    Governmental Approvals
3.01(e)                    Financial Statements
3.01(f)                    Certain Changes or Events
3.01(g)                    Liens and Encumbrances
3.01(h)                    List of Properties, Leases, Proprietary
                           Rights, Contracts and Employment
                           Arrangements
3.01(h)(i)                 Real and Personal Property Leases
3.01(h)(ii)                Patents, Trademarks, Trade Names,
                           Servicemarks and Copyrights
3.01(h)(iii)               Employment Agreements and Benefit
                           Plans
3.01(h)(iv)                Software Marketing Agreements
                           granted by or to Seller
3.01(h)(v)                 Third Party Vendor Contracts and
                           Commitments
3.01(i)                    Litigation
3.01(k)                    Employee Benefit Plans
3.01(m)(i)-1               The Owned Software
3.01(m)(i)-2               The Licensed Software
3.01(p)                    Compliance with Law; Permits
3.01(q)                    Customer Contracts Matters
3.01(r)                    Taxes
4.07(a)                    Certain Retained Employees
6.01(e)                    Required Consents

                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT, dated as of March 10, 1997, by and among GHS, INC. ("GHS"), a Delaware corporation, GLOBAL HEALTH SYSTEMS, INC. ("Global"), a Delaware corporation, GHS MANAGEMENT SERVICES, INC. ("Management"), a Delaware corporation (GHS, Global and Management are sometimes hereinafter referred to collectively as the "Sellers"), HEALTH MANAGEMENT SYSTEMS, INC. ("HMS"), a New York corporation, and GLOBAL HEALTH ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of HMS ("Sub") (HMS and Sub are sometimes hereinafter referred to collectively as "Buyers").

            WHEREAS, GHS, through Global and Management, provides computerized medical record-based transaction processing systems and services for ambulatory healthcare providers and managed care organizations in the public and private sector (the "Business"); and

            WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, substantially all the assets and properties of the Business, excluding certain specified assets, and to assume certain liabilities, all on the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                  I. TRANSFERS

            SECTION 1.01 Transfer of Assets. (a) On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), Sellers shall sell, convey, transfer, assign and deliver to Buyers, and Buyers shall purchase from Sellers, for the aggregate purchase price set forth in
Article II hereof, (x) the assets and properties of Global and Management relating to the Business listed in clauses (i)-(viii) below and those additional assets referred to in Section 1.01(b) hereof, but excluding those assets referred to in Section 1.01(c) below (all said assets and properties so to be sold, conveyed, transferred, assigned and delivered being hereinafter collectively called the "Non-Software Assets") and (y) the assets and properties of Global and Management listed in clause (ix) below (the "Owned Software" and, collectively with the Non-Software Assets, the "Assets"):

                  (i) all tangible personal property, inventory, equipment, supplies, tools, computer equipment, work in process, spare parts, furniture and office furnishings, wherever situated, whether or not carried on the books of Sellers, to the extent that such assets are necessary to, or used by Global or Management primarily in connection with, the Business, including but not limited to all items listed on Schedule 1.01(a)(i) hereto;

                  (ii) the intangible personal property listed on Schedule 1.01(a)(ii) hereto;

                  (iii) the patents, trademarks and trade names, trademark and trade name registrations, service marks and servicemark registrations, copyrights and copyright registrations, the applications therefor and the licenses and franchises with respect thereto, in each case listed on
      Schedule 3.01(h)(ii) hereto, together with the goodwill and the business appurtenant thereto; all trade secrets and technology (including technology with respect to which Global is a licensee, in such case only insofar as permitted under the applicable license agreement), processes, inventions, specifications, patterns, royalties, privileges, permits and all other similar intangible personal property, in each case as listed on
      Schedule 3.01(h)(ii) hereto;

                  (iv) all technical materials and guidelines (other than any such as are included in the Owned Software), and all brochures, sales literature, promotional material and other selling material used in the Business, wherever situated;

                  (v) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which any of the Assets might be identified or enforced, or otherwise pertaining to the Assets or the Business that are located at the offices or other locations used in connection with the Assets or the Business (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions);

                  (vi) the rights of Global or Management (other than rights to refunds arising prior to the Closing Date) under all contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments relating to the Assets or the Business listed on Schedules 3.01(h) (other than commitments of the kind described in Section 3.01(h)(v) hereof) and on Schedule 3.01(q) hereto;

                  (vii) all rights of Global or Management to the computer software programs and the license or other agreements conferring rights related thereto, in each case listed on Schedule 3.01(m)(i)-2 hereto and in each case, only insofar as permitted under the applicable license or other agreement (the "Licensed Software");

                  (viii) all accounts receivable of the Business that have arisen prior to the Closing Date with respect to ongoing liabilities and obligations of Global or Management to provide products or services after the Closing Date (including without limitation accounts receivable with respect to all customer advance payments and maintenance fees) under any contract listed on Schedule 3.01(q) hereto, which accounts receivable are identified and set forth on Schedule 1.01(a)(viii) hereto;

                  (ix) all right, title and interest of Global or Management in and to the computer software programs, and the source and object codes for such software programs, listed on Schedule 3.01(m)(i)-1 hereto together with all versions thereof and all modules encompassed thereby and, to the extent used in the Business or otherwise in possession of Sellers as of the Closing Date, all technical materials, guidelines and other written material pertaining thereto; and

            (b) In the event that Buyers shall reasonably establish to the Sellers' reasonable satisfaction and notify Sellers at any time or from time to time during the three-month period following the Closing Date that any of the Schedules describing the Assets as provided in Section 1.01(a) hereof failed to include assets or properties of Global or Management used by Global or Management exclusively or primarily in the Business (other than any such assets or properties specifically excluded under Section 1.01(c) hereof or made available to Buyers pursuant to any of the Ancillary Agreements, as such term is defined in Section 1.04 hereof) then:

                  (i) with respect to any such assets or properties used exclusively in the Business, Sellers shall promptly convey, transfer, assign and deliver to Buyers or other such person as may be designated by Buyers, and Buyers or such designee shall acquire from Sellers, without additional consideration, all such assets and properties, which shall be deemed for all purposes to be included in the definition of Assets hereunder as provided in Section 1.01(a) hereof.

                  (ii) with respect to any such assets or properties used primarily, but not exclusively, in the Business, Sellers shall grant to Buyers an irrevocable, royalty-free license or otherwise convey to Buyers the unlimited right to use any such asset or property, without additional consideration.

            (c) Anything herein contained to the contrary notwithstanding, the following assets and properties of Global and Management are specifically excluded from the Assets and shall be retained by Global and Management:

                  (i) all cash in banks, cash on hand and short-term investments as of the Closing Date;

                  (ii) except as set forth on Schedule 1.01(a)(viii) hereto, all accounts receivable of Seller attributable to the Business through the Closing Date;

                  (iii) all claims or rights against third parties relating to liabilities or obligations (including, without limitation, any such liabilities or obligations referred to in clause (ii) of Section 2.04) that are not assumed by Buyer hereunder;

                  (iv) all claims for the refund of Taxes (as hereinafter defined) and other governmental charges of whatever nature for all periods prior to the close of business on the day prior to the Closing Date;

                  (v) all rights and funds in connection with retirement and profit sharing plans;

                  (vi) the minute books, stock records and related corporate records of Global and Management; and

                  (vii) those items listed on Schedule 1.01(c)(vii) hereto.

            (d) Each of the Buyers, on the one hand, and Sellers, on the other hand, agrees to cooperate with the other parties hereto to establish reasonable procedures to identify and remit payments received but not owned by them from third parties, being amounts attributable to Global's and Management's conduct of the Business prior to the Closing Date or Buyers' conduct of the Business after the Closing Date, as the case may be, which amounts shall, for the purposes of this Section 1.01(d), include payments under the Subcontracted Contracts (as defined in Section 1.03 hereof). Such payments shall be made promptly, but in no event later than 15 days after receipt thereof by Buyers or Sellers, as the case may be. The parties agree to reasonably cooperate with the other parties hereto and use their reasonable efforts, at the request and expense of the other parties, and to assist each other, under the direction of the party entitled to such payments, in the collection of amounts due to such parties.

            SECTION 1.02 Instruments of Conveyance and Transfer. On the Closing Date, Sellers shall execute and deliver to Buyers (i) a bill of sale in the form included in the form of the Bill of Sale, Assignment and Assumption Agreement annexed hereto as Exhibit A (the "Bill of Sale") and (ii) such other documents of transfer that Buyers may reasonably request, transferring to Buyers the properties and assets to be acquired by Buyers under the terms of this Agreement.

            SECTION 1.03 Nonassignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment that is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, subject, however, to the covenant of Sellers in Section 4.01(d) hereof, or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by Sellers would not pass to Buyers as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above, and all claims and demands on such contracts may be realized, Sellers shall use all reasonable efforts to obtain consent for the assignment thereof, other than any such consent with respect to contracts and claims listed on Schedule 1.03 hereto. With respect to those contracts and claims of which Sellers shall have failed to obtain consent for the assignment thereof pursuant to their obligations under Section 4.01(d) hereto and this Section 1.03 listed on Schedule 1.03 hereto, Sellers shall, at the request and expense and under the direction of Buyers, in the name of Sellers or otherwise as Buyers shall specify and as shall be permitted by law, take all action and do or cause to be done all things as shall in the opinion of Buyers be reasonably necessary or proper (x) in order that the rights and obligations of Sellers under such contracts shall be preserved and (y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to Sellers in and under every such contract and claim and in respect of every such claim and demand, and Sellers shall hold the same for the benefit of and shall pay the same over promptly to Buyers, subject to due payment, performance and discharge by Buyers on behalf of Sellers of all liabilities and obligations of Sellers with respect to any such contracts and claims that have not been assigned hereunder but as to which Sellers shall have obtained the full value thereof for the benefit of Buyers as required hereunder (the "Subcontracted Contracts").

            SECTION 1.04 Ancillary Agreements. In connection with the purchase and sale of the Assets by Buyers and Buyers' operation of the Business from and after the Closing Date, Sellers hereby covenant and agree to enter into on the Closing Date the Non-Compete Agreement in the form annexed hereto as Exhibit B (the "Non-Compete Agreement" and, collectively with the Bill of Sale, the "Ancillary Agreements").

                 II. CLOSING, PURCHASE PRICE, LIABILITIES, ETC.

            SECTION 2.01 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036, on such date as the parties may mutually agree in writing, after satisfaction of all of the conditions set forth in Sections 6.01 and 6.02 hereof, and for all purposes shall be deemed effective as of the close of business on the day prior to such date (such date and time of closing being herein called the "Closing Date"). The parties shall use their best efforts to cause the Closing Date to occur within 45 days after the date of this Agreement.

            SECTION 2.02 Payment to Sellers on the Closing Date. On the Closing Date, in full consideration for the sale, conveyance, transfer, assignment and delivery to Buyers of the Assets and the execution and delivery of the Ancillary Agreements, subject to the assumption of liabilities provided for herein, Buyers shall pay to Sellers an amount (the "Purchase Price") equal to $2,100,000 by bank check payable to GHS.

            SECTION 2.03 Assumption of Liabilities. On the Closing Date, Buyers shall execute and deliver to Sellers an Assumption Agreement, in the form included in the Bill of Sale, pursuant to which Buyers shall assume and agree to pay, perform and discharge when due all liabilities and obligations of Global and Management that arise on and after the Closing Date under the terms of any contract, agreement, license, lease, sales order, purchase order or other commitment that is disclosed on Schedules 3.01(h) (other than any commitment of the kind described in Section 3.01(h)(iii) hereof) or 3.01(q) hereto, other than any of the foregoing that shall not be assigned as contemplated by Section 1.03 hereof; provided, however, that if at any time after the Closing Date consent to assignment satisfactory to Buyers and their counsel is obtained with respect to any such commitment that shall not have been assigned as contemplated by said
Section 1.03, Buyers shall thereafter be deemed to have assumed all such liabilities and obligations of Global and Management thereunder. On the Closing Date, Buyers shall also assume and agree to be responsible for all obligations of Sellers in respect of vacation accrued for the Retained Employees prior to the Closing Date as set forth on Schedule 2.03; provided that Buyers may make it a condition to the offers of employment made pursuant to Section 4.07(a) that any such accrued vacation be utilized within twelve months of the Closing Date or expire at such time.

            SECTION 2.04 Non-Assumption of Certain Liabilities. Subject as set forth in Section 2.05, Buyers are not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Sellers of any kind or nature whatsoever, except as expressly provided herein or in the Bill of Sale. Without limiting the generality of the foregoing, it is hereby agreed that Buyers are not assuming any liability and shall not have any obligation for or with respect to: (i) any liabilities or obligations of Sellers that arise under the terms of a contract, agreement, license, lease, sales order, purchase order, or other commitment which shall not be assigned as contemplated by Section 1.01(c) of this Agreement; (ii) any liabilities or obligations of Sellers (x) attributable to the operations of the Business prior to the Closing Date or (y) that would not have arisen but for the consummation of the transactions contemplated by this Agreement, unless, in either case, such liabilities or obligations are expressly assumed by Buyers as provided herein or in the Bill of Sale; (iii) any liabilities or obligations of Sellers under any Plan (as defined in Section 3.01(k)), including any obligation to adopt or to sponsor such Plan except as Buyers may, in their sole discretion, elect to adopt or to sponsor; (iv) any liabilities or obligations of Sellers for any commissions, refunds, rebates, discounts or other such sums, falling due before the Closing Date, in respect of services rendered prior to the Closing Date; (v) any obligation of Sellers arising out of any action, suit or proceeding based upon (A) an event occurring or a claim arising prior to the Closing Date or (B) a claim arising on and after the Closing Date based on an event occurring prior to the Closing Date in the case of claims in respect of products or services sold and delivered or required to be delivered by Sellers or provided by Sellers or the conduct of the Business prior to the Closing Date and attributable to acts performed or omitted by Sellers prior to the Closing Date; (vi) any obligation of Sellers to any employee in respect of personal or sick days accrued prior to the Closing Date;
(vii) any obligation of Sellers to any employee of, or consultant to, the Business who does not become a Retained Employee (as hereinafter defined) or to any other employee of, or consultant to, the Business whose employment or consultancy is terminated by Sellers prior to or effective at the Closing Date or, except as provided in Section 4.07 hereof, to any employee who is on administrative leave as of the Closing Date; and (viii) any and all Taxes incurred by or imposed upon Sellers relating to periods prior to the Closing Date, whether such Taxes are assessed before or after the Closing Date, including without limitation, but subject to the provisions of Section 4.05(a) hereof, any Taxes incurred by or lawfully imposed upon Sellers, other than any Taxes to be paid by Buyers in accordance with this Agreement or any of the Ancillary Agreements.

            SECTION 2.05 Sellers' Net Funding Requirement. (a) Buyers and Sellers agree that Sellers shall pay to Buyers on the Closing Date, in cash, an amount equal to the net amount ("Sellers' Net Funding Requirement") set forth on
Schedule 2.05(a) calculated by subtracting the amounts described in clauses
(iii) and (iv) below from the amount described in clauses (i) and (ii) below; provided, however, that if the Sellers' Net Funding Requirement is less than zero, Buyers shall pay to

Sellers on the Closing Date, in cash, an amount equal to such negative amount:

      (i) Unearned Revenues. The aggregate of all payments received prior to the Closing Date, in each case, with respect to ongoing liabilities and obligations of Sellers to provide products or services after the day prior to the Closing Date (including, without limitation, all customer advance payments, maintenance fees and the estimated value of all warranty obligations to be discharged or performed with respect to work performed or services rendered prior to the Closing Date) under any contract listed on Schedule 3.01(q) hereto, all of which payments and amounts have been identified and set forth by Sellers on Schedule 2.05(a)(i) hereto;

      (ii) Accrued Expenses. The aggregate of all expenses of the Business that relate to any period prior to 12:00 midnight on the day prior to the Closing Date in respect of which Sellers have not made payment or, subject to payment thereof on or before the due date thereof, an account payable has arisen or an accrual made on Sellers' books of account prior to the Closing Date for which Sellers will not remain responsible after the Closing Date, which amounts have been identified and set forth by Sellers on Schedule 2.05(a)(ii) hereto;

      (iii) Prepaid Expenses and Security Deposits. The aggregate of (A) all expenses of the Business that relate to any period after 12:01 a.m. on the Closing Date and for which Buyers will receive the benefit in respect of which Sellers have made payment or, subject to payment thereof on or before the due date thereof, an account payable has arisen or an accrual made on Sellers' books of account prior to the Closing Date for which Sellers will remain responsible after the Closing Date and (B) all security deposits deposited by Sellers in connection with any contract, agreement, license, lease, sales order, purchase order or other commitment that is assumed by Buyers pursuant to the terms of the Agreement, which amounts have been identified and set forth by Sellers on Schedule 2.05(a)(iii) hereto; and

      (iv) Work in Process. Amounts represented by the value, as determined in accordance with the related contract in respect thereof, of products and services that shall have been supplied by the Sellers prior to the Closing Date under any contract listed on Schedule 3.01(q) hereto but have not yet given rise to an account receivable of Sellers, payment for which will be included in invoices of Buyers and not Sellers after the Closing Date, which amounts have been identified and set forth by Sellers on Schedule 2.05(a)(iv) hereto.

            (b) In the event that Buyers or Sellers shall, at any time or from time to time during the three-month period following the Closing Date, notify the other in writing, that any of Schedules 2.05(a)(i) through 2.05(a)(iv) failed to include amounts, which properly should reasonably have been included in such Schedules in accordance with generally accepted accounting principles, based on the information available to Sellers, after due inquiry, as of the Closing Date, but not thereafter, then Buyers or Sellers, as the case may be, shall promptly pay to the other such amount.

            (c) To the extent that any amounts described in Section 2.05(a)(i) and (ii) hereof has been fully provided for and included in the amount to be paid in respect of Sellers' Net Funding Requirement, Buyers shall be deemed upon such payment to have assumed the related liability and obligation, notwithstanding anything to the contrary contained in Section 2.04 hereof. Conversely, to the extent that any amount described in Section 2.05(a)(iii) and
(iv) hereof has been fully provided for and deducted from the amount to be paid in respect of Sellers' Net Funding Requirement, Buyers shall be deemed upon such payment to have acquired the related asset (which shall be deemed for all purposes to be included in the definition of Assets hereunder), notwithstanding anything to the contrary contained in Section 1.01(c) hereof.

            SECTION 2.06 Change of Names. At the Closing, Sellers shall cause the corporate names of Global and Management to be changed to names which are not confusingly similar to the names of Global and Management, and shall assign all their rights to Global's and Management's names to Buyers. Sellers shall furnish to Buyers at the Closing all documents reasonably necessary to enable Buyers to utilize and/or register such names following the Closing, including any consents required by the states of California, Delaware, Maryland, New York and all other jurisdictions where Global and Management are qualified to do business as foreign corporations. In addition, Sellers will use their best efforts to obtain the consent of any other person whose consent to Buyers' use of such names is required, provided, that Sellers shall not be required to pay any money to obtain such consent. Sellers agree that they will not, subsequent to the Closing, cause Global and Management to amend their Certificates of Incorporation to any corporate name which is confusingly similar to Global Health Systems, Inc. or GHS Management Services, Inc., respectively.

                       III. REPRESENTATIONS AND WARRANTIES

            SECTION 3.01 Representations and Warranties of Sellers. Sellers represent and warrant to Buyers as follows:

            (a) Organization, Corporate Power, Etc. Each of GHS, Global and Management is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified with respect to the operations of the Business, except where the failure to be so qualified would not have a material adverse effect on the properties, results of operations, financial condition or prospects of the Business (a "Material Adverse Effect"). Sellers have all requisite corporate power and authority to own, operate and lease the Assets, to carry on the Business as it is now being conducted, to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. Schedule 3.01(a) hereto sets forth a complete list of the jurisdictions in which Global and Management are qualified to do business with respect to the operations of the Business.

            (b) Authorization of Agreements. The execution and delivery by Sellers of this Agreement and the Ancillary Agreements, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action, subject to approval of this Agreement by the stockholders of GHS. This Agreement has been duly and validly executed by Sellers and, subject to such approval by the stockholders of GHS, constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms and the Ancillary Agreements, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of Sellers, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. All of the issued and outstanding capital stock of Global and Management is owned by GHS. Except for the requisite affirmative vote of GHS under the laws of the State of Delaware, the authorization of no other person or entity is required to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in Global or Management.

            (c) Effect of Agreements. Except as set forth on Schedule 3.01(c) hereto, the execution and delivery by Sellers of this Agreement and the Ancillary Agreements, and the performance by Sellers of their obligations hereunder and thereunder, will not violate any provision of law, any order of any court or other agency of government, the Certificates of Incorporation or By-laws of Sellers, or any judgment, award or decree or any indenture, agreement, permit or other instrument to which Sellers are parties, or by which Sellers or any of the Assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, permit or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Assets.

            (d) Governmental Approvals. Except as set forth on Schedule 3.01(d) hereto, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority (i) is required for the execution and delivery by Sellers of this Agreement or any of the Ancillary Agreements or the consummation by Sellers of the transactions contemplated hereby or thereby or (ii) is necessary in order that the Business may be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted, other than those that become applicable solely as a result of the specific regulatory status of Buyers or its affiliates.

            (e) Financial Statements. Attached as Schedule 3.01(e) hereto are the unaudited balance sheet of each of Global and Management as at December 31, 1996 (collectively, the "December Balance Sheets") and the related statement of operations of each of Global and Management for the nine months ended December 31, 1996 (collectively with the December Balance Sheets, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (including, without limitation, Global's and Management's policies of revenue recognition), consistently applied and consistent with prior periods, except that the Financial Statements will be subject to normal year-end adjustments, which adjustments in the aggregate will not have a Material Adverse Effect. Except as set forth on Schedule 3.01(e) hereto, the Financial Statements fairly present the operating results of the Business during the period indicated therein.

            (f) Absence of Certain Changes or Events. Since December 31, 1996, except as otherwise set forth on Schedule 3.01(f) hereto and except for the transactions contemplated hereby, Sellers have not with respect to the Business:

                  (i) incurred any material obligation or liability of any kind or nature whatsoever, except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby;

                  (ii) discharged or satisfied any material lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent) of any kind or nature whatsoever, other than in the ordinary course of business and consistent with past practice;

                  (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of the Assets (other than mechanic's, materialman's and similar statutory liens arising as a matter of law and purchase money security interests arising in the ordinary course of business between the date of delivery and payment);

                  (iv) transferred, leased or otherwise disposed of any of the Assets except in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties to be used by or in connection with the activities of the Business;

                  (v) canceled or compromised any material debt or claim related to the Business, except in the ordinary course of business and consistent with past practice;

                  (vi) waived or released any rights of material value related to the Business, except in any case in the ordinary course of business and consistent with past practice;

                  (vii) transferred or granted any rights under any concessions, leases, licenses, sublicenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how related to the Business, except in the ordinary course of business and consistent with past practice;

                  (viii) made or granted any wage, salary or benefit increase or paid any bonus applicable to any group or classification of employees generally, entered into or amended the terms of any employment contract (other than employment agreements terminable at will by Sellers without liability) with, or made any loan to, or granted any severance benefits to or entered into or amended the terms of any material transaction of any other nature with any person listed on Schedule 4.07(a) hereto, except in the ordinary course of business and consistent with past practice;

                  (ix) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) that affects in any material respect their ability to conduct the Business or received any claim or claims in respect of the Business in excess of insurable limits, or canceled any insurance coverage, in whole or in part, under any policy the coverage limits of which exceed $25,000;

                  (x) suffered any adverse change in any of their operations or in their financial condition or in their assets, properties or business, which adverse change is material or could reasonably be expected to be material to the Business;

                  (xi) surrendered or had revoked or otherwise terminated any material license, permit or other approval, authorization or consent from any court, administrative agency or other governmental authority relating to the conduct of the Business; or

                  (xii) entered into any agreement or commitment to take any action described in this Section 3.01(f).

            (g) Title to Properties, Absence of Liens and Encumbrances. Except as set forth on Schedule 3.01(g) hereto, Sellers have good and marketable title to all the Non-Software Assets, free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever, subject to restrictions on assignment in any agreements relating to any Non-Software Assets. Except as set forth on Schedule 3.01(g) hereto, all leases of personal property of Sellers to be assigned to Buyers hereunder are, to the knowledge of Sellers, valid and binding in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act attributable to Sellers or, to the knowledge of Sellers, attributable to the other party to such leases, which with notice or lapse of time or both would constitute such a default, nor would consummation of the transactions contemplated hereby result in a default or any such condition, event or act, which, in any such case, would have a Material Adverse Effect. As used in this Agreement, "to the knowledge of Sellers" shall mean the collective knowledge of Alan Gold and Howard Grunfeld (collectively, the "Sellers' Officers"), the President and the Chief Executive Officer and the Controller, respectively, of GHS. "Knowledge" when used in this context shall mean, as to the facts or circumstances represented: (i) actual knowledge of any one of the Sellers' Officers; and (ii) knowledge that any one of the Sellers' Officers should reasonably be expected to possess after due inquiry.

            (h) List of Properties, Contracts and Other Data. Annexed hereto as
Schedule 3.01(h) hereto is a list setting forth with respect to the operations of the Business, as of the dates specified on such Schedule, the following:

                  (i) all leases of real or personal property included in the Assets involving payments in excess of $5,000 per annum to which Sellers are a party, either as lessee or lessor, with a brief description of the parties to each such lease, the property to which each such lease relates and the termination dates thereof;

                  (ii) (A) all patents, trademarks and trade names, trademark and trade name registrations, servicemarks and servicemark registrations, copyrights and copyright registrations which are used in connection with the operations of the Business, all applications pending for patents or for trademark, trade name, servicemark or copyright registrations, and all other proprietary rights (in each case, other than any such rights in the Owned Software) owned or held by Sellers, and reasonably necessary to, or primarily used in connection with, the Business, and (B) all licenses and sublicenses granted by or to Sellers and all other agreements to which Sellers are a party which relate, in whole or in part, to any items of the categories mentioned in (A) above with respect to other proprietary rights reasonably necessary to, or primarily used in connection with, the Business, whether owned by Sellers or any affiliate thereof (in each case, other than any such rights of Sellers in the Licensed Software);

                  (iii) with respect to the persons listed on Schedule 4.07(a) hereto, all employment and consulting agreements, executive compensation plans, collective bargaining agreements, bonus plans, guaranteed bonus arrangements, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to such employees (other than employment agreements terminable at will by Sellers without liability);

                  (iv) all contracts pursuant to which Sellers have (A) been granted rights to market software owned by third parties relating to the Business or (B) granted marketing rights in the Owned Software to third parties; and

                  (v) all contracts and commitments (including proposed (i) contracts and commitments and (ii) amendments to contracts and commitments) relating to the Business, whether oral or written, to which Sellers are or may become parties or to which Sellers or any of their assets or properties are or may become subject and which are not specifically referred to in Schedule 3.01(m)(i) hereto, Schedule 3.01(q) hereto or any of clauses (i) through
      (iv) above, and which is a contract or group of related contracts which involve payments by or to Sellers exceeding $5,000 per annum in amount or cannot be canceled within 365 days after the Closing Date without breach or penalty.

            True and complete copies of all documents and complete descriptions of all oral contracts (if any) referred to in Schedule 3.01(h) hereto have been provided or made available to Buyers and their counsel. Except as disclosed in said Schedule 3.01(h) hereto, Sellers have not received any claim that any contract referred to therein is not valid and enforceable in accordance with its terms (subject, as to enforcement, to the rights of creditors generally) for the periods stated therein, and there does not exist under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, in either case, on the part of Sellers, or to the knowledge of Sellers, on the part of any other party thereto, except where any such default or event of default or event would not have a Material Adverse Effect.

            (i) Litigation. Except as set forth on Schedule 3.01(i) hereto, there are no actions, suits or proceedings involving claims pending, or to the knowledge of Sellers, threatened, against Sellers with respect to the Business or against any officer or employee of the Business (other than any matter that is unrelated to such person's employment, or actions taken in the course of such person's employment, in the Business) or relating to any operations of the Business, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. To the knowledge of Sellers, and except as set forth on
Schedule 3.01(i) hereto, there are no orders, judgments or decrees of any court or governmental agency with respect to which Sellers have been named or is a party that apply, in whole or in part, to the Business or any of the Assets.

            (j) Collective Bargaining Agreements; Labor Controversies; Etc. Sellers are not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to any employees engaged in the operations of the Business. No employees of Sellers are represented by any labor organization. No labor organization or group of employees of Sellers has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal relating to the Business. There is no organizing activity relating to the Business involving Sellers pending or, to the knowledge of Sellers, threatened by any labor organization or group of employees of Sellers. There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other material labor disputes pending or, to the knowledge of Sellers, threatened against or involving Sellers relating to the Business. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Sellers, threatened against or involving Sellers or any group of employees of Sellers relating to the Business. There are no complaints, charges or claims against Sellers pending or, to the knowledge of Sellers, threatened to be brought or filed with any governmental body based on, arising out of, in connection with, or otherwise relating to the employment by Sellers of any individual, including any claim for workers' compensation relating to the Business. Hours worked by and payments made to employees of Sellers engaged in the operations of the Business have not been in violation of the federal Fair Labor Standards Act or any other law dealing with such matters.

            (k) Employee Benefit Plans.

                  (i) Schedule 3.01(k) hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Sellers or to which Sellers contributes or is required to contribute or in which any employee of Sellers engaged in the operations of the Business participates as a result of being employed by Sellers (a "Plan"). Sellers have complied and currently are in compliance, in all material respects, both as to form and operation, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), respectively, with respect to each Plan.

                  (ii) Each of the Plans that is intended to qualify under
      Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code.

                  (iii) Sellers have not maintained, contributed to or been required to contribute to, nor do any of their employees participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from Sellers on account of a "multiemployer plan" (as defined in section 3(37) of ERISA) or on account of any withdrawal therefrom.

                  (iv) Sellers do not maintain for the benefit of any of their employees engaged in the operations of the

      Business a defined benefit plan, as defined in section 3(35) of ERISA.

                  (v) Notwithstanding anything else set forth herein, Sellers have not incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

                  (vi) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former employees of Sellers engaged in the operations of the Business beyond their retirement or other termination of service with Sellers (other than coverage mandated by applicable law or benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                  (vii) Except as set forth on Schedule 3.01(k) hereto, the consummation of the transactions contemplated by this Agreement will not
      (A) entitle any current or former employee or officer of Sellers to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (viii) Sellers have provided to Buyers true and complete copies of each of the Plans together with summary plan descriptions and each determination letter from the Internal Revenue Service with respect to each Plan that is intended to qualify under Section 401(a) of the Code.

            (1) Patents, Trademarks, Etc. The patents, trademarks and trade names, trademark and trade name registrations, service mark registrations and copyrights, the applications therefor and the licenses and sublicenses with respect thereto (collectively, "Business Property Rights") listed on
      Schedule 3.01(h)(ii) hereto, together with Sellers' rights in the Owned Software, constitute all Business Property Rights of Sellers reasonably necessary to, or primarily used in connection with, the conduct of the Business. To the knowledge of Sellers, except as set forth on such Schedule, Sellers own or have valid rights to use all Business Property Rights without conflict with the rights of others. No person has advised Sellers of or, to the knowledge of

      Sellers, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any such Business Property Rights or any other proprietary or trade rights of any third party.

            (m) Software.

                  (i) The Owned Software listed on Schedule 3.01(m)(i)-l hereto comprises all of the operating and applications computer software programs and databases that have been licensed by Sellers to any customer of the Business or as to which Sellers have agreed to provide services to any customer of the Business, in each case, pursuant to the contracts listed on Schedule 3.01(q) hereto. The Owned Software and the Licensed Software listed on Schedule 3.01(m)(i)-2 hereto comprise all of the operating and applications computer software programs and databases used by Sellers in connection with the operations of the Business, the licensing, servicing, developing, or maintaining of the Owned Software or otherwise used by Sellers in the Business.

                  (ii) Except as set forth on Schedule 3.01(m)(i)-l hereto and except for the rights of the customers of the Business under the contracts listed on Schedule 3.01(q) hereto and the rights of the parties to the marketing agreements listed on Schedule 3.01(h)(iv) hereto, Sellers have good and marketable title to all Owned Software, free and clear of all liens, charges, pledges, security interests, or other encumbrances of any nature whatsoever. Sellers hold valid licenses to all Licensed Software, subject, in any event, to the terms of any agreements relating to the Licensed Software. To the knowledge of Sellers, none of the Owned Software, and no use by Sellers of the Licensed Software, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and no claim with respect to any such infringement or violation is threatened.

                  (iii) Sellers possess or have access to (i) to the extent required to conduct the Business, the source and object codes for all Owned Software and, to the extent permitted under the respective license agreements, for all the Licensed Software used by Sellers in the conduct of the Business and (ii) all other technical materials, guidelines and other written materials pertaining to the Owned Software or, to the knowledge of Sellers, the Licensed Software. Upon consummation of the transactions contemplated by this Agreement, Buyers will (A) own all the Owned Software, free and clear of all claims, liens, encumbrances, obligations and liabilities, except (x) for the rights of customers under the contracts listed on Schedule 3.01(q) hereto and the rights of the parties to the marketing agreements listed on Schedule 3.01(h)(iv) hereto, and (y) as set forth on said Schedule 3.01(m)(i)-l hereto, and (B) have, pursuant to a valid and binding assignment thereof hereunder, a valid license to use all Licensed Software in the Business without violation or infringement of the respective license agreements relating thereto, to the extent permitted by such license agreements. To the extent that Buyers shall identify, at any time or from time to time during the three-month period following the Closing Date, any Licensed Software for which no such valid license has been assigned, Sellers shall promptly use best efforts to obtain such licenses and transfer, assign and deliver same to Buyers, which shall be deemed for all purposes to be included in the definition of Assets hereunder as provided in Section 1.01 hereof.

                  (iv) To the knowledge of Sellers, any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship included in the Owned Software that were created by employees of Sellers were made in the regular course of such employees' employment with Sellers using Sellers' facilities and resources and, as such, constitute "works made for hire".

            (n) Use of Real Property. The real property as set forth on Schedule 3.01(h) hereto are used and operated in material compliance and conformity with all applicable leases, contracts, licenses and permits. Sellers have not received notice of any material violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the conduct of the Business or to the Assets and, to the knowledge of Sellers, there is no such violation. To the knowledge of Sellers, all buildings used in the operations of the Business substantially conform with all applicable ordinances, codes, regulations and requirements, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

            (o) Condition of Assets. All tangible personal property, furniture, fixtures and equipment comprising the Assets are (i) in a reasonable state of repair (ordinary wear and tear excepted) and operating condition and are suitable for the purposes for which they are being used and (ii) to the knowledge of Sellers, substantially conform with all applicable ordinances, codes, regulations and requirements, including without limitation all applicable ordinances, codes, regulations and requirements relating to occupational safety, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties. No warranty is made regarding the tangible personal property comprising the Assets.

All such tangible personal property is conveyed hereunder AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS.

            (p) Compliance With Law; Permits. Except as set forth on Schedule 3.01(p) hereto, to the knowledge of Sellers, the conduct of the Business by Sellers does not violate any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof that are applicable to the Business, other than any such violation which would not or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.01(p) hereto, Sellers have all material governmental licenses, franchises and permits required under applicable law for the conduct of the Business as currently conducted and, to the knowledge of Sellers, the Business is being conducted in compliance with all such licenses, franchises and permits. Schedule 3.01(p) hereto lists all material licenses, franchises and permits held by Sellers.

            (q) Customer Contracts.

                  (i) Schedule 3.01(q) hereto contains a list of (A) all contracts between Sellers and the customers of the Business pursuant to which Sellers have agreed to provide goods or services to such customers,
      (B) all contracts between Sellers and the customers of the Business pursuant to which Sellers have licensed any Owned Software to such customers and (C) all proposed amendments to any such contracts. All correspondence files with respect to such contracts shall be made available for review by Buyers upon their reasonable request.

                  (ii) Except as set forth on said Schedule 3.01(q) hereto and except for contracts under which Sellers are not currently obligated to supply any product or provide any service, no such contract contains a prohibition on the assignment thereof without the consent of the other party thereto.

                  (iii) Except as set forth on said Schedule 3.01(q) hereto, since December 31, 1996, Sellers have not with respect to the Business had any contracts with customers terminated prior to the expiration date thereof or been notified in writing by any customer of its intention to terminate any contract listed on Schedule 3.01(q) hereto prior to the expiration date thereof that, in the aggregate, accounted for more than 5% of the revenues of the Business during the nine-month period ended December 31, 1996 (and, to the knowledge of Sellers, no customer has notified Sellers in writing that it would, in the event of the sale of the Business, terminate any such contract). Except as set forth on Schedule 3.01(q) hereto, since December 31,

      1996, Sellers have not received written notice from any customer of the Business claiming that Sellers have materially breached any contract or other agreement required to be scheduled pursuant to this Agreement.

                  (iv) Schedule 3.01(q) hereto identifies each agreement of the Business that (A) requires joint services to be performed by the Business and GHS's other business units or (B) is with any administrative agency or other governmental authority. In addition, Schedule 3.01(q) hereto sets forth all outstanding contract proposals relating to the Business for which a contract has been requested for goods or services involving fees in excess of $25,000 per annum.

            (r) Taxes.

                  (i) Except as set forth on Schedule 3.01(r) hereto, all federal, state, local and foreign income, franchise, sales, use, property, payroll, employment, transfer and all other tax returns and information statements ("Tax Returns") required to be filed with respect to the operations of the Business have been properly prepared and timely filed for all years and periods for which such Tax Returns have become due and all such Tax Returns are correct and complete in all respects. For purposes of this Agreement, "Taxes" shall mean any and all income, franchise, sales, use, property, payroll, employment, transfer and any other taxes, charges, fees, levies, imports, duties, licenses or other assessments, together with interest, penalties and any other additions to tax or additional amounts imposed by any governmental or taxing authority, or liability for such amounts as a result of Seller being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Sellers may be liable for Taxes of any other person for any period prior to (or up to and including) the close of business on the day prior to the Closing Date.

                  (ii) Sellers have paid to the appropriate taxing authority, all Taxes owed by Sellers with respect to the operations of the Business, whether or not shown on any Tax Return, to the extent such Taxes are due.

                  (iii) Sellers are not parties to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

                  (iv) None of the Assets is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Code of 1954, as in effect prior to the repeal thereof.

            (s) Environmental Matters. No Hazardous Substances (as hereinafter defined) have been, or have been threatened to be, discharged, released or emitted by Sellers into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from any property used by Sellers in the operations of the Business except in accordance with all applicable Environmental Laws, and except for incidental release of Hazardous Substances in amounts or concentrations that could not reasonably be expected to give rise to any material claims or liabilities against Sellers under any Environmental Law. Sellers have not received any notification from a governmental agency that there is any violation of any Environmental Law with respect to the properties of Sellers used in the operations of the Business or any notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

            For purposes of this Agreement, the following terms shall have the following meanings:

            "Environmental Law" shall mean any federal, state or local statute, law, ordinance, rule or regulation and any order to which Sellers are parties or are otherwise bound with respect to the operations of the Business, relating to pollution or protection of the environment, including natural resources, or exposure of persons, including employees, to Hazardous Substances; and

            "Hazardous Substances" shall mean any substance, whether liquid, solid or gas listed, identified or designated as hazardous or toxic under any Environmental Law, which, applying criteria specified in any Environmental Law, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental Law.

            (t) Broker's or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Buyers, without the intervention of any person on behalf of Sellers in such a manner to give rise to any claim by any person against Buyers for a finder's fee, brokerage commission or similar payment.

            (u) The Assets. To the knowledge of Sellers, the Assets referred to in Section 1.01(a) constitute all of the assets or properties of Sellers used by Sellers exclusively or primarily in the Business.

            (v) Other Information. None of the information furnished by Sellers to Buyers in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Sellers at or prior to the Closing Date, is, or on the Closing Date will be, in any material respects, false or incomplete or contains, or on the Closing Date will contain, any misstatement of material fact.

            SECTION 3.02 Representations and Warranties of Buyers. Buyers represents and warrants to Seller as follows:

            (a) Organization, Corporate Power, Etc. Each of Buyers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the properties, results of operations or financial condition of Buyers. Buyers have all requisite corporate power and authority to acquire, own, lease and operate the Assets and the Business, to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder.

            (b) Authorization of Agreements. The execution, delivery and performance by Buyers of this Agreement and the Ancillary Agreements, and the consummation by Buyers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Buyers and constitutes the legal, valid and binding obligation of Buyers, enforceable in accordance with its terms, and the Ancillary Agreements, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of Buyers, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. All of the issued and outstanding capital stock of Sub is owned by HMS. Except for the affirmative vote of HMS, under the laws of the State of Delaware, the authorization of no other person or entity is required to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in Sub.

            (c) Effect of Agreements. The execution and delivery by Buyers of this Agreement and the Ancillary Agreements, and the performance by Buyers of their respective obligations hereunder and thereunder, will not violate any provision of law, any order of any court or other agency of government, the Certificates of

Incorporation or By-laws of Buyers or any judgment, award or decree or any indenture, agreement or other instrument to which Buyers are parties or by which Buyers or their properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Buyers.

            (d) Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyers, threatened against or affecting Buyers before any court or by or before any governmental body or arbitration board or tribunal that might enjoin or prevent the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, "to the knowledge of Buyers" shall mean the collective knowledge of Paul J. Kerz and Phillip Siegel (collectively, the "Sellers' Officers"), the President and Chief Executive Officer and the Chief Financial Officer, respectively, of HMS. "Knowledge" when used in this context shall mean, as to the facts or circumstances represented: (i) actual knowledge of any one of the Buyers' Officers; and (ii) knowledge that any one of the Buyers' Officers should reasonably be expected to possess after due inquiry.

            (e) Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyers of this Agreement or the Ancillary Agreements or the consummation by Buyers of the transactions contemplated hereby or thereby.

            (f) Broker's or Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyers directly with Sellers, without the intervention of any person on behalf of Buyers in such a manner to give rise to any claim by any person against Sellers for a finder's fee, brokerage commission or similar payment.

            (g) Other Information. None of the information furnished by Buyers to Sellers in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Buyers at or prior to the Closing Date, is, or on the Closing Date will be, false or incomplete or contains, or on the Closing Date will contain, any misstatement of material fact.

                                  IV. COVENANTS

            SECTION 4.01 Covenants of Sellers.

            (a) Sellers agree that, at all times between the date hereof and the Closing Date, unless Buyers and Sellers shall otherwise agree in writing, Sellers shall:

                  (i) operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operations, use all reasonable efforts to preserve the current business organization of the Business intact, keep available the services of those officers and employees currently engaged in the operations of the Business and preserve their present relationships with customers of, and all other persons having business dealings with, the Business;

                  (ii) maintain all the assets and properties deemed reasonably necessary for the conduct of the Business in good repair, order and condition, reasonable wear and tear excepted; and

                  (iii) maintain the books of account and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, and use their best efforts to comply with all laws applicable to them and to the conduct of the Business and perform all their material obligations without default.

            (b) Between the date of this Agreement and the Closing Date, Sellers shall, upon reasonable prior notice, afford the representatives of Buyers reasonable access during normal business hours to the offices, facilities, books and records of Sellers pertaining to the Business and the opportunity to discuss the affairs of the Business with officers and employees of Sellers familiar therewith.

            (c) Between the date of this Agreement and the Closing Date, Sellers shall not, except as required by generally accepted accounting principles, with respect to the operations of the Business (i) utilize accounting principles different from those used in the preparation of the Financial Statements, (ii) change in any manner their method of maintaining their books of account and records from such methods as in effect on December 31, 1996, or (iii) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

            (d) Between the date hereof and the Closing Date, Sellers shall, with Buyers' assistance and cooperation, but at the expense of Sellers, promptly apply for or otherwise seek and use all reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with the assignment of the contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assigned to Buyers pursuant hereto (other than those listed on Schedule 1.03 hereto); provided, however, that Buyers shall bear the expense of posting any performance bonds and any reasonable and necessary special travel expenses of Sellers' required to obtain such consents, waivers and approvals, subject to Buyers' prior approval and reimbursement for travel expenses consistent with Buyers' existing policies.

            (e) As of the Closing Date, Sellers shall have paid any amount owed (or that will be owed as of the Closing Date) by such Sellers to any Retained Employee, in respect of salary, bonus or other compensation. To the extent that amounts to be paid to any Retained Employee in reimbursement of expenses incurred by such Retained Employee on behalf of Sellers shall be unpaid as of the Closing Date, Sellers shall pay such amounts in accordance with Sellers' customary practice upon receipt of a duly prepared claim therefor properly submitted by such Retained Employee.

            (f) Between the date hereof and the Closing Date, Sellers shall not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations, warranties or covenants of Sellers contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

            SECTION 4.02 Confidentiality. The contents of this Agreement shall be kept confidential between the parties, except as otherwise required by law, including but not limited to the provisions of the federal securities laws, and except that each party may reveal and discuss the contents with its professional advisors, including attorneys and accountants. In addition, the parties may mutually agree in writing as to the disclosure of the subject transaction to current employees of the Business and to the public. In so doing, the parties shall agree to the timing and content of the release of such information.

            SECTION 4.03 Allocation of Purchase Price. For all federal, state and local tax purposes, Buyers and Sellers agree to allocate the consideration described in Section 2.02 hereof (i) as to a portion thereof to the covenants and agreements of Sellers contained in the Non-Compete Agreement and (ii) as to the balance, in the manner reasonably determined by Buyers, but subject to the reasonable approval of Sellers, which approval shall not be unreasonably withheld. Within 180 days following the Closing, Buyers shall deliver to Sellers a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for the purpose of this Section 4.03, any other consideration paid to Sellers, including any liabilities assumed pursuant hereto) among the Assets and the covenant not to compete granted pursuant to the Non-Compete Agreement. The Allocation Schedule shall be reasonable and shall be prepared in accordance with
Section 1060 of the Code and the regulations thereunder. Buyers and Sellers each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyers and Sellers each agree to provide the other parties promptly with any other information required to complete Form 8594 and with a copy of such form after it is filed.

            SECTION 4.04 Preparation of Certain Financial Information.

            (a) After the Closing Date, at the reasonable request of Buyers, but only in contemplation of and in order to comply with the rules and regulations (the "SEC Rules") of the Securities and Exchange Commission (the "SEC"), Sellers shall cause the independent accountants of Sellers to prepare, at the election of Buyers, audited or compiled financial statements for the Business for the period commencing on January 1 of the year that is five years (or such shorter period as is permissible under the SEC Rules) prior to the end of the year immediately prior to the date such request is made, through the Closing Date, it being understood and agreed by Sellers and Buyers that such assistance shall include, without limitation, (i) providing Buyers and their representatives with all necessary financial information and data relating to the Business for such periods, (ii) making available to Buyers all employees of Sellers or any of their affiliates deemed necessary by Buyers to assist in the preparation of such financial statements, and (iii) delivering a management representation letter.

            (b) The fees and expenses of such independent accountants in preparing audited and/or compiled financial statements for the Business as provided in this Section 4.04 shall be borne by Buyers, and Buyers shall compensate Sellers for their out-of-pocket expenses in assisting in such preparation.

            (c) After the Closing Date, Buyers shall afford the representatives of Sellers reasonable access during normal business hours to such books of account and other financial records of Buyers pertaining to the Business and acquired by Buyers pursuant to this Agreement as Sellers may reasonably request in order to prepare, file, amend or respond to questions of any governmental authority relating to its financial statements and Tax Returns for any period or portion thereof that Sellers owned the Business. Sellers shall compensate Buyers for their out-of-pocket expenses incurred in assisting Seller pursuant to this
Section 4.04(c).

            SECTION 4.05 Certain Tax Matters.

            (a) All sales and use taxes, including interest, penalties and any other additions to such sales and use taxes, imposed by any governmental or taxing authority upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyers. All transfer taxes, including interest, penalties and any other additions to such transfer taxes, imposed by any governmental or taxing authority upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers. Sellers and/or Buyers, to the extent required by law and this Section 4.05(a), shall prepare and file all necessary Tax Returns and other documents with respect to all such transfer, sales and use taxes. Sellers and Buyers agree to cooperate in any endeavor to effect a reduction in any such transfer, sales and use taxes.

            (b) For all federal, state, local and foreign income and franchise Tax purposes, each of the parties hereto agrees to treat the acquisition of the Assets by Buyers, pursuant to the terms and conditions of this Agreement, as a taxable sale of the assets of Sellers to Buyers solely in exchange for cash (and the liabilities assumed by Buyers from Sellers).

            (c) Sellers shall be responsible for and shall pay any and all Taxes with respect to the operations of the Business relating to all periods prior to the Closing Date and Buyers shall be responsible for and shall pay any and all Taxes with respect to the operations of the Business relating to periods commencing the Closing Date.

            SECTION 4.06 Insurance. Between the date of this Agreement and the Closing Date, Buyers shall use reasonable efforts to obtain policies of fire, liability, workers' compensation and other forms of insurance in such amounts and against such risks as Buyers deem appropriate, and Sellers shall reasonably cooperate with Buyers in obtaining such insurance.

            SECTION 4.07 Retention of Employees; Benefits.

            (a) Offers of Employment. Effective immediately as of the Closing Date, Buyers shall offer to continue the employment, at will, or consultancy of all employees or consultants that, at Buyers' request, Sellers have listed on
Schedule 4.07(a) hereto on terms that are initially no less favorable than the terms of their employment or consultancy by Sellers. Sellers shall promptly notify Buyers if any employee of, or consultant to, the Business shall announce his or her intention not to accept such offer by Buyers. The employees and consultants listed on Schedule 4.07(a) hereto who accept Buyers' offer of employment or consultancy are herein referred to collectively as the "Retained Employees".

            (b) Benefits. Following the Closing Date, Retained Employees (excluding consultants unless otherwise indicated on Schedule 4.07(a)) will be afforded the opportunity to participate in benefits and equity acquisition programs that currently are available to employees of HMS and on similar terms of participation; provided, however, that following the Closing Date, Retained Employees shall continue their existing medical insurance on the current terms thereof, subject to such changes as Buyers may implement in the future but which shall accord the Retained Employees health benefits comparable to their current arrangement. In the event during the first twelve months after the Closing Date, Buyers shall make a change in the medical insurance covering the Retained Employees and in connection therewith require a contribution from the Retained Employees toward the cost of medical insurance, Buyers shall cause the Retained Employees to be given an increase in compensation equal to the amount of the required contribution.

            (c) No Offer of Employment. Nothing in this Agreement, express or implied, shall confer upon any employee of Sellers engaged in the Business, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever, whether as third-party beneficiary or otherwise, it being understood and agreed that any such employment shall, to the maximum extent permitted by applicable law, be employment at will.

            (d) Buyers' Own Investigation. Prior to the Closing Date, Sellers shall, upon reasonable prior notice, afford Buyers reasonable access during normal business hours to the employees of, and consultants to, Sellers listed on
Schedule 4.07(a) hereto to permit Buyers to evaluate and make their own investigation with respect to each such employee and consultant, and Sellers shall not be liable to Buyers for the acts or omissions of any Retained Employee after the Closing Date.

            SECTION 4.08 Further Assurances. From time to time following the Closing Date, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyers such bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyers and their counsel, as Buyers may reasonably request or as may be otherwise reasonably necessary to vest in Buyers all the right, title and interest of Sellers in, to or under, and put Buyers in possession of, any part of the Assets.

            SECTION 4.09 No Solicitation; Acquisition Proposals. From the date of this Agreement until the Closing Date or until this Agreement is terminated as provided in Article VIII, Sellers will not directly or indirectly (i) solicit or initiate (including by way of furnishing any information) discussions with or
(ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Buyers, an affiliate of Buyers or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Transaction") involving the Business; and Sellers will instruct their officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that the actions prohibited by the foregoing clauses (i) and (ii) shall be subject to any action taken by the Boards of Directors of Sellers in the exercise of their good faith judgment as to their fiduciary duties to their respective stockholders, which judgment is based upon the advice of independent counsel that a failure of the Boards of Directors to take such action would be likely to constitute a breach of their fiduciary duties to their respective stockholders. Sellers will notify Buyers promptly in writing if Sellers become aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Sellers with respect to an Acquisition Transaction and will immediately after receipt provide to Buyers a copy of any letter, proposal or other document in which any proposal for an Acquisition Transaction is made or expressed. Sellers will immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Transaction and shall direct and use reasonable efforts to cause their officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

                          V. GHS STOCKHOLDERS' CONSENT;
                              INFORMATION STATEMENT

            SECTION 5.01 GHS Stockholders' Meeting. GHS agrees that this Agreement shall be submitted to its stockholders for approval at a meeting (the "GHS Stockholders' Meeting") of the stockholders of GHS or such other means as permitted under applicable law. As soon as practicable after the date of this Agreement, GHS shall take all action, to the extent necessary in accordance with applicable law and its Certificate of Incorporation and By-laws, to obtain the approval of the GHS stockholders of this Agreement and such other matters as may be necessary or desirable to consummate the transactions contemplated hereby.

            SECTION 5.02 Preparation and Filing of Information Statement. As soon as practicable after the date of this Agreement, GHS shall prepare and file with the SEC, subject to the prior approval of Buyers, which approval shall not be unreasonably withheld, an information statement (the "Information Statement") relating to the GHS Stockholders' Meeting or as otherwise required under applicable law. Buyers shall reasonably cooperate with GHS in the preparation of the Information Statement. As soon as is permissible under the SEC Rules, GHS shall mail the Information Statement to its stockholders.

            SECTION 5.03 Recommendations of GHS Board of Directors. GHS hereby represents that its Board of Directors has (i) determined that the terms of the transactions contemplated by this Agreement are fair to and in the best interests of GHS's stockholders, (ii) approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iii) resolved to and, subject to its fiduciary obligations under Delaware law, will recommend in the Information Statement adoption of this Agreement and the Ancillary Agreements and authorization of the transactions contemplated hereby and thereby by the stockholders of GHS.

            SECTION 5.04 Irrevocable Proxy. In consideration of the execution of this Agreement by Sellers, Sellers have caused to be delivered to Buyers irrevocable proxies:

            (a) in the form of Exhibit C hereto, in favor of designees of Buyers, authorizing such proxies to vote in favor of this Agreement and the transactions contemplated hereby at the GHS Stockholders' Meeting. Such irrevocable proxies represent in excess of 50% of the shares of GHS capital stock which will be entitled to vote on this Agreement and the transactions contemplated hereby at the GHS Stockholders' Meeting; and

            (b) from GHS in its capacity as the sole stockholder of Global and Management, in the form of Exhibit D hereto, in favor of designees of Sellers, authorizing such proxies to vote in favor of, or to consent to, this Agreement and the transactions contemplated hereby.

                            VI. CONDITIONS PRECEDENT

            SECTION 6.01 Conditions Precedent to the Obligations of Buyers. The obligations of Buyers under this Agreement are subject, at the option of Buyers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement or in any certificate or document delivered to Buyers pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, subject to the updating of schedules as provided in Section 9.12, and Sellers shall have delivered to Buyers a certificate to that effect.

            (b) Compliance with Covenants. Sellers shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Sellers shall have delivered to Buyers a certificate to that effect.

            (c) Opinion of Counsel for Sellers. Buyers shall have received the favorable opinion from Werbel & Carnelutti, counsel to Sellers, dated the Closing Date, in the form reasonably satisfactory to Buyers.

            (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, have a Material Adverse Effect on the Business.

            (e) Assignment of Contracts. Sellers shall have (i) obtained all authorizations, consents, waivers and approvals required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments (collectively, the "Material Contracts") to be assigned to Buyers pursuant to this Agreement as set forth on Schedule 6.01(e) that are material to the conduct of the Business, which in the case of contracts with Sellers' customers shall include and be limited to all contracts with the Los Angeles County Department of Health, the City of Chicago Department of Health and San Mateo County and (ii) otherwise made arrangements satisfactory to Buyers and their counsel so that Buyers will receive the benefit of all such Material Contracts. Notwithstanding the foregoing, subject to Section 4.01(d), Sellers will use their best efforts, at Sellers' expense, to obtain all authorizations, consents, waivers and approvals required to assign to Buyers all other contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments set forth on Schedule 6.01(e). The obligations of Sellers set forth in the immediately preceding sentence shall continue from and after the Closing Date.

            (f) Consents and Regulatory Approvals. Subject to subsection (e) above, Buyers shall have been furnished with the written consents, permits, licenses, authorizations and approvals in forms acceptable to Buyers of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that Buyers may conduct the Business immediately following the Closing Date.

            (g) Ancillary Agreements. Sellers and Alan Gold (in the case of the Non-Compete Agreement) shall have executed and delivered the Ancillary Agreements, and said Agreements shall be in full force and effect as of the Closing Date.

            (h) Retained Employees. Alan Gold shall have agreed to his employment by Buyers.

            (i) Name Change. Sellers shall have executed and delivered to Buyers all instruments necessary to effectuate the change of Global's and Management's names to names not confusingly similar to Global Health Systems, Inc. and Global Management Services, Inc., and to enable Buyers to use such names subsequent to the Closing Date.

            (j) Supporting Documents. Buyers and their counsel shall have received copies of the following supporting documents:

                  (i) (1) copies of the Certificate of Incorporation of each Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) a certificate of said Secretary dated as of a recent date as to the good standing of each such Seller and listing all documents of such Seller on file with said Secretary; and

                  (ii) a certificate of the Secretary or an Assistant Secretary of each of the Sellers dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the By-laws of such Seller as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that attached thereto is a true and complete copy of resolutions duly adopted by the stockholders of such Seller (if required by applicable law) authorizing and adopting this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; (4) that the Certificate of Incorporation of such Seller has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause
      (i)(2) above; and (5) as to the incumbency and specimen signature of each officer of such Seller executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of such Seller as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

            (k) Stockholder Approval. This Agreement shall have been approved and adopted by the required affirmative vote of (i) the stockholders of GHS and
(ii) GHS in its capacity as the sole stockholder of Global and Management, and the requisite notices under federal and state law shall have been delivered.

            (l) All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by Sellers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyers and their counsel, and Buyers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

            SECTION 6.02 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers under this Agreement are subject, at the option of Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Buyers contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and Buyers shall have delivered to Sellers a certificate to that effect.

            (b) Compliance with Covenants. Buyers shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyers shall have delivered to Sellers a certificate to that effect.

            (c) Opinion of Counsel for Buyers. Sellers shall have received the favorable opinion of Coleman & Rhine LLP, counsel for Buyers, dated the Closing Date, in the form reasonably satisfactory to Sellers.

            (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

            (e) Consents and Regulatory Approvals. Buyers shall have been furnished with the written consents, permits, licenses, authorizations and approvals of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that Buyers may conduct the Business immediately following the Closing Date.

            (f) Sellers Released. Sellers shall have been released from any obligations under any agreements and contracts assigned to Buyers under this Agreement, provided that (i) such obligations arise on and after the Closing Date or (ii) Buyers have specifically assumed such obligations.

            (g) Ancillary Agreements. Buyers shall have executed and delivered the Ancillary Agreements, and said Agreements shall be in full force and effect as of the Closing Date.

            (h) Supporting Documents. Sellers and their counsel shall have received copies of the following supporting documents:

                  (i) (1) copies of the Certificate of Incorporation of Sub and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, (2) a certificate of said Secretary of State, with respect to Sub, and of the Secretary of State of the State of New York, with respect to HMS, dated as of a recent date, as to the due incorporation and good standing of Buyers and listing all documents of Buyers on file with each of said Secretaries; and

                  (ii) a certificate of the Secretary or an Assistant Secretary of each of the Buyers dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and (2) as to the incumbency and specimen signature of each officer of such Buyer executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of such Buyer as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

            (i) Stockholder Approval. This Agreement shall have been approved by the required affirmative vote of (i) the stockholders of GHS and (ii) GHS in its capacity as the sole stockholder of Global and Management, and the requisite notices under federal and state law shall have been delivered.

            (j) All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by Buyers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers and their counsel, and Sellers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

            VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            SECTION 7.01 Survival of Representations. Subject as set forth below, (i) all representations and warranties (other than representations and warranties as to Tax matters) made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on the first anniversary of the Closing Date, and (ii) the representations and warranties as to Tax matters made by any party hereto in this Agreement or pursuant hereto shall survive for the applicable Tax statute of limitation period, including any extensions or waivers thereof.

            SECTION 7.02 Tax Indemnity.

            (a) Sellers hereby agree to indemnify, defend and hold Buyers harmless from and against:

                  (i) any and all Taxes incurred by, imposed upon or attributable to Sellers for all periods prior to (and up to and including) the close of business on the day prior to the Closing Date, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes; and

                  (ii) subject to the provisions of Section 4.05(a) hereof, any and all Taxes incurred by, imposed upon or attributable to Sellers, arising out of the consummation of any of the transactions contemplated hereby, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes.

            (b) Buyers hereby agree to indemnify, defend and hold Sellers harmless from and against:

                  (i) any and all Taxes incurred by, imposed upon or attributable to Buyers for all periods after the close of business on the day prior to the Closing Date, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes; and

                  (ii) subject to the provisions of Section 4.05(a) hereof, any and all Taxes incurred by, imposed upon or attributable to Buyers, arising out of the consummation of any of the transactions contemplated hereby, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes.

            (c) For purposes of this Section 7.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the items on which the interest, penalty or additional charge is based occurs.

            (d) The indemnity provided for in this Section 7.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation, including any extensions or waivers thereof, for the Taxes referred to herein and any Taxes, legal fees and expenses subject to indemnification under this Section 7.02 shall not be subject to indemnification under Section 7.03.

            SECTION 7.03 General Indemnity.

            (a) Subject to the terms and conditions of this Article VII, Sellers hereby agree to indemnify, defend and hold Buyers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Buyers by reason of or resulting from:

                  (i) a breach of any representation, warranty or covenant of Sellers contained in or made pursuant to this Agreement;

                  (ii) any liabilities or obligations of, or claims against or imposed on, Sellers (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim) not assumed by Buyers pursuant to this Agreement;

                  (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of (A) any of the actions, suits or proceedings or threatened actions, suits or proceedings described on Schedule 3.01(i) hereto, or (B) any action, suit or proceeding commenced after the Closing Date based upon an event occurring or a claim arising prior to the Closing Date; and

                  (iv) any liability in respect of any failure by Sellers to conduct the Business prior to the Closing Date in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force as of the Closing Date.

            (b) Subject to the terms and conditions of this Article VII, Buyers hereby agree to indemnify, defend and hold Sellers harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, by reason of or resulting from:

                  (i) a breach of any representation, warranty or covenant of Buyers contained in or made pursuant to this Agreement;

                  (ii) the failure of Buyers to pay, perform and discharge when due the liabilities and obligations assumed by Buyers pursuant to this Agreement;

                  (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding based on an event occurring or claim arising on and after the Closing Date; and

                  (iv) any liability in respect of any failure by Buyers to conduct the Business on and after the Closing Date in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items from time to time in force.

            SECTION 7.04 Conditions of Indemnification. The respective obligations and liabilities of Sellers, on the one hand, and Buyers, on the other hand (the "indemnifying party"), to the other (each, collectively, the "party to be indemnified") under Sections 7.02 and 7.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

            (a) within 10 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

            (b) in the event that the indemnifying party, by the 20th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise; and

            (c) anything in this Section 7.04 to the contrary notwithstanding
(i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim.

            SECTION 7.05 Direct Claims. Any claim by the party to be indemnified for indemnification other than with respect to claims resulting from the assertion of liability by third parties (a "Direct Claim") will be asserted by giving the indemnifying party reasonably prompt written notice thereof, and the indemnifying party will have a period of twenty (20) calendar days within which to respond in writing to such Direct Claim. If the indemnifying party does not so respond within such twenty (20) calendar day period, the indemnifying party will be deemed to have rejected such claim, in which event the party to be indemnified will be free to pursue another remedy to which it may be entitled.

            SECTION 7.06 Certain Information. In connection with any indemnification provided in this Article VII, the indemnified party shall cooperate in all reasonable requests of the indemnifying party and each party shall furnish or cause to be furnished to the other (at reasonable times and at the expense of the party requesting such information) upon request as promptly as practicable such information (including access to books and records of the Business and to employees familiar with the affairs thereof) and assistance relating to the Business as is reasonably necessary for the defense of any claim, suit or proceeding.

            SECTION 7.07 Limitations on Liability of Sellers.

            (a) The indemnities set forth in Section 7.03 and all representations, warranties and covenants hereunder shall survive for a period of one year following the Closing Date, unless such indemnities, representations, warranties and covenants of the

Sellers hereunder pertain to Tax claims, in which event they shall survive until expiration of the applicable statute of limitation period. Upon the expiration of such respective periods, the Sellers shall have no liability for Damages under such indemnification provisions unless the Buyers have been given notice of a claim asserting liability by a third party prior to the expiration of such respective periods and thereafter provides notice to the Sellers in the manner provided in Section 7.04 above prior to the expiration of such periods.

            (b) If the Sellers become liable for Damages to Buyers hereunder, the Sellers shall be entitled to a credit or offset against such liability of an amount equal to $20,000 (the "Threshold"). At such time as the aggregate of all Damages exceeds the Threshold, the Buyers shall be entitled to recover from the Sellers any and all amounts for which a claim for indemnity has been made, without regard to the Threshold.

            (c) If the Sellers become liable for Damages to Buyers hereunder, in no event shall the liability of the Sellers exceed in the aggregate 15% of the Purchase Price; provided, however, that nothing in this section 7.07(c) shall limit, in any manner, any remedy at law or in equity to which Buyers may be entitled as a result of intentional fraud by any party to this Agreement.

                                VIII. TERMINATION

            SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by Buyers, if the conditions set forth in Section 6.01 shall not have been complied with or performed in any material respect by Sellers on or before 120 days following the date hereof (except 180 days following the date hereof in the case of the condition set forth in Section 6.01(e)) and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated);

            (b) by Sellers, if the conditions set forth in Section 6.02 shall not have been complied with or performed in any material respect by Buyers on or before 120 days following the date hereof (except 180 days following the date hereof in the case of the condition set forth in Section 6.02(i)) and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated);

            (c) by Buyers or Sellers, in the event the Closing Date has not occurred on or prior to the close of business 180 days following the date hereof or such later date as the parties hereto may agree in writing (unless such event has been caused by the breach of this Agreement by the party seeking such termination);

            (d) by either Sellers or Buyers if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make consummation of the transactions contemplated by this Agreement illegal; or

            (e) by either Sellers or Buyers if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity, which would (i) prohibit the Sellers' ownership or operation of all or a material portion of the Assets or the Business, or compel Buyers to dispose of or hold separate all or a material portion of the Assets or the Business or of HMS and its subsidiaries taken as a whole, as a result of the transactions contemplated by this Agreement or (ii) render Sellers or Buyers unable to consummate the transactions contemplated by this Agreement, except for any waiting period provisions.

            SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or its stockholders, directors or officers in respect thereof, except as provided in Section 9.02 hereof and except that nothing herein shall relieve any party from liability for any willful breach hereof. Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 8.01 hereof, Buyers shall not solicit any of Sellers' customers as of the date of termination within the scope of Sellers' then current contracted services to such customers for a period of one year from the date of such termination or until the expiration of Sellers' then current contract with such customers, whichever is the shorter period; provided, however, the foregoing restriction shall not apply to any of Sellers' customers (the "Overlap Customers") for whom Buyers are providing similar services; provided further, however, that for such Overlap Customers, Buyers shall not expand the scope of services which they are providing to such Overlap Customers until the restriction herein expires as provided above.

                                IX. MISCELLANEOUS

            SECTION 9.01 Bulk Transfer Laws. Buyers hereby waive compliance by Sellers with any applicable bulk transfer laws including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute that may be applicable to the sale or transfer of the Assets hereunder with respect to the transactions contemplated hereby.

            SECTION 9.02 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, Sellers, on the one hand, and Buyers on the other hand, shall not have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. Sellers, on the one hand, and Buyers on the other hand, will indemnify the other and hold the other harmless from and against any claims for finder's fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

            SECTION 9.03 Risk of Loss. Sellers assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing Date. If the condemnation, destruction, loss or damage is such that the Business is interrupted or curtailed or the Assets are materially affected, then Buyers shall have the right either to terminate this Agreement or to continue with the Closing provided that Buyers shall have received from Sellers an assignment of all insurance benefits paid or to be paid to Sellers as a result of such casualty (which benefits Sellers shall agree so to assign following a request from Buyers therefor).

            SECTION 9.04 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 9.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or via a national overnight courier service or mailed by registered or certified mail postage prepaid, as follows:

            (a)   If to Buyers:
                  c/o Health Management Systems, Inc.
                  401 Park Avenue South
                  New York, New York 10016
                  Attention:  Paul J. Kerz, President
                  and to:

                  Coleman & Rhine LLP
                  1120 Avenue of the Americas
                  New York, New York 10036
                  Attention:  Bruce S. Coleman, Esq.

            (b)   If to Sellers:

                  Global Health Systems, Inc.
                  1350 Piccard Drive
                  Suite 360
                  Rockville, Maryland 20850
                  Attention: Alan Gold, President

                  GHS Management Services, Inc.
                  1350 Piccard Drive
                  Suite 360
                  Rockville, Maryland 20850
                  Attention: Alan Gold, President

                  GHS, Inc.
                  1350 Piccard Drive
                  Suite 360
                  Rockville, Maryland 20850
                  Attention: Alan Gold, President

                  and to:

                  Werbel & Carnelutti
                  711 Fifth Avenue, 5th Floor
                  New York, New York 10022
                  Attention: Peter DiIorio, Esq.

or such other address or addresses as Sellers, on the one hand, or Buyers, on the other hand, shall have designated by notice to the other in writing. Any such notice, claim or other communication shall be deemed conclusively to have been given and received (i) on the first business day following the day timely received by a national overnight courier, with the cost of delivery prepaid;
(ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or
(iii) when otherwise personally delivered to the addressee.

            SECTION 9.06 Waivers. Sellers, on the one hand, and Buyers, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of Sellers, on the one hand, and Buyers, on the other hand, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by Sellers, on the one hand, and Buyers, on the other hand, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            SECTION 9.07 Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by the parties.

            SECTION 9.08 Entire Agreement. This Agreement, its Exhibits and Schedules including, without limitation, the Ancillary Agreements and the documents executed on the Closing Date in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or such other documents, and neither Sellers, on the one hand, nor Buyers, on the other hand, shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

            SECTION 9.09 Applicable Law; Jurisdiction.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

            (b) Each Seller hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Ancillary Agreements to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Seller at its address set forth in Section 9.05 hereof or at such other address of which the Agent shall have been notified pursuant thereto.

            SECTION 9.10 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            SECTION 9.11 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

            SECTION 9.12 Update to Schedules. The parties acknowledge that the disclosure schedules of Sellers attached to this Agreement have been prepared either as of the date of this Agreement or, at the request of the Buyers, as of December 31, 1996. At least three days prior to the Closing Date, the Sellers shall provide the Buyers with updated schedules as of the Closing Date in order that such schedules shall be true and correct as of such Closing Date. The changes in the updated schedules shall be limited solely to changes resulting from Sellers conduct of the business in the usual, regular and ordinary manner and shall not have a Material Adverse Effect.

            IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                        GHS, INC.


                                        By: /S/ ALAN GOLD
                                            ---------------------------------
                                            Alan Gold, President


                                        GLOBAL HEALTH SYSTEMS, INC.


                                        By: /S/ ALAN GOLD
                                            ---------------------------------
                                            Alan Gold, President


                                        GHS MANAGEMENT SERVICES, INC.


                                        By: /S/ ALAN GOLD
                                            ---------------------------------
                                            Alan Gold, President


                                        HEALTH MANAGEMENT SYSTEMS, INC.


                                        By: /S/ PAUL J. KERZ
                                            ---------------------------------
                                            Paul J. Kerz, President


                                        GLOBAL HEALTH ACQUISITION CORP.


                                        By: /S/ PHILLIP SIEGEL
                                            ---------------------------------
                                            Phillip Siegel, Vice President

                                                                 EXHIBIT B
                                                                     TO
                                                            INFORMATION STATMENT


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K/A
                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended                             Commission File No.
   December 31, 1996                                  0-15586
                                    GHS, INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                                            52-1373960
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)

1350 Piccard Drive, Suite 360, Rockville, Maryland            20850
(Address of principal executive office)                     (Zip Code)

Registrant's telephone number, including area code:  (301) 417-9808
         Securities Registered Pursuant to Section 12(b) of the Act:
Title of Each Class            Name of Each Exchange on Which Registered
         None                               Not Applicable
         Securities Registered Pursuant to Section 12(g) of the Act:
                     Common Stock, par value $.01 per share

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed in Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                 YES |X| NO |_|

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K. [ X ].

      The aggregate market value of Registrant's Common Stock held by non-affiliates was approximately $527,000 on April 1, 1997, based upon the average of the bid and asked prices as reported on NASDAQ.

      The number of shares of Registrant's Common Stock, par value $.01 per share, outstanding as of March 14, 1997, was 6,947,828.

                       DOCUMENTS INCORPORATED BY REFERENCE
      Certain exhibits (to this Annual Report on Form 10K for the Registrant's fiscal year ended December 31, 1996) are incorporated by reference as listed on the index of exhibits in Part IV, ITEM 14.

                                     Part I

ITEM 1.     BUSINESS

GHS, Inc. (the Company) provides management services, computer systems, technology, and management to the health care industry. The Company provides these products and services primarily via its two operating subsidiaries, Global Health Systems, Inc. and U.S. NeuroSurgical, Inc.(R). In addition the Company is a minority partner in Florida Specialty Networks, Ltd. As used herein, unless the context indicates otherwise, the term "Company", "Registrant" and "GHS, Inc." means GHS, Inc. and its subsidiaries. The Company, a Delaware corporation, was formed in December 1984 under the name "Global Health Systems, Inc." GHS, Inc. was given its present name in October 1988, when it assigned substantially all of its assets and liabilities to its wholly-owned subsidiary, Global Health Systems, Inc., a Delaware corporation formed in September 1988 to continue the business of the Company. The Company's executive offices are located at 1350 Piccard Drive, Suite 360, Rockville, Maryland 20850, and its telephone number is
(301) 417-9808.

Recent Events

On March 10, 1997, GHS, Inc. and Health Management Systems, Inc. (HMS), announced that they entered into a definitive asset purchase agreement pursuant to which HMS will acquire substantially all of the assets of GHS' subsidiaries, Global Health Systems, Inc. and GHS Management Services. These subsidiaries provide computerized record-based processing systems and services for managed care, public health and ambulatory care facilities.

The purchase agreement calls for consideration to GHS by HMS of $2,100,000 in cash, subject to certain closing adjustments. The closing is subject to certain conditions, including the receipt of consents required for the assignment of certain contracts and official notice to GHS' shareholders pursuant to federal securities and state laws. Stockholders of GHS holding a majority of the outstanding shares of GHS common stock have consented to this sale to HMS. GHS will retain its subsidiary, US NeuroSurgical, Inc., a company that owns and operates Gamma Knife Centers, as well as its interest in Florida Specialty Networks, Ltd., a company that manages medical specialty networks. Upon the closing of the sale, HMS will employ each of GHS' current employees, including Mr. Alan Gold. Mr. Gold will also remain as the Chairman and President of GHS following the closing and run GHS's remaining operations.

Global Health Systems, Inc.

General

      Global Health Systems, Inc. (Global), provides computerized integrated patient record-based processing systems and services for managed care facilities in the public and private sector. The Company currently supports more than 100 client sites in 15 states and the Republic of Iceland. Global offers systems either as turnkey products or under facilities management agreements providing hardware, implementation, training, maintenance, and in some cases, billing, claims processing, and other operational support.

      The Company has expanded its scope of services to provide executive healthcare management services via long term contracts with health care plans including HMOs and newly emerging health systems like PSNs (Provider Service Networks), PHOs (Physician Hospital Organizations), and MSOs (Management Service Organizations). These services include planning and development, executive management, finance, information systems, membership services, claims processing, utilization management, provider relations, and quality assurance.

Global Health Information System (GHiS)

      Global's major product, the Global Health Information System (GHiS), is a totally integrated, patient record-based information system designed, developed, and continuously tailored to meet the needs of managed care organizations. The system has evolved over more than a decade from an on-line ambulatory care system supporting FFS billing and electronic medical records, into a comprehensive information system for managed care organizations. The GHiS automates the financial, medical, and administrative functions of the facility in a single, integrated data base. The information in the data base is instantly available for displaying, printing, and reporting to any authorized user, within a facility or at geographically dispersed locations.

      The GHiS contains on-line real time, integrated modules which can be sold as an integrated whole, or in some instances, as a separate stand-alone system. System modules include Registration/Enrollment/Eligibility; Claims Processing; Service Authorizations; Utilization Reports; Regimen Tracking/Protocols; Case Management; Laboratory; Pharmacy; Medical Records; Report Generator; Member Services; Billing/Capitation; Patient and Resource Scheduling; Credentialling; and Provider Contracts.

Software Licensing and Product Protection

      Global's license agreements with clients contain provisions designed to prevent disclosure and unauthorized use of the Company's products. Because software applications generally cannot be patented, the Company relies upon such license agreements and confidentiality agreements to protect its proprietary knowledge. Clients are required to sign contracts restricting use to their own operations and prohibiting disclosure to third-parties. Further, clients are not provided with the software source code. Despite these restrictions it may be possible for competitors to obtain the Company's trade secrets, which could adversely affect the Company's business.

Hardware

      Global's systems are hardware independent and are offered on a variety of hardware platforms from International Business Machines, Digital Equipment Corporation, Hewlett Packard, Data General, and other hardware companies that can support UNIX. The systems can operate on mini or mainframe computers. Hardware support services are not included with the systems, but clients are encouraged to obtain hardware maintenance coverage with the hardware vendor or with third-party maintenance vendors.

Implementation, Training, Warranty, Maintenance, Facilities Management, and Management Services

      Global offers systems either as turnkey products, facilities management agreements, or as part of a contingent fee/service bureau structure. As part of the turnkey system approach, Global provides customer support services from pre-installation through post-implementation. Global works with the customer to plan the implementation of the system and provides software modifications to customer specifications. Technical specialists install the software and train users on-site with a simulated training data base.

      Global provides annual maintenance contracts for software support and enhancements to maintain the integrity of the system after purchase. Under the facilities management approach, Global provides the services described above including claims processing and also employs one or more system managers who are responsible for operating and maintaining the system for the facility. Maintenance and facilities management contracts accounted for approximately 32% of the Company's revenues for the year ended December 31, 1996.

      Global provides management services to managed care organizations and public health agencies. These services are an expansion of Global's facilities management approach. Services are offered for a fixed price, a percentage of capitation or revenues, a rate per member per month, or a rate per system user.

Product Development

      Changing client needs as well as technological changes in hardware necessitate constant software enhancement and/or expansion. In addition, government regulatory changes such as reimbursement schemes require the development of new software modules to support shifting needs of existing clients and new clients. For example, under a managed care scenario it is necessary to track costs, financial exposure, and utilization review. Product development projects have been undertaken primarily in response to specific client requests and to satisfy needs of Global's management services clients. In the fiscal years ended December 31, 1996, 1995, and 1994 the Company expended approximately $231,000, $320,000, and $124,000, respectively, for research, development, and enhancement of computer software systems.

Competition

      There are several hundred companies involved in the national medical information systems and services market. Many of these companies are considerably larger and financially stronger than the Company. These companies provide varying combinations of hardware, software and services. Major competitors include Shared Medical, IDX, and Computer Sciences Corporation.

Marketing and Customers

      Global markets products and services from its headquarters in Rockville, Maryland, directly through a marketing staff and sales staff to large municipalities and managed care providers. The marketing department responds to Requests for Proposals (RFPs), exhibits at trade conventions, conducts direct mail, telemarketing and public relations campaigns, and advertises occasionally in health care computing publications.

      Clients are currently distributed geographically through 15 states, the District of Columbia and the Republic of Iceland. Systems are operating at more than 100 locations nationwide with approximately 25% of such locations in California. The Company has major contracts with the County of Los Angeles and the City of Chicago. These contracts were responsible for 47% of the revenue during fiscal 1996 from this segment.

      Global's turnkey contracts cover both the system sale and the ongoing maintenance. Revenue related to the system sale is generally recognized in accordance with the Company's revenue recognition policy. However, billings are made in installments based on milestones reached in accordance with the contract provisions. The maintenance portion of the contract extends 2 to 5 years after system installation with revenue recognized as billed, generally monthly.

      Global's facilities management and management service contracts are billed monthly for the life of the contract term, generally, two to five years.

Backlog

      As of December 31, 1996, Global's backlog was approximately $1,740,000 as compared to approximately $1,320,000 as of December 31, 1995. These backlog figures represent services deliverable under maintenance contracts. Maintenance contracts generally end at various times during the year, and are expected to be renewed for additional one year periods. Facilities management and management services contracts generally extend for a period of five years.

Florida Specialty Networks

      The Company has installed the GHiS in Florida as part of a joint venture with Florida Specialty Networks (FSN). FSN is a managed care organization in the business of providing capitated medical specialty and subspecialty services to HMO patients. FSN processes claims for more than 3,000,000 patients of multiple HMOs, for 25 medical specialties. The Network version of the GHiS provides FSN the ability to segregate financial accounts by patient, by network, by HMO, while simultaneously creating a fully integrated on-line patient record of all data to facilitate Utilization Management and Quality Assurance. GHS has a 20% ownership of FSN. In 1996, GHS received $146,000 from FSN.

      FSN's business expanded in 1996 with new networks and contracts with a national managed care organization. Under these contracts, FSN develops specialty networks in cities where the organization has large enrollment. During 1996, FSN developed networks for this agreement in New York, New Jersey, Tennessee and Oklahoma.

U. S. NeuroSurgical, Inc.

      US NeuroSurgical, Inc.(R) (USN) of which the Company owns 100%, was organized in July, 1993 to own and operate stereotactic radiosurgery centers, utilizing the

Gamma Knife technology. USN's business strategy is to provide a mechanism whereby hospitals, physicians, and patients can have access to Gamma Knife treatment capability, a high capital cost item. USN provides the Gamma Knife to medical facilities on a "cost per treatment" basis. USN owns the Gamma Knife units, and is reimbursed by the facility where it is housed, based on utilization.

      USN's principal target market is medical centers in major health care catchment areas that have physicians experienced with and dedicated to the use of the Gamma Knife. USN seeks cooperative ventures with these facilities. USN believes that, as of December 31, 1996, there were approximately thirty Gamma Knife treatment centers in the United States.

      In July 1993, USN purchased its first Leksell Gamma Knife from Elekta Instruments, Inc. (Elekta), for the purpose of installing it at the Research Medical Center (RMC) in Kansas City, Missouri. USN paid approximately $3,000,000 for the Gamma Knife. In September 1993, USN entered into a lease/purchase agreement with Financing for Science International, Inc. (FSI), a medical equipment leasing company, to finance the Gamma Knife purchase. FSI was acquired by FINOVA Capital Corporation in 1996 and they presently hold the lease.

      USN opened its first Gamma Knife Center on the premises of RMC in September 1994. RMC is part of Health Midwest, a consortium of eleven hospitals and numerous affiliates. USN formed a cooperative venture with RMC in September, 1993. Per an agreement with RMC, GHS, Inc. sold 500,000 shares of its common stock for $500,000 to RMC to secure additional working capital in order to enable USN to develop and construct a Gamma Knife Facility. USN has installed the Gamma Knife in the facility, where it is being utilized by neurosurgeons credentialled by RMC. USN is reimbursed for use of the Gamma Knife by RMC based on a percentage of the fees collected by RMC for Gamma Knife procedures. Pursuant to a ground lease agreement, RMC leased to USN the land on which to build the Gamma Knife facility.

      USN plans to open a second treatment center on the campus of New York University (NYU) Medical Center in New York, New York. The Company has secured a lease purchase agreement with DVI Financial Services, Inc.. In September 1996, DVI made a progress payment in the amount of $1,160,000 to Elekta and refunded the $290,000 to USN that was made as a deposit. As a result, USN is currently paying interest only on $2,610,000. The Certificate of Need (CON) has been obtained from New York State allowing construction and operation of the Gamma Knife Center. The Company expects that the Center will open in the spring of 1997. The agreement with DVI provides for a $2,900,000 lease for the Gamma Knife and up to $900,000 in construction financing. In November 1996, DVI placed $825,000 in an escrow account to cover the estimated costs of completing the NYU Center. Of the $825,000, $300,000 is a three year term loan to USN and $525,000 was advanced as an accounts receivables credit line.

Gamma Knife Technology

      The Leksell Gamma Knife is a unique stereotactic radiosurgical device used to treat brain tumors and other malformations of the brain without invasive surgery. The Gamma Knife delivers a single, high dose of ionizing radiation emanating from 201 cobalt-60 sources positioned about a hemispherical, precision machined cavity. The lesion is first targeted with precision accuracy using advanced imaging and three dimensional treatment planning techniques such as CT Scans, MR Scans, conventional X-rays, or angiography. Each individual beam is focused on a common target producing an intense concentration of radiation at the target site, destroying the lesion while spreading the entry radiation dose uniformly and harmlessly over the patient's skull . The mechanical precision at the target site is +/- 0.1mm (1/10 of 1 millimeter). Because of the steep fall-off in the radiation intensity surrounding the target, the lesion can be destroyed, while sparing the surrounding tissue.

      The procedure, performed in a single treatment, sharply reduces hospital stay and eliminates post-surgical bleeding and infection. When compared with conventional neurosurgery, Gamma Knife treatment is less expensive. However, not all patients are candidates for radiosurgery since the decision to use the Gamma Knife depends on the type, size, and location of the lesion.

Regulatory Environment

      The levels of revenues and profitability of companies involved in the health services industry, such as USN, may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means. Although the Company does not believe that the business activities of USN will be materially affected by changes in the regulatory environment, it is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effects healthcare reform may have on USN's business, and no assurance can be given that any such reforms will not have a material effect on USN.

      In addition, the provision of medical services in the United States is dependent on the availability of reimbursement to consumers from third party payors, such as government and private insurance companies. Although, patients are ultimately responsible for services rendered, the Company expects that the majority of USN's revenues will be derived from reimbursements by third party payors. Medicare has authorized reimbursement for Gamma Knife treatment. Over the last several years, such third party payors are increasingly challenging the cost effectiveness of medical products and services and taking other cost-containment measures. Therefore, although treatment costs using the Gamma Knife compare favorably to traditional invasive brain surgery it is unclear how this trend among third party payors and future regulatory reforms affecting governmental reimbursement will affect procedures in the higher end of the cost scale.

      The Company is planning to establish future Gamma Knife centers. Completion of future centers will require approvals and arrangements with hospitals, health care organizations, or other third parties, including certain regulatory authorities. The Food and Drug Administration has issued the requisite pre-market approval for the Gamma Knife to be utilized by USN. In addition, many states require hospitals to obtain a Certificate of Need (CON) before they can acquire a significant piece of medical equipment. The Company plans to enter into future ventures in which that "need" will be demonstrable, but it can have no assurance that Certificates of Need will be granted in every case.

      In addition, the Nuclear Regulatory Commission must issue a permit to USN to permit loading the COBALT at each Gamma Knife site. While the Company believes that it can obtain a NRC permit for each Gamma Knife machine, there is no assurance that it will.

Liability Insurance

      Although the Company does not directly provide medical services, it has obtained professional medical liability insurance, and has general liability insurance as well. The Company believes that its insurance is adequate for providing treatment facilities and non-medical services although there can be no assurance that the coverage limits of such insurance will be adequate or that coverage will not be reduced or become unavailable in the future.

Competition

      The health care industry, in general, is highly competitive and the Company expects to have substantial competition from other independent organizations, as well as from hospitals in establishing future Gamma Knife centers. There are other companies that provide the Gamma Knife on a "cost per treatment basis". In addition, larger hospitals may be expected to install Gamma Knife technology as part of their regular inpatient services. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, facility location, convenience of scheduling and availability of patient appointment times. The Company believes that cost containment measures will encourage hospitals to seek companies that are providing the technology, instead of incurring the capital cost of establishing their own Gamma Knife centers.

Gamma Knife Supply and Servicing

      Currently the only company that manufactures, sells, and services the Gamma Knife is Elekta Instruments, Inc., a subsidiary of AB Elekta of Stockholm, Sweden. Any interruption in the supply or services from Elekta would adversely affect USN's plans to open additional Gamma Knife treatment centers as well as to maintain those centers in existence.

Gamma Knife Financing

      The Company secured financing from FSI for the first Gamma Knife installation at the RMC site, and obtained a lease commitment from DVI Financial Services for its second Gamma Knife installation planned for New York. The Gamma Knife is an expensive piece of equipment presently costing approximately $3,000,000. Therefore, the Company's development of new Gamma Knife centers is dependent on its ability to secure favorable financing. The Company believes that it will continue to be successful in obtaining financing but can give no absolute assurance that it will.

New Technology/Possible Obsolescence

      Gamma Knife technology may be subject to technological change. Consequently, the Company will have to rely on the Gamma Knife's manufacturer, Elekta, to introduce improvements or upgrades in order to keep pace with technological change. Any such improvements or upgrades which the Company may be required to introduce will require additional financing. In addition, newly developed techniques and devices for performing brain surgery may render the Gamma Knife less competitive or obsolete.

Employees

      GHS, Inc. has twenty-one full-time employees and five part-time employees. Of these employees, two are engaged in sales and marketing, eighteen in technical and functional site support and/or development, four in administration and office support, one in site development, and one is a medical director. Upon the closing of the sale with HMS, all employees will be retained by HMS.

ITEM 2.     PROPERTIES

      The Company's base facility, from which it conducts substantially all of its operations, are located in Rockville, Maryland, and occupy approximately 2,350 square feet which is currently leased on a month to month basis. The current rent is approximately $34,000 per year. In December 1994, the Company opened a second office in Sacramento, California. This office occupies 1,600 square feet, and the annual rent is approximately $28,000. USN occupies approximately 1,600 square feet in its RMC facility. This facility is located on the campus of RMC in Kansas City, Missouri. The ground rent is not material.

ITEM 3.     LEGAL PROCEEDINGS

      None.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY
                                          HOLDERS

      None

                                     PART II

ITEM 5.     MARKET FOR THE REGISTRANT'S COMMON STOCK AND
               RELATED SECURITY HOLDER MATTERS

      The Company's Common Stock traded in the over-the-counter market, NASDAQ symbol GHSI until January 30, 1997 and has traded since on the OTC bulletin board. The range of high and low bid quotations as reported by NASDAQ System for the two years ended December 31, 1996 are set forth below.

      Period                            High Bid           Low Bid
      ------                            --------           -------
January 1 - March 31, 1995                1.00                .75
April 1 - June 30, 1995                    .75                .75
July 1 - September 30, 1995                .75                .75
October 1 - December 31, 1995              .625               .375

      Period                            High Bid           Low Bid
      ------                            --------           -------
January 1 - March 31, 1996                $.625              $.50
April 1 - June 30, 1996                    .625               .31
July 1 - September 30, 1996                .75                .375
October 1 - December 31, 1996              .56                .125

      The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

As of March 31, 1997, there were approximately 113 holders of record of the Company's Common Stock.

      To date the Company declared no dividends on its Common Stock and does not anticipate declaring dividends in the foreseeable future.

ITEM 6.     SELECTED FINANCIAL DATA

      Set forth below is the selected financial data pertaining to the financial condition and operations of the Company for the years ended December 31, 1992 through 1996. The latest financial statements of the Company are included in
Item 14 in Part IV of this
report. The information set forth should be read in conjunction with such financial statements and the notes thereto.

                                       Year Ended
                                       December 31,
                      ---------------------------------------------------------
                      1996         1995          1994         1993        1992
                      ----         ----          ----         ----        ----
Statement of
Operations Data:

Revenue            $4,232,000   $4,445,000    $2,335,000   $2,493,000  $2,062,000
Net income (loss)     168,000     (176,000)     (666,000)      53,000      60,000

Net income (loss)
per share                 .02         (.03)         (.10)         .01         .01

Weighted Average
Common Shares       6,947,828    6,947,828     6,935,016    5,817,677   5,185,328
Outstanding

                                       As at
                                       December 31,
                          ------------------------------------------------------
                          1996         1995        1994       1993       1992
                          ----         ----        ----       ----       ----
Balance Sheet
Data:

  Working Capital        ($824,000)    579,000    883,000  1,861,000  $1,105,000
  Total Assets           8,635,000   7,339,000  5,885,000  6,991,000  $2,012,000
  Long term debt         3,944,000   2,838,000  2,236,000  2,694,000        --
  Common Stock issued
  with put option          500,000     500,000    500,000    500,000        --
Total Stock-
  holders equity        $2,097,000   1,929,000  2,105,000  2,748,000  $1,456,000

ITEM 7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Financial Statements and Notes set forth elsewhere in this report.

Results of Operations

On March 10, 1997, GHS, Inc. and Health Management Systems, Inc. (HMS), announced that they entered into a definitive asset purchase agreement pursuant to which HMS will acquire substantially all of the assets of GHS' subsidiaries, Global Health Systems, Inc. and GHS Management Services. These subsidiaries provide computerized record-based processing systems and services for managed care, public health and ambulatory care facilities. The purchase agreement calls for consideration to GHS by HMS of $2,100,000 in cash, subject to certain closing adjustments. The Company expects that the proposed transaction by virtue of the sale of the Company's systems business, will cause a significant reduction in revenue but a greater reduction in expenses that will increase the possibilities for future profitability. This will happen because the Company will no longer have any systems, maintenance, or claims processing costs and 75-80% of the sales, general and administrative costs will no longer be needed. The savings which the Company expects to derive from the sales are also evidenced by the fact that for the prior two fiscal years the Company has had expenses that exceeded revenues for the systems business. In 1996 the revenues from the systems business were $2,780,000 and expenses were $3,400,000. In 1995 revenues were $3,162,000 and expenses were $3,297,000. The Company will retain its investment in Florida Specialty Networks, a company that manages specialty networks.

1996 Compared to 1995

Total revenues declined 5% in 1996 to $4,232,000 from $4,445,000 in 1995. New systems sales decreased 53% to $884,000 from $1,777,000 in 1995. The decrease was attributable to lower hardware sales as the Company focused on services as compared to turnkey systems sales. Maintenance revenue increased 27% to $1,370,000 from $1,083,000 in 1995. This increase was attributable to the Company's success in selling facilities management to clients to expand the capability of the GHiS at their facilities. Claims processing increased by 74% to $526,000. Revenues of the Company's other subsidiary, US NeuroSurgical, Inc.
(USN), grew 13% to $1,452,000 from $1,283,000 in 1995. The revenue growth reflects the increased acceptance of the Center and the community. In fiscal 1996, the Company also received $157,000 in income from its investment in FSN as compared to no such income in 1995. FSN's net income was substantially due to a favorable settlement of litigation of $809,000. Without the settlement FSN would have had a loss of $110,129.

Total expenses decreased 6% to $4,361,000 from $4,644,000 1995. Systems costs dropped to $1,047,000 from $1,651,000 a year earlier. This decrease was a result of lower hardware purchases in 1996. Maintenance expense increased to $942,000 from $583,000 in 1995. This increase was caused by higher than anticipated expenses associated with the start up of new services for clients. The Company increased its reserve for doubtful accounts by $150,000. A substantial portion of the revenue is for one account that has disputed the Company's charges. Due to the uncertain status of this receivable the Company reserved 100% of the balance. Selling, general and administrative expenses increased by 57% to $1,571,000 from $999,000 a year earlier. The increase was caused by higher insurance costs related to USN and increased reserves for doubtful Global Health Systems, Inc. accounts receivable. Patient expenses associated with the operation of the Kansas City Center were $574,000 for the year, down from $751,000 in the prior year. The Company had interest expense of $309,000 in 1996 compared to $504,000 in 1995. An additional $249,000 of 1996 interest costs attributable to the NYU construction costs were capitalized. The company realized a deferred tax benefit from the pending HMS sale of $463,000 in 1996. The effect of the capitalized interest costs and deferred tax benefit was net income of $168,000 in 1996 against a $176,000 net loss in 1995.

1995 Compared to  1994

Total revenues increased 89% in 1995 to $4,445,000 from $2,335,000 in 1994. New systems sales increased 39% to $1,777,000 from $1,282,000 in 1994. The increase was attributable to a new contract with the Chicago Department of Health (CDOH) to set up and manage public health information systems for the city. Maintenance revenue increased 61% to $1,083,000 from $672,000 in 1994. This also was attributable to the contract with CDOH. The company continues to focus on using facilities management to expand the capability of the GHiS for its clients. The Company's other subsidiary, US NeuroSurgical, Inc. (USN) had its first full year of revenue from its center at the Research Medical Center in Kansas City, Missouri. There were revenues of $1,283,000 in 1995 from USN.

      Total expenses increased 47% to $4,140,000 from $2,801,000 in 1994. System costs increased to $1,651,000 from $847,000 a year earlier. This increase was caused by the large hardware order for CDOH. Maintenance expense increased to $583,000 from $487,000 in 1994. This increase is not significant when it is compared to the revenue increase in this area. Selling, general and administrative expense declined 14% to $999,000 from $1,161,000 a year earlier. The decrease is attributable to cost control measures implemented on travel, office expenses and some salary reductions. The higher revenues were achieved without any additions to administrative staff. Patient expenses associated with the operation of the Kansas City Center were $751,000 for the year. The Company had interest expense of $504,000 in 1995 compared to $308,000 in 1994. USN continued to pay down its lease in Kansas City and began interest payments on its second Gamma Knife. As a result of the increased interest payments the net loss was $176,000.

 Liquidity and Capital Resources

      The Company had a working capital ratio of .6 in 1996, as compared to 1.3 in 1995. As of December 31, 1996, net cash provided by operating activities was $145,000, as compared to net cash provided of $438,000 in 1995. Depreciation and amortization expense was $631,000 in 1996, as compared to $617,000 in 1995. Accounts receivable decreased by $307,000 in 1996 from 1995. Unbilled accounts receivable decreased $545,000 in 1996. The decreases reflect improved billing and collections efforts. In 1995 unbilled accounts receivable increased by $465,000 and billed accounts receivable increased by $251,000 from 1994.

      In 1996, net cash used in investing activities was $1,517,000. The Company made a $1,160,000 progress payment on its second Gamma Knife and received back the $290,000 deposit on the NYU Gamma Knife from DVI. In 1995, net cash used in investing activities was $1,243,000. The Company made a $1,160,000 progress payment on the NYU Gamma Knife.

      In 1996, net cash provided by financing activities was $1,333,000. The Company paid $522,000 towards the lease obligations on its Kansas City Gamma Knife and made a $1,160,000 progress payment for NYU. In addition, the Company paid $825,000 into an escrow account to fund NYU construction. The Company also is responsible for making interest payments on the progress payment on its second Gamma Knife.

      In 1996, net cash provided by financing activities was $850,000. In 1995, the Company paid $430,000 towards the Kansas City lease. The Company made a $1,160,000 progress payment for NYU.

      USN has a five year operating lease for Kansas City that began in September 1994. The annual payments are $805,000. The Company is making interest payments on progress payments for its NYU Gamma Knife and on the construction loan for NYU. The progress payments have been for $2,610,000 plus $825,000 in the construction escrow account. The interest rate is 10% annually. Assuming the transaction with HMS closes the Company expects net cash proceeds of approximately $1,900,000. On a long term basis the Company expects that the proceeds will provide sufficient capital for the next 12-24 months. Nevertheless the use of these funds could be accelerated if the Company opens additional Gamma Knife Centers.

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The Financial Statements and Supplementary Data are listed under Item 14 in this Annual Report of Form 10-K and attached hereto.

ITEM 9.     DISAGREEMENTS ON ACCOUNTING AND FINANCIAL
            DISCLOSURE

      None

                                    PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE
            REGISTRANT

      The directors and executive officers of the Company are as follows:

      Name                          Age                    Position
      ----                          ---                    --------

   Alan Gold                        52                  President & Chairman

   Jerry M. Brown, Ph.D.            58                  Director

   William F. Leimkuhler            45                  Director


      Alan Gold has served as President and a director since the Company's formation. He was one of the founders of Global Health Systems, the predecessor of the Company, serving as its President since its formation in July 1983. From 1981 to 1983 he served as Executive Vice-President of Libra Group, a company located in Rockville, Maryland, engaged in health care automation, where he was President of Global Health Foundation and Libra Research and Executive Vice President of Libra Technology.

     Jerry M. Brown, Ph.D. He was elected to the GHS board in July, 1993, and served as President of US NeuroSurgical, Inc. until August, 1995. From 1990 to 1993 he was an independent consultant to the health care industry. Dr. Brown served in the US Army Medical Department from 1967 - 1990, retiring as a Lieutenant Colonel.

      William F. Leimkuhler has served as director of the Company since its incorporation in 1984. Since January 1994, Mr. Leimkuhler has been the Vice President of Allen & Company Incorporated, an investment banking firm. From 1984 to December, 1993, Mr. Leimkuhler was a partner with the law firm of Werbel McMillin &

Carnelutti, which has served as counsel to the Company on various matters since the Company's formation.

      Each director is elected for a one year period ending on the date of the next annual meeting of shareholders of the Company, and until his or her successor is duly elected and qualified. Officers serve at the will of the Board of Directors. Upon closing of the transaction with HMS Alan Gold will retain his titles of and duties as President and Chief Executive Officer of the Company. The Company anticipates that there will be no conflict of interest as he performs his duties. The employment offer made by HMS to Mr. Gold expressly permits Mr. Gold to continue to fulfill his duties as President and Chief Executive Officer of GHS.

ITEM 11     EXECUTIVE COMPENSATION

      The information below sets forth the compensation for the year ended December 31, 1995, for each executive officer of the Company:

                                Summary Compensation Table

Name and                Annual Compensation
Principal Position      Year        Salary($)
------------------      ----        ---------
Alan Gold,
President & Director    1996        $150,000
                        1995        $150,000
                        1994        $144,400

      The Company and Mr. Gold are parties to an employment agreement giving either the Company or Mr. Gold the option to terminate the agreement by giving the other party 6 months written notice.

Stock Option Plan

      Effective March 7, 1986, and as amended June 18, 1987, the Company adopted a 1986 Stock Option Plan (the "Plan") pursuant to which options to purchase up to 750,000 shares of the Company's Common Stock may be granted to directors, officers and other key employees of the Company. As of March 31, 1997, 360,000 options were outstanding under the Plan. The Plan is administered by the Board of Directors. The options may be either incentive stock options conforming to the provisions of Section 422A of the Internal Revenue Code, or non-qualified options. The purchase price for shares under each option, incentive or non-qualified, is determined by the Board but will not be less than 100% and 90%, respectively, of the fair market value of the Common Stock at the time the option is granted. If an employee at the time the option is proposed to be granted owns more than 10% of the voting stock of the Company, the option price for incentive options will not be less than 110% of the fair market value of the Common Stock on the date of grant and the option will continue in effect for not more than five years. No options may be granted under the Plan after 1996. The exercise price must be paid in full upon exercise of an option, in cash or in shares of Common Stock of the Company. Options are nontransferable except by will or by the laws of descent and distribution. During 1996, no new options were granted under the Plan.

       Aggregate Unexercised Options & Option Values at December 31, 1995

                                                    Value of Unexercised In-The
                Number of Unexercised Options       Money Options at December
                at December 31, 1996 (#)            31, 1996 ($)
Name            Exercisable/Unexercisable           Exercisable/Unexercisable
----            -----------------------------       ---------------------------

Alan Gold           124,000 / 25,000                    $63,000/14,000(1)

(1) Based on average of closing bid and asked prices of the Company's common stock on December 31, 1996.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
            OWNERS AND MANAGEMENT

      The following table sets forth, as of March 23, 1997 certain information with respect to each beneficial owner of more than 5% of the Company's Common Stock and each director and executive officer of the Company:

                                    Number of Shares
  Name and Address                    Beneficially     Percent of
of Beneficial Owner                     Owned(1)         Class
-------------------                     --------         -----
Alan Gold(2)                             535,420          7.6%
1350 Piccard Drive
Rockville, MD 20850

William F. Leimkuhler                       --             --
711 Fifth Avenue
New York, NY 10022

Jerry M. Brown, Ph.D                      28,500          0.4%
1205 Stratford Drive
Anderson, SC 29621

Stanley S. Shuman(3)                   1,071,250         15.4%
711 Fifth Avenue
New York, NY 10022

Allen & Company Incorporated(4)        2,022,000         28.6%
711 Fifth Avenue
New York, NY 10022

Research Medical Center                  500,000          7.2%
2316 East Meyer Blvd
Kansas City, MO 64132

Charles Elsner                           400,000          5.8%
c/o The Forschner Group Inc.
151 Long Hill Crossroads
Shelton, CT 96484

All Directors and Officers               563,920          8.0%
as a group (three persons)(2)

-------

(1) Unless otherwise indicated, all shares are beneficially owned and sole voting and investment power is held by the person named above.

(2) Includes 420,500 shares held jointly by Mr. Gold and his wife, Ms. Susan Greenwald, as joint tenants with right of survivorship and 124,000 exercisable stock options.

(3) Includes 210,250 shares held in certain trusts for the benefit of Mr. Shuman's children, of which shares Mr. Shuman disclaims beneficial interest. Also includes warrants to purchase 20,000 shares of Common Stock beneficially owned by Mr. Shuman.

(4) In addition to those shares beneficially owned by Allen & Company, certain officers of Allen and their families, including Mr. Shuman, own 1,721,750 shares. Also includes warrants to purchase 120,000 shares of common stock.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1993, the Company granted a 20% interest in US NeuroSurgical, Inc. to
A. Hyman Kirshenbaum, M.D. an officer of USN, and Jerry Brown, Ph.D., a director of the Company ("related parties"). Under the terms of the agreement between GHS and the related parties, GHS has the right to buy for cash or common stock the 20% interest owned by the related parties at any time during each of the third through sixth full fiscal years of the agreement. The Company exercised its right in September 1996. The number of shares for the purchase, has been estimated to be 33,200 by the Company which valuation has been disputed by the related parties.

      In connection with the grant of the 20% interest, the Company entered into an agreement with the related parties which provided for reimbursement to such parties of their reasonable expenditures towards establishing US NeuroSurgical.

      The Company agreed to repay up to $250,000 of such valid documented expenses by issuing up to 125,000 shares of GHS, Inc. common stock and up to $125,000 in US Neuro notes payable from pre-tax earnings of US Neuro. One of the parties (Dr. Brown) claims that GHS, Inc. will owe 62,500 shares of GHS, Inc. common stock and interest bearing notes totaling $62,500, when he provides documentation to the Company. The Company has requested documentation of the claimed expenses since August 1993. No documentation has been produced. However, the Company acting in good faith issued 62,500 shares of GHS, Inc. common stock during 1993 and 1994. Dr. Brown has not documented any valid expenses. The Company paid $30,000 for legal fees incurred prior to September 1, 1993 by Dr. Brown. The Company may take action to recover the 62,500 shares of GHS, Inc. stock issued to Dr. Brown.

      Dr. Brown entered into a three year employment contract with the Company in September 1993. Dr. Brown claims that his contract was unilaterally modified by the Company in November of 1994 and he was terminated without proper authority in August 1995. Dr. Brown also claims that he has been denied reimbursement of legitimate expenses of more that $20,000. The Company believes that Dr. Brown's claims are completely without merit. Upon signing his employment agreement Dr. Brown requested a $60,000 pay advance. The advance was granted as a loan with monthly repayments culminating in December 1995. Dr. Brown still owes the Company $6,900 on this loan. In November 1994, the Company negotiated an incentive compensation plan with Dr. Brown whereby he was paid a salary of $150,000 per annum with quarterly adjustments against his salary if the Gamma Knife operation did not meet minimum performance standards. The agreement guaranteed Dr. Brown a minimum salary of $100,000.

      Dr. Brown was paid salary through August 1995 at which time he was terminated as an employee and removed from the US Neuro Board of Directors. During the term of his employment with US Neuro, Dr. Brown was fully reimbursed for expenses which he submitted as incurred in connection with his responsibilities at US Neuro; however, the Company did not reimburse him for travel and expenses that he incurred which were for personal business or not pre-authorized by the Company.

                                     PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS
            ON FORM 8-K

(a)   The following documents are filed
      as part of this report:

                                                              Page No.
                                                              --------
      Financial Statements of the Company

         Report of Independent Auditors                          F-1
         Balance Sheet as of December 31, 1996 and 1995          F-2
         Statements of Operations for the years ended
              December 31, 1996, 1995, and 1994.                 F-3
         Statement of Changes in Stockholders' Equity
              for the period January 1, 1994 through
              December 31, 1996                                  F-4
         Statements of Cash Flows for the year ended
              December 31, 1996, 1995, and 1994.                 F-5
         Notes to Financial Statements                           F-6
         Report of Independent Auditors with respect
              to Supplementary Schedules                         S-1
         Valuation and Qualifying Accounts                       S-2
         Financial statements for Florida Specialty
              Networks, Ltd. for the periods ending
              December 31, 1996 and 1995.                        B-1
         Financial statements for Florida Specialty
              Networks, Ltd. for the periods ending
              December 31, 1995, 1994 and 1993.                  C-1

            All other schedules have been omitted as the conditions requiring their filing are not present or the information required therein has been included in the notes to the financial statements.

(b)   Reports on Form 8-K

            During the three months ended December 31, 1996, the Company did not file any reports on Form 8-K with the Securities and Exchange Commission.

(c)  Exhibits

      3     Articles of Incorporation and By-laws
            (a) Restated Certificate of Incorporation and by-laws of the Company (incorporated by reference to exhibits 3.1 and 3.2 of the Company's Registration Statement No. 33-4532-W on Form S-18)


            (b) Certificate of Amendment dated June 18, 1987 (incorporated by reference to exhibit 3(b) of the Company's 1987 Annual Report on Form 10-K).

            (c) Certificate of Amendment dated November 17, 1989 (pursuant to which the Company changed its name to GHS, Inc.) (incorporated by reference to exhibit 3(c) of the Company's 1988 Annual Report on Form 10-K).

      10    Material Contracts

            (a) Office Lease dated November 1, 1990 (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement No. 33-4532-W on form S-18).

            (b) Employment Agreement dated December 14, 1984 between the Company and Alan Gold, as amended March 7, 1986 (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement No. 33-4532-W on form S-18).

            (c) Stock Option Plan dated March 7, 1986 (incorporated by reference to Exhibit 10.4 of the Company's Registration Statement No. 33-4532-W on form S-18).

            (d) Asset Purchase Agreement dated as of December 13, 1984 between GHS Acquisition Corp., Datalab, Inc., Global Health Systems, Inc. and GHS, Inc. (pursuant to which the Company acquired substantially all the assets, and assumed certain liabilities, of Global Health Systems MD) (incorporated by reference to Exhibit 10.5 of the Company's Registration Statement No.
            33-4532-W on form S-18).

            (e) Assignment and Assumption Agreement dated as of November 22, 1988 between Global Health Systems, Inc. and Global Health Computer Systems, Inc. (pursuant to which the parent transferred assets, liabilities and current operations to the subsidiary) (Incorporated by reference to exhibit 10(j) of the Company's 1988 Annual Report on Form 10K)

            (f) Gamma Knife Neuroradiosurgery Equipment Agreement dated August, 1993 between Research Medical Center and US NeuroSurgical (incorporated by reference to Exhibit 10h to the Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 1993).

            (g) Agreement for Issuance and Sale of Stock dated August, 1993 between Research Medical Center and GHS, Inc. (incorporated by reference to Exhibit 10i to the Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 1993).

            (h) Ground Lease Agreement dated August, 1993 between Research Medical Center and US NeuroSurgical (incorporated by reference to
            Exhibit 10j to the Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 1993).

            (i) LGK Agreement dated July 12, 1993 between Elekta Instruments, Inc. and US NeuroSurgical (incorporated by reference to Exhibit 10k to the Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 1993).

            (j) Financing for Science International Commitment dated August 16, 1993 between Financing for Science International, Inc. and US NeuroSurgical (incorporated by reference to Exhibit 10l to the Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 1993.)

            (k) Employment Agreement dated September 1, 1993 between US NeuroSurgical and Jerry M. Brown, Ph.D. (incorporated by reference to Exhibit 10m to the Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 1993.)

            (l) Agreement dated July 23, 1993 between GHS, Inc., and A. Hyman Kirshenbaum, M.D., and Jerry M. Brown, Ph.D., (incorporated by reference to Exhibit 10n to the Company's Quarterly Report or Form 10-Q/A for the quarter ended September 31, 1993.)

            (m) Amendment dated October 27, 1994 to Employment Agreement between U.S. NeuroSurgical and Jerry Brown, Ph.D. (incorporated by reference to Exhibit 10m to the Company's 1994 Annual Report on Form 10-K).

            (n) Agreement dated October 28, 1994 between U.S. NeuroSurgical, Inc. and Financing for Science and Industry, Inc. (incorporated by reference 10n to the Company's 1994 Annual Report on Form 10-K).

            (o) Agreement dated December 29, 1993, between U.S. NeuroSurgical, Inc. and Elekta Instruments, Inc. (incorporated by reference 10o to the Company's 1994 Annual Report on Form 10-K).

            (p) Asset Purchase Agreement dated March 10, 1997 between Health Management Systems, Inc. and GHS, Inc. (incorporated by reference 10P to the Company's 1994 Annual Report on Form 10-K).

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   May 07, 1997

                              GHS, Inc.
                              (Registrant)


                        By    /s/ Alan Gold
                              -------------------------------------------------
                              Alan Gold
                              President and Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


May 07, 1997                  /s/ Alan Gold
                              -------------------------------------------------
                              Alan Gold
                              President and Director
                              (Chief Executive, Financial Officer)


May 07, 1997                  /s/ William F. Leimkuhler
                              -------------------------------------------------
                              William F. Leimkuhler
                              Director


May 07, 1997
                              -------------------------------------------------
                              Jerry M. Brown, Ph.D.
                              Director

               [Letterhead for Richard A. Eisner & Company, LLP]

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
GHS, Inc.
Rockville, Maryland

         We have audited the accompanying consolidated balance sheets of GHS, Inc. and subsidiaries as at December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of GHS, Inc. and subsidiaries at December 31, 1996 and December 31, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Richard A. Eisner & Company LLP

New York, New York
March 13, 1997

                           GHS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                      December 31,
                                                                               -------------------------
                                       A S S E T S                                1996          1995
                                                                               -----------   -----------
Current assets:
   Cash and cash equivalents ................................................  $   159,000   $   198,000
   Accounts receivable (net of allowance for doubtful
     accounts of $164,000 in 1996 and $14,000 in 1995) ......................      994,000     1,451,000
   Unbilled accounts receivable .............................................       31,000       576,000
   Contract installments receivable .........................................                     15,000
   Inventory ................................................................                     12,000
   Refundable deposits ......................................................                    290,000
   Other current assets .....................................................       86,000        91,000
                                                                               -----------   -----------
          Total current assets ..............................................    1,270,000     2,633,000

Furniture and equipment .....................................................       77,000        56,000
Software development costs ..................................................      180,000       291,000
Other assets ................................................................      198,000        98,000
Deferred tax asset ..........................................................      463,000
Gamma Knife Venture assets:
   Gamma Knife ..............................................................    1,933,000     2,348,000
   Progress payments - Gamma Knife ..........................................    2,610,000     1,160,000
   Unamortized leasehold costs ..............................................      954,000       661,000
   Deposits .................................................................       43,000        65,000
   Cash held in escrow ......................................................      907,000        27,000
                                                                               -----------   -----------

          T O T A L .........................................................  $ 8,635,000   $ 7,339,000
                                                                               ===========   ===========

                                  L I A B I L I T I E S

Current liabilities:
   Accounts payable and accrued expenses ....................................  $   845,000   $ 1,337,000
   Loans payable - officer ..................................................                     20,000
   Notes payable - other ....................................................                    100,000
   Accrued costs to complete contracts ......................................                     25,000
   Loan payable - Gamma Knife - current portion .............................       63,000        55,000
   Obligation under capital lease - current portion:
     Demand loan ............................................................      525,000
     Gamma Knife Venture ....................................................      592,000       512,000
     Equipment ..............................................................       69,000         5,000
                                                                               -----------   -----------
          Total current liabilities .........................................    2,094,000     2,054,000
                                                                               -----------   -----------

Obligation under capital lease:
   Gamma Knife ..............................................................    1,132,000     1,724,000
   Equipment ................................................................      265,000         9,000
                                                                               -----------   -----------
                                                                                 1,397,000     1,733,000
                                                                               -----------   -----------

Loan payable - Gamma Knife ..................................................    2,547,000     1,105,000
                                                                               -----------   -----------

Minority interest ...........................................................                     18,000
                                                                                             -----------

Common stock - par value $.01; 500,000 shares issued with
   put option ...............................................................      500,000       500,000
                                                                               -----------   -----------

Commitments and other matters

                                  STOCKHOLDERS' EQUITY

Preferred stock - 1,000,000 shares authorized; none issued Common stock - par value $.01; 25,000,000 shares
   authorized; 6,447,828 issued and outstanding in
   1996 and 1995 ............................................................       65,000        65,000
Additional paid-in capital ..................................................    3,082,000     3,082,000
(Deficit)  ..................................................................   (1,050,000)   (1,218,000)
                                                                               -----------   -----------
          Total stockholders' equity ........................................    2,097,000     1,929,000
                                                                               -----------   -----------

          T O T A L .........................................................  $ 8,635,000   $ 7,339,000
                                                                               ===========   ===========

                 The accompanying notes to financial statements
                          are an integral part hereof.

                           GHS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Year Ended December 31,
                                                                  ---------------------------------------
                                                                     1996          1995          1994
                                                                  -----------   -----------   -----------
Revenue:
   Software systems ............................................  $   884,000   $ 1,777,000   $ 1,282,000
   Maintenance .................................................    1,370,000     1,083,000       672,000
   Claims processing ...........................................      526,000       302,000
   Patient revenue .............................................    1,452,000     1,283,000       381,000
                                                                  -----------   -----------   -----------

          T o t a l ............................................    4,232,000     4,445,000     2,335,000
                                                                  -----------   -----------   -----------

Costs and expenses:
   Software systems ............................................    1,047,000     1,651,000       847,000
   Maintenance .................................................      942,000       583,000       487,000
   Claims processing expense ...................................      227,000       156,000
   Patient expenses ............................................      574,000       751,000       306,000
   Selling, general and
     administrative ............................................    1,571,000       999,000     1,161,000
                                                                  -----------   -----------   -----------

          T o t a l ............................................    4,361,000     4,140,000     2,801,000
                                                                  -----------   -----------   -----------

Income (loss) from operations
   before items below ..........................................     (129,000)      305,000      (466,000)
                                                                  -----------   -----------   -----------

Interest expense ...............................................     (309,000)     (504,000)     (308,000)
Interest income ................................................        2,000         1,000        23,000
Income from equity investee ....................................      157,000
                                                                  -----------   -----------   -----------

                                                                     (150,000)     (503,000)     (285,000)
                                                                  -----------   -----------   -----------

(Loss) before income tax benefit
   and minority interest .......................................     (279,000)     (198,000)     (751,000)
Deferred income tax benefit ....................................      463,000
                                                                  -----------   -----------   -----------

Income (loss) before minority
   interest ....................................................      184,000      (198,000)     (751,000)
Minority interest ..............................................      (16,000)       22,000        85,000
                                                                  -----------   -----------   -----------


NET INCOME (LOSS)  .............................................  $   168,000   $  (176,000)  $  (666,000)
                                                                  ===========   ===========   ===========


Net income (loss) per share ....................................  $       .02   $      (.03)  $      (.10)
                                                                  ===========   ===========   ===========


Weighted average common shares
   outstanding .................................................    6,947,828     6,947,828     6,935,016
                                                                  ===========   ===========   ===========

                 The accompanying notes to financial statements
                          are an integral part hereof.

                           GHS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                              Common Stock *
                           ------------------
                           Number               Additional
                             of                   Paid-in
                           Shares      Amount     Capital      (Deficit)     Total
                           ------      ------     -------      ---------     -----

Balance - January 1,
   1994  .............   6,424,328   $  65,000   $3,059,000  $  (376,000)  $2,748,000

Issuance of common
   stock for services
   rendered ..........      23,500                   23,000                    23,000

Net (loss) for the
   year ended
   December 31, 1994 .                                          (666,000)    (666,000)
                        ----------   ---------   ----------  -----------   ----------

Balance - December 31,
   1994  .............   6,447,828      65,000    3,082,000   (1,042,000)   2,105,000

Net (loss) for the
   year ended
   December 31, 1995 .                                          (176,000)    (176,000)
                        ----------   ---------   ----------  -----------   ----------

Balance - December 31,
   1995  .............   6,447,828      65,000    3,082,000   (1,218,000)   1,929,000

Net income for the
   year ended
   December 31, 1996 .                                           168,000      168,000
                        ----------   ---------   ----------  -----------   ----------

BALANCE - DECEMBER 31,
   1996  .............   6,447,828   $  65,000   $3,082,000  $(1,050,000)  $2,097,000
                        ==========   =========   ==========  ===========   ==========

*  Excluding shares with put option

                 The accompanying notes to financial statements
                          are an integral part hereof.

                           GHS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Year Ended December 31,
                                                                                   -------------------------------
                                                                                   1996          1995         1994
                                                                                   ----          ----         ----
Cash flows from operating activities:
   Net income (loss)  .......................................................  $   168,000   $  (176,000)  $(666,000)
   Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
       Depreciation and amortization ........................................      631,000       617,000     341,000
       Provision for bad debts ..............................................      150,000
       Gain from equity investee ............................................     (157,000)
       Minority interest in net income (loss) of consolidated subsidiary ....       16,000       (22,000)    (85,000)
       Changes in operating assets and liabilities:
         (Increase) decrease in accounts receivable .........................      307,000      (251,000)     84,000
         (Increase) decrease in unbilled accounts receivable ................      545,000      (465,000)    315,000
         Decrease in contract installments receivable .......................       15,000        19,000      15,000
         Decrease in inventory ..............................................       12,000
         Decrease in other current assets ...................................        5,000
         Decrease in refundable deposits ....................................      290,000
         Deferred tax assets ................................................     (463,000)
         (Increase) in cash held in escrow ..................................     (880,000)
         (Increase) decrease in other assets ................................       57,000       (86,000)     62,000
         (Decrease) increase in accounts payable and accrued expenses and
           accrued costs to complete contracts ..............................     (551,000)      802,000    (159,000)
                                                                               -----------   -----------   ---------

             Net cash provided by (used in) operating activities ............      145,000       438,000     (93,000)
                                                                               -----------   -----------   ---------

Cash flows from investing activities:
   Furniture and equipment purchases ........................................      (39,000)      (33,000)    (24,000)
   Software development costs ...............................................      (50,000)      (50,000)   (350,000)
   Investment in joint venture ..............................................                                 (4,000)
   Refunds on Gamma Knife ...................................................       22,000                   148,000
   Cost incurred with leasehold improvements ................................                               (520,000)
                                                                               -----------   -----------   ---------

             Net cash (used in) investing activities ........................      (67,000)      (83,000)   (750,000)
                                                                               -----------   -----------   ---------

Cash flows from financing activities:
   Payments of capital lease obligations ....................................     (522,000)     (430,000)   (220,000)
   Loan payable - officer ...................................................      (20,000)       20,000
   Notes payable - other ....................................................     (100,000)      100,000
   Loan payable - Gamma Knife ...............................................      525,000
   Release from escrow of proceeds from sale of common shares with put option                                500,000
                                                                               -----------   -----------   ---------

             Net cash provided by (used in) financing activities ............     (117,000)     (310,000)    280,000
                                                                               -----------   -----------   ---------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........................      (39,000)       45,000    (563,000)

Cash and cash equivalents - beginning of period .............................      198,000       153,000     716,000
                                                                               -----------   -----------   ---------


CASH AND CASH EQUIVALENTS - END OF PERIOD ...................................  $   159,000   $   198,000   $ 153,000
                                                                               ===========   ===========   =========


Supplemental disclosures of cash flow information: Cash paid for:
     Interest ...............................................................  $   316,000   $   510,000   $ 275,000
     Income taxes ...........................................................       13,000         3,000       3,000

Supplemental disclosures of noncash financing activities:
   Property acquired under capital lease obligations ........................      330,000        14,000
   Issuance of common stock for services rendered ...........................                                 23,000
   Progress payments - Gamma Knife ..........................................    1,450,000     1,160,000
   Loan payable - Gamma Knife ...............................................    1,450,000     1,160,000

              The accompanying notes to financial statements
                          are an integral part hereof.

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE A) - The Company and its Significant Accounting Policies:

      [1] Basis of preparation:

          GHS, Inc. (the "Company") through its subsidiaries, Global Health Systems, Inc. and GHS Management Services Inc. develops, installs and maintains computerized processing systems for managed care, public health and ambulatory care facilities.

          The Company's subsidiary, U.S. Neuro Surgical, Inc. ("U.S. Neuro") owns and operates stereotactic radiosurgery centers, utilizing the Gamma Knife technology, which commenced operations in September 1994.

          During 1995, the Company formed a new subsidiary, U.S. Neurosurgical Physics, Inc. ("USNP") to administer the billing and collection of the Physicist's fee for operating the Gamma Knife.

          The consolidated financial statements include the accounts of GHS, Inc., its wholly owned subsidiaries, Global Health Systems, Inc., GHS Management Services, Inc., U.S. Neurosurgical Physics, Inc., and U.S. Neuro. The Company accounts for its 20% investment in Florida Specialty Network ("FSN"), a computerized processing systems provider which operates in the United States on the equity method.

          During March 1997 the Company entered into an asset purchase agreement pursuant to which Health Management Systems, Inc. will acquire substantially all of the assets, except for accounts receivable, of the Company's subsidiaries, Global Health Systems, Inc. and GHS Management Services, Inc. The purchase price is $2,100,000 subject to certain closing adjustments. The Company will retain its subsidiaries, US Neuro, which owns and operates the Gamma Knife Center, and USNP.

      The financial statements include the following, as at and for the year ended December 31, 1996, applicable to the assets to be sold:

              Assets                                $  264,000
              Revenue                                2,780,000
              (Loss) before taxes                     (620,000)

      [2] Revenue recognition:

          Revenue from sales of software systems is recognized when the product is delivered and obligations remaining after delivery are not considered to be significant. Estimated costs in connection with installing the systems are accrued when the revenue is recognized. Income from software maintenance agreements is recognized ratably over

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE A) - The Company and its Significant Accounting Policies:
           (continued)

      [2] Revenue recognition: (continued)

the periods covered by such agreements. Contract installments receivable arising from sales of systems with extended payment terms are discounted to present value. Finance charges representing the discount to present value of the contract amount are credited to income over the term of the contract.

          Unbilled accounts receivable represent revenues which have been recognized, on delivery of the product, and will become billable at future dates in accordance with contract provisions.

          Patient revenue is recognized when the Gamma Knife procedure is rendered.

      [3] Inventories:

          Inventories are stated at the lower of cost (on the first-in, first-out method) or market and consist of computer equipment and peripheral devices.

      [4] Depreciation and amortization:

          The cost of furniture and equipment is depreciated on the straight-line method over the estimated useful lives of such assets. Leasehold costs are amortized on the straight-line method over 20 years, the life of the lease.

      [5] Software development:

          Costs associated with product development subsequent to establishment of technological feasibility including enhancements to software products, are capitalized and amortized as required by Statement of Financial Accounting Standards No. 86. Costs incurred prior to achieving technological feasibility are expensed as incurred. Amortization is generally provided on the straight-line method over two to five years commencing when the product is available for general release to customers.

      [6] Earnings per share:

          Earnings per share is based on the net income divided by the weighted average number of common shares outstanding during the year. Common stock equivalents consisting of stock options and warrants are included when dilutive.

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE A) - The Company and its Significant Accounting Policies:
           (continued)

      [7] Statement of cash flows:

          For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      [8] Estimates and assumptions:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      [9] Fair values of financial instruments:

          The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, unbilled accounts receivable, other current assets and accounts payable approximate fair value at December 31, 1996 and December 31, 1995 because of the short maturity of these financial instruments. The estimated carrying value of the obligations under capital lease and loans payable approximate fair value because the interest rates on these instruments approximate the market prices at December 31, 1996 and December 31, 1995. The fair value estimates were based on information available to management as of December 31, 1996 and December 31, 1995.

     [10] Stock-based compensation:

          The Company accounts for employee stock option grants under the basis of Accounting Principles Board Opinion No. 25. In fiscal 1996 the Company adopted the "disclosures only" alternative available under Financial Accounting Standards Board No. 123 ("FASB 123") for its employee stock option grants. The pro forma net income and net earnings per share disclosure required by FASB 123 is not disclosed as there were no stock options granted during 1996 or 1995.

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE B) - Agreements With Research Medical Center ("RMC"):

      [1] Gamma Knife neuroradiosurgery equipment agreement:

          U.S. Neuro entered into a neuroradiosurgery equipment agreement (the "equipment agreement") with RMC for a period of 21 years which commenced with the completion of the neuroradiosurgery facility (the "facility") in September 1994. The equipment agreement, among other matters, requires U.S. Neuro to provide (i) the exclusive use of the Gamma Knife equipment (the "equipment") to RMC, (ii) the necessary technical personnel for the proper operation of the equipment, (iii) sufficient supplies for the equipment, (iv) the operation, maintenance and repair of the equipment, (v) all basic hardware and software updates to the equipment and, (vi) an uptime guarantee. In return, RMC will pay U.S. Neuro 80% of RMC's fees for the use of the equipment and the facility. The equipment agreement terminates automatically upon termination of the ground lease agreement (see Note B[2]) and may be terminated by mutual agreement in the sixth year of the ground lease term.

      [2] Ground Lease Agreement:

          U.S. Neuro entered into a lease with RMC for the premises, defined as land situated in Kansas City, Missouri together with the facility which the Company was required to construct thereon. The lease term is for a period of 21 years commencing September 1994. Rent at $2.25 per square foot is payable annually in advance. The terms of the lease include escalation clauses for increases in certain operating expenses and for payment of real estate taxes and utilities. Title to all improvements upon the land vest in RMC.

(NOTE C) - Furniture and Equipment:

          Furniture and equipment is stated at cost and is summarized as follows:

                                              December 31,
                                           -------------------
                                             1996       1995
                                           --------  ---------

           Equipment ....................  $125,000  $181,000
           Furniture ....................    38,000    41,000
                                           --------  --------

                     T o t a l ..........   163,000   222,000

           Less accumulated depreciation     86,000   166,000
                                           --------  --------

                     B a l a n c e ......  $ 77,000  $ 56,000
                                           ========  ========

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


(NOTE C) - Furniture and Equipment:  (continued)

      Equipment, under a capital lease, and leasehold interest, is stated at cost and is summarized as follows:

                                                December 31,
                               --------------------------------------------
                                        1996                      1995
                               ---------------------  ---------------------
                                Leasehold              Leasehold
                                Interest   Equipment   Interest   Equipment
                               ----------  ---------  ----------  ---------

Cost ........................  $1,036,000  $2,900,000  $708,000   $2,900,000
Accumulated depreciation and
   amortization .............      82,000     967,000    47,000      552,000
                               ----------  ----------  --------   ----------

          T o t a l .........  $  954,000  $1,933,000  $661,000   $2,348,000
                               ==========  ==========  ========   ==========

      Depreciation aggregated approximately $433,000, $467,000 and $168,000 for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, respectively.

      Included in the above depreciation expense is approximately $415,000, $414,000 and $138,000 for the years ended December 31, 1996, December 31, 1995 and December 31, 1994 for assets acquired under capital leases.

      During the year ended December 31, 1996, the Company capitalized interest cost amounting to $249,000 relating to the construction of a Gamma Knife project.

(NOTE D) - Software Development Costs:

      Software development costs are summarized as follows:

                                        Year Ended December 31,
                                  ----------------------------------
                                     1996        1995        1994
                                  ---------   ---------   ----------

      Balance - beginning of
         period. . . . . . . . .  $ 291,000   $ 389,000   $ 210,000
      Additions for the period .     50,000      50,000     350,000
      Amortization . . . . . . .   (161,000)   (148,000)   (171,000)
                                  ----------  ----------  ----------

      Balance - end of period. .  $ 180,000   $ 291,000   $ 389,000
                                  ==========  ==========  =========

      Research and development expense, exclusive of amortization of capitalized software development costs, was approximately $231,000, $320,000 and $124,000 for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, respectively, and is included in software systems costs.

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


(NOTE E) - Costs Incurred In Connection With Leasehold Interest:

      In a prior year, the Company granted a 20% interest in U.S. Neuro to two related parties ("related parties") for services rendered in connection with the leasehold interest, which it valued at $125,000 and credited to minority interest. Under the terms of the agreement between GHS and the related parties, GHS has the right to buy for cash or common stock the 20% interest owned by the related parties at any time during each of the third through sixth full fiscal years of the agreement. In September 1996, GHS decided to buy the minority interest for common stock. The number of shares for the purchase, has been estimated to be 33,200 by the Company which is subject to review by the related parties. The value of such shares approximated the minority interest and accordingly no adjustment was made to the basis of the Company's investment in U.S. Neuro. In 1996, the subsidiary earned $80,000 through September 30, 1996 of which $16,000 was allocated to the 20% interest. Such earnings are net of a management fee of $119,000 charged by GHS. In 1995, the subsidiary incurred a loss of $115,000 of which $22,000 was allocated to the 20% interest.

      In July 1994, the Company issued 24,000 shares of its common stock to an employee in consideration for services rendered in connection with the leasehold interest. The Company valued the shares at a fair value of $24,000 which it has included in leasehold cost.

      In connection with the grant of the 20% interest, the Company entered into an agreement with the related parties which provided for reimbursement to such parties of their reasonable expenditures towards establishing U.S. Neuro.

      The Company agreed to repay up to $250,000 of such valid, documented expenses by issuing up to 125,000 shares of GHS, Inc. common stock and up to $125,000 in U.S. Neuro notes payable from pre-tax earnings of U.S. Neuro. One of the parties (Dr. Brown) claims that GHS, Inc. will owe 62,500 shares of GHS, Inc. stock and interest bearing notes totaling $62,500, when he provides documentation to the Company. The Company has requested documentation of the claimed expenses since August 1993. No documentation has been produced. However, the Company acting in good faith issued 62,500 shares of GHS, Inc. common stock during 1993 and 1994. Dr. Brown has not documented any valid expenses. The Company has paid $30,000 for legal fees incurred prior to September 1, 1993 by Dr. Brown. The Company may take action to recover the 62,500 shares of GHS, Inc. stock issued to Dr. Brown.

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE E) - Costs Incurred In Connection With Leasehold Interest:
           (continued)

      Dr. Brown entered into a three year employment contract with the Company in September 1993. Dr. Brown claims that his contract was unilaterally modified by the Company in November of 1994 and he was terminated without proper authority in August 1995. Dr. Brown also claims that he has been denied reimbursement of legitimate expenses of more than $20,000. The Company believes that Dr. Brown's claims are completely without merit. Upon signing his employment agreement Dr. Brown requested a $60,000 pay advance. The advance was granted as a loan with monthly repayments culminating in December 1995. Dr. Brown still owes the Company $6,900 on this loan. In November 1994, the Company negotiated an incentive compensation plan with Dr. Brown whereby he was paid a salary of $150,000 per annum with quarterly adjustments against his salary if the Gamma Knife operation did not meet minimum performance standards. The agreement guaranteed Dr. Brown a minimum salary of $100,000 per annum.

      Dr. Brown was paid salary through August 1995 at which time he was terminated as an employee and removed from the U.S. Neuro Board of Directors. During the terms of his employment with U.S. Neuro, Dr. Brown was fully reimbursed for expenses which he submitted as incurred in connection with his responsibilities at U.S. Neuro; however, the Company did not reimburse him for travel and expenses that he incurred which were for personal business or not pre-authorized by the Company.

(NOTE F) - Obligation Under Capital Lease and Loans Payable:

      Gamma Knife Venture:

      U.S. Neuro purchased a Gamma Knife ("Knife 1") from Elekta Instruments ("Elekta") for $2,900,000. The purchase was financed by Financing for Science International ("FFSI") under a 5 year capital lease bearing interest at approximately 12.7% per annum. During September 1996, Finova Capital Corp. bought out FFSI and became the lien holder. The lease is guaranteed by GHS, Inc. and Global Health Systems, Inc.

      On December 6, 1994, U.S. Neuro entered into an additional purchase agreement with Elekta to buy a second Gamma Knife ("Knife 2") for $2,900,000 for which it made a deposit of $290,000 in 1994. The knife initially was financed by Financing for Science, however, during 1996 the Company refinanced this knife with DVI Financial Services Inc. ("DVI") at which time the Company's deposit was returned. This equipment lease provides for the funding of the Gamma Knife of

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE F) - Obligation Under Capital Lease and Loans Payable:
           (continued)

      Gamma Knife Venture: (continued)

$2,900,000. Interest to be charged on the equipment lease will be the higher of 12.7% or that rate adjusted for any increase in the thirty month Treasury Note rate. At December 31, 1996 the Company had a liability of $2,610,000 for progress payments for the Gamma Knife. In addition, the Company has entered into a three year loan with DVI for $300,000 and a demand loan of $535,000, both of which bear interest at approximately 13.7% per annum. These loans are secured by the accounts receivable of the Company and its subsidiaries. The two loans are to fund the leasehold improvements required to install the Gamma Knife at New York University Medical Center and are currently in an interest bearing escrow account.

      In November 1996 U.S. Neuro entered into an agreement to provide Knife 2 to a hospital for a fee based on the number of patient procedures performed. The agreement is for seven years.

      The Company anticipates the second Knife to be installed by June 1997 at which time the final payment of $290,000 will be made.

      In addition, the Company has two leases for computer equipment which bear interest at between 9% and 13%.

      Future lease payments on the equipment leases are as follows:

        Year Ending                                     Three Year      Computer
       December 31,       Knife 1          Knife 2         Loan         Equipment        Total
      --------------     ---------        ---------       ------        ---------        ------

         1997 .....      $  805,000      $  263,000      $ 84,000      $   16,000      $1,168,000
         1998 .....         805,000         731,000       143,000          15,000       1,694,000
         1999 .....         472,000         731,000       143,000          10,000       1,356,000
         2000 .....                                                       731,000         731,000
         2001 .....                                                       731,000         731,000
         2002 .....                                                       731,000         731,000
         Thereafter                                                       245,000         245,000
                         ----------      ----------      --------      ----------      ----------
                          2,082,000       4,163,000       370,000          41,000       6,656,000
     Less interest          358,000       1,263,000        70,000           7,000       1,698,000
     Less:  final
        payment ...                                                       290,000         290,000
                         ----------      ----------      --------      ----------      ----------

     Present value
        of net
        minimum
        obligation       $1,724,000      $2,610,000      $300,000      $   34,000      $4,668,000
                         ==========      ==========      ========      ==========      ==========

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


(NOTE G) - Common Stock Issued With Put Option:

      In a prior year the Company issued 500,000 shares of its common stock for $1.00 per share to RMC. If the fair market value ("FMV") of the shares is equal to or less than $1.25 per share, RMC has the right to resell the shares to GHS, Inc. at $1.00 per share. If the FMV exceeds $1.25, GHS, Inc. has the right of first refusal to repurchase the shares at a price equal to 80% of the FMV ("Transaction Price"). If GHS, Inc. elects not to exercise its right of first refusal and RMC is unable to obtain a buyer for the shares at the Transaction Price, RMC has the right to resell the shares to GHS, Inc. at a purchase price equal to the greater of $1.00 per share or the Transaction Price.

      However, in no event shall the Company be required to purchase shares of stock after the earlier of 2003 or such time as U.S. Neuro, Inc. no longer occupies the premises (the "facility").


(NOTE H) - Stockholders' Equity:

      [1] Stock options:

          The Company has a stock option plan (the "Plan") for officers and other key personnel of the Company. The Plan authorizes the granting of incentive and nonqualified stock options to purchase up to 750,000 shares of the Company's common stock at a price not less than 100% (90% as to nonqualified) of the fair market value of the common stock on the date of grant.

          All options outstanding were granted to employees of the Company and shall terminate immediately upon the termination of employment of the employee by the Company or its subsidiaries or its parent.

          No part of any option granted under the Plan will be exercisable less than one year or more than ten years after the date of grant.

          Listed below is information as to options granted and exercisable. As of December 31, 1996 no options have been exercised.

                                        Number of Shares
                                   --------------------------  Exercisable
                                     1996     1995     1994       Price
                                   -------- -------- --------  -----------

         Outstanding January 1. .  430,000  430,000  430,000      $1.00
         Options expired. . . . .   70,000                         1.00
                                   -------- -------- --------

         Options outstanding. . .  360,000  430,000  430,000       1.00
                                   ======== ======== ========

         Options exercisable. . .  338,375  364,875  307,750
                                   ======== ======== =======

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE H) - Stockholders' Equity:

      [2] Preferred stock:

          The Company has authorized 1,000,000 shares of preferred stock, none of which is issued. The rights and preferences of preferred stock are established at the discretion of the Board of Directors upon issuance.

      [3] Issuance of warrants:

          On November 30, 1993, the Company granted warrants to a stockholder to purchase 200,000 shares of the Company's common stock at a purchase price of $1.00 per share, which equaled fair value at the date of grant. Such warrants were granted as consideration for services rendered in connection with a private placement of securities. The warrants contain registration and certain anti-dilution rights and are exercisable through November 30, 1998.

(NOTE I) - Commitments and Other Matters:

      [1] In 1995 the Company entered into a lease for office premises which expires in 2000. The terms of the lease include escalation clauses for increases in certain operating expenses.

          The Company has a three year lease for an office facility in Sacramento, California at a yearly rental of approximately $27,000.

          Minimum future obligations under operating leases as described above are as follows:

                           Year Ending
                           December 31,
                           ------------

                               1997. . . . . . . . . .  $ 68,000
                               1998. . . . . . . . . .    36,000
                               1999. . . . . . . . . .    34,000
                               2000. . . . . . . . . .    33,000
                                                        --------

                                                        $171,000

          Total rent expense aggregated $62,000, $61,000 and $33,000 for the years ended December 31, 1996, December 31, 1995, and December 31, 1994, respectively.

      [2] The Company maintains the majority of its cash at one bank.

      [3] The Company was contingently liable on an equipment lease of a customer which provided for an annual rental of approximately $95,000 per year. This lien was removed during February 1996.

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE J) - Taxes:

         Income tax (benefit) is comprised of the following:

                                              Year Ended December 31,
                                             --------------------------
                                                1996      1995    1994
                                             ----------  ------  ------
                  Current:
                     Federal. . . . . . . .  $  - 0 -    $- 0 -  $- 0 -
                     State. . . . . . . . .     - 0 -     - 0 -   - 0 -
                                             ----------  ------  ------

                                                - 0 -     - 0 -   - 0 -
                                             ----------  ------  ------

                  Deferred:
                     Federal. . . . . . . .   (404,000)   - 0 -   - 0 -
                     State. . . . . . . . .    (59,000)   - 0 -   - 0 -
                                             ----------  ------  ------

                                              (463,000)   - 0 -   - 0 -
                                             ----------  ------  ------

                  Income tax benefit. . . .  $(463,000)  $- 0 -  $- 0 -
                                             ==========  ======  ======

      The difference between income tax benefit at the statutory federal income tax rate and income tax benefit reported in the statement of operations is as follows:

                                             Year Ended December 31,
                                         --------------------------------
                                            1996        1995       1994
                                         ----------  ---------  ---------

         Income tax (benefit) at the
            federal statutory rate. . .  $(100,000)  $(67,000)  $(255,000)
         State income tax (benefit),
            net of federal taxes. . . .    (15,000)   (10,000)    (38,000)
         Change in valuation allowance.   (348,000)    77,000     293,000
                                         ---------   --------   ---------

                                         $(463,000)  $ - 0 -    $  - 0 -
                                         =========   =========  =========

      Temporary differences which give rise to deferred tax asset are as follows:

                                            Year Ended December 31,
                                         ---------------------------------
                                            1996         1995       1994
                                         ----------   ---------  ---------
         Net operating loss
            carryforwards . . . . . . .  $1,013,000   $ 730,000  $ 570,000
         Allowance for doubtful
            accounts. . . . . . . . . .      64,000       6,000      6,000
         Unbilled accounts receivable .                  77,000     37,000
         Excess of tax depreciation
            over book depreciation. . .    (344,000)   (195,000)   (72,000)
         Valuation allowance. . . . . .    (270,000)   (618,000)  (541,000)
                                         ----------   ---------  ---------

         Deferred tax asset - net . . .  $  463,000   $  - 0 -   $  - 0 -
                                         ==========   =========  =========

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE J) - Taxes:  (continued)

      In 1996 the Company reevaluated its deferred income tax asset and reversed part of the valuation allowance related to this asset of $348,000. The reevaluation was based on the fact that the Company entered into a contract in March 1997 (see Note A) which, if closed, will result in a substantial gain. Accordingly, management has concluded that it is more likely than not that part of the deferred tax asset will be realized.

      At December 31, 1996, the Company has net operating loss carryforwards for income tax purposes aggregating approximately $2,708,000, which expire in the years 2008 through 2011.

(NOTE K) - Major Customers:

      For the year ended December 31, 1996, the Company earned revenues from a municipality which accounted for 23% of revenues. Two customers represent 15% and 48% of receivables at December 31, 1996. These sales and receivables are from the computerized processing systems.

      For the year ended December 31, 1995, the Company earned revenues from a municipality which accounted for 43% of revenues. Two customers represent 35% and 27% of receivables at December 31, 1995. These sales and receivables are from the computerized processing system segment. Also, one customer represents 72% of the unbilled accounts receivable.

      For the year ended December 31, 1994, the Company earned revenues from one customer which accounted for 21% of revenues. Two customers represent 42% and 15% of receivables at December 31, 1994. These sales and receivables are from the computerized processing system segment.

(continued)

                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

(NOTE L) - Business Segments:

      The Company's business segments are the development, installation and maintenance of computerized integrated processing systems and the operation of stereotactic radiosurgery centers, utilizing the Gamma Knife technology. Corporate assets are principally cash and cash equivalents. The following is the Company's business segment data:

                                                        Year Ended December 31,
                                                  ---------------------------------------
                                                      1996          1995         1994
                                                  -----------   -----------   -----------
Revenue:
   Computerized processing systems .............  $ 2,780,000   $ 3,162,000   $ 1,954,000
   Gamma Knife .................................    1,452,000     1,283,000       381,000
                                                  -----------   -----------   -----------

          T o t a l ............................  $ 4,232,000   $ 4,445,000   $ 2,335,000
                                                  ===========   ===========   ===========

Operating income (loss):
   Computerized processing systems .............  $  (620,000)  $  (136,000)  $  (327,000)
   Gamma Knife .................................      491,000       441,000      (139,000)
                                                  -----------   -----------   -----------
   Operating income (loss)  ....................     (129,000)      305,000      (466,000)
                                                  -----------   -----------   -----------

Interest (expense)  ............................     (309,000)     (504,000)     (308,000)
Investment income ..............................        2,000         1,000        23,000
Gain from equity investee(1) ...................      157,000
                                                  -----------   -----------   -----------

          T o t a l ............................     (150,000)     (503,000)     (285,000)
                                                  -----------   -----------   -----------

Loss before income tax benefit and
   minority interest ...........................  $  (279,000)  $  (198,000)  $  (751,000)
                                                  ===========   ===========   ===========

                                                        Year Ended December 31,
                                                  ---------------------------------------
                                                      1996          1995         1994
                                                  -----------   -----------   -----------
Assets:
   Computerized processing systems(2) ..........  $ 1,307,000   $ 2,505,000   $ 1,966,000
   Gamma Knife .................................    6,623,000     4,834,000     3,889,000
   Corporate assets ............................      705,000                      30,000
                                                  -----------   -----------   -----------

          T o t a l ............................  $ 8,635,000   $ 7,339,000   $ 5,885,000
                                                  ===========   ===========   ===========

Capital expenditures:
   Computerized processing systems .............  $    89,000   $    80,000   $   367,000
   Gamma Knife .................................      330,000         3,000       544,000
                                                  -----------   -----------   -----------

          T o t a l ............................  $   419,000   $    83,000   $   911,000
                                                  ===========   ===========   ===========

Depreciation and amortization:
   Computerized processing systems .............  $   179,000   $   168,000   $   191,000
   Gamma Knife .................................      452,000       449,000       150,000
                                                  -----------   -----------   -----------

          T o t a l ............................  $   631,000   $   617,000   $   341,000
                                                  ===========   ===========   ===========

(1) Substantially all the gain from investee is due to the settlement of litigation in 1996.

(2) Investment in the net assets of FSN amounted to approximately $187,000, $83,000 and $83,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                 REPORT OF INDEPENDENT AUDITORS WITH RESPECT TO
                             SUPPLEMENTARY SCHEDULES

Board of Directors and Stockholders
GHS, Inc.
Rockville, Maryland

      The audits referred to in our report dated March 13, 1997 includes
Schedule II. In our opinion, this schedule presents fairly the information set forth therein in relation to the financial statements taken as a whole and in compliance with the applicable accounting regulation of the Securities and Exchange Commission.


/s/ Richard A. Eisner & Company LLP

New York, New York
March 13, 1997

                                                                     SCHEDULE II

                           GHS, INC. AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS

                            Column A             Column B                    Column C                Column D        Column E
                                                                             Additions
                                                               --------------------------------
                                                                       (1)             (2)
                                                 Balance       ----------------  --------------
                                                    at                              Charged to                          Balance
                                                beginning          Charged to         other                               at
                                                    of              costs and       accounts -       Deductions -       end of
                          Description             period            expenses       describe(A)       describe(B)        period
------------------------------------------- ------------------ ----------------  --------------  ------------------  -------------
Allowance for doubtful accounts:

   1996 . . . . . . . . . . . . . . . . .             $14,000        $150,000                                             $164,000
                                                      ========       =========                                            ========

   1995 . . . . . . . . . . . . . . . . .             $14,000                                                             $ 14,000
                                                      ========                                                            ========

   1994 . . . . . . . . . . . . . . . . .             $14,000                                                             $ 14,000
                                                      ========                                                            ========

Reserve for inventory obsolescence:

   1996 . . . . . . . . . . . . . . . . .             $15,000                                          $15,000 (B)        $ - 0 -
                                                      ========                                                            =======

   1995 . . . . . . . . . . . . . . . . .             $15,000                                                             $ 15,000
                                                      ========                                                            ========

   1994 . . . . . . . . . . . . . . . . .             $15,000                                                             $ 15,000
                                                      ========                                                            ========

(B) Liquidation of obsolete inventory.

                 The accompanying notes to financial statements
                          are an integral part hereof.

================================================================================




                         FLORIDA SPECIALTY NETWORK, LTD.

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995




================================================================================

                         FLORIDA SPECIALTY NETWORK, LTD.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           1

FINANCIAL STATEMENTS

  Balance Sheets                                                             2
  Statements of Operations and Partners' Equity                              3
  Statements of Cash Flows                                                   4
  Notes to Financial Statements                                             5-9

SUPPLEMENTARY INFORMATION

  General and Administrative Expenses                                        10

                     [LETTERHEAD OF RACHLIN COHEN & HOLTZ]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners
Florida Specialty Network, Ltd.
Miramar, Florida

We have audited the accompanying balance sheets of Florida Specialty Network, Ltd. as of December 31, 1996 and 1995 and the related statements of operations and partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Specialty Network, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ Rachlin Cohen & Holtz

Miami, Florida
March 14, 1997

                         FLORIDA SPECIALTY NETWORK, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                ASSETS                                       1996         1995
                                                          ----------    --------
Current Assets:

  Cash and cash equivalents                               $   58,245    $ 67,588
  Accounts receivable, net                                    56,790      34,282
  Other receivables                                          400,105        --
  Prepaid expenses and other                                  25,162      16,034
                                                          ----------    --------
    Total current assets                                     540,302     117,904

Property and Equipment                                     1,044,990     235,384

Other Assets                                                  67,283      22,622
                                                          ----------    --------

                                                          $1,652,575    $375,910
                                                          ==========    ========

   LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:

  Accounts payable and accrued expenses                   $  374,181    $ 94,683
  Due to affiliates                                          181,675     122,817
  Current maturities of long-term debt and
    capital lease obligations                                 86,331      39,528
                                                          ----------    --------
      Total current liabilities                              642,187     257,028

Long-Term Debt and Capital Lease Obligations,
  Net of Current Maturities                                  231,703      38,737

Commitments, Contingencies and Other Matters                    --          --

Partners' Equity                                             778,685      80,145
                                                          ----------    --------

                                                          $1,652,575    $375,910
                                                          ==========    ========

                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                        1996           1995
                                                    -----------     -----------

Revenue                                             $ 4,325,468     $ 1,277,154
                                                    -----------     -----------

Operating Expenses:
  Salaries and benefits                               1,506,963         609,780
  Depreciation                                          115,470          34,109
  General and administrative expenses                 2,797,308         608,518
                                                    -----------     -----------
                                                      4,419,741       1,252,407
                                                    -----------     -----------
Income (Loss) from Operations                           (94,273)         24,747
                                                    -----------     -----------

Other Income (Expense):
  Litigation settlement, net                            808,669            --
  Interest income                                         5,784           1,574
  Interest expense                                      (16,815)         (5,225)
  Loss on sale of property and equipment                 (4,825)           --
                                                    -----------     -----------
                                                        792,813          (3,651)
                                                    -----------     -----------

Net Income                                              698,540          21,096
Partners' Equity, Beginning                              80,145          59,049
                                                    -----------     -----------
Partners' Equity, Ending                            $   778,685     $    80,145
                                                    ===========     ===========

                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996         1995
                                                             -----------   ---------
Cash Flows from Operating Activities:
  Net income                                                 $   698,540   $  21,096
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation                                               115,470      34,109
      Loss on sale of property and equipment                       4,825        --
      Changes in operating assets and liabilities:
        Increase (decrease) in:
          Accounts receivable                                    (22,508)     (2,057)
          Prepaid expenses and other                              (9,128)      3,429
          Other assets                                           (44,661)     (5,773)
        Increase in:
          Accounts payable and accrued expenses                  279,498      56,745
                                                             -----------   ---------
            Net cash provided by operating activities          1,022,036     107,549
                                                             -----------   ---------

Cash Flows from Investing Activities:
  Expenditures for property and equipment                       (566,403)    (98,713)
  Other receivables                                             (400,105)       --
  Proceeds from sale of property and equipment                       630        --
                                                             -----------   ---------

            Net cash used in investing activities               (965,878)    (98,713)
                                                             -----------   ---------

Cash Flows from Financing Activities:
  Repayment of long-term debt and capital lease obligations     (124,359)    (35,728)
  Borrowings from affiliates, net                                 58,858      63,418
                                                             -----------   ---------
            Net cash provided by financing activities            (65,501)     27,690
                                                             -----------   ---------
Net Increase (Decrease) in Cash and Cash Equivalents              (9,343)     36,526

Cash and Cash Equivalents, Beginning                              67,588      31,062
                                                             -----------   ---------
Cash and Cash Equivalents, Ending                            $    58,245   $  67,588
                                                             ===========   =========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest                   $    16,815   $   5,225
                                                             ===========   =========

Supplemental Disclosure of Non-Cash Investing and
  Financing Activities:
    Purchase of new equipment through installment
      loans and capital leases                               $   364,128   $  68,870
                                                             ===========   =========

                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 and 1995

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Organization and Capitalization

               Florida Specialty Network, Ltd. (the "Company") is a limited partnership organized on January 19, 1993 under the laws of the State of Florida.

               The Agreement and Certificate of Limited Partnership provides, among other things, that profits, losses and distributions are based upon the respective interests of the general and limited partners, and that the General Partner shall have the exclusive authority to manage the partnership.

          Business

               The Company provides data processing services to and for managed care and medical networks.

          Cash and Cash Equivalents

               The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

          Property and Equipment

               Property and equipment are recorded at cost and depreciated using accelerated methods, over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

          Income Taxes

               The Company has elected to be taxed as a partnership under the applicable sections of the Internal Revenue Code; accordingly, the partners' share of income or loss is included in their individual tax returns. Therefore, no provision or credit for income taxes has been included in these financial statements.

          Concentration of Credit Risk

               Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash balances at financial institutions that, at certain times during the year, exceed federally insured limits. The Company believes that such risks are minimized as a result of the size and stature of the financial institutions in which the Company maintains its accounts.

          Other Receivables

               Other receivables at December 31, 1996 are primarily comprised of amounts due for reimbursement of expenditures by the Company on behalf of the landlord for tenant improvements. Such amount was subsequently collected.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Reclassifications

               Certain amounts in 1995 have been reclassified to conform to 1996 presentation.

NOTE 2. PROPERTY AND EQUIPMENT

                                                     Estimated
                                                   Useful Lives
                                                      (Years)        1996       1995
                                                      -------        ----       ----
               Computer equipment                        5         $762,458   $211,783
               Machinery and equipment                   5          133,000     38,126
               Office furniture and equipment           5-7         122,348     30,271
               Leasehold improvements                   2-5         184,173      6,901
                                                                 ----------   --------
                                                                  1,201,979    287,081
               Less accumulated depreciation                        156,989     51,697
                                                                 ----------   --------
                                                                 $1,044,990   $235,384
                                                                 ==========   ========

NOTE 3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

          The Company has an equipment obligation payable to a financial institution. The outstanding balance at December 31, 1996 and 1995 was $2,250 and $11,250, respectively. Payments are due in monthly principal installments of $750, plus interest at 9.5%, with the final payment in March l997. The note is secured by the equipment.

          The Company also has capital lease obligations with varying monthly payments totaling approximately $8,400, at varying rates of imputed interest ranging from 11.9% to 16.3%. The obligations are secured by leased equipment with an amortized cost of approximately $327,000 as of December 31, 1996.

          Maturities of the note payable and capital lease obligations at December 31, 1996 are due as follows:

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                     Note     Capital Lease
                                                    Payable    Obligations
                                                    -------    -----------

               1997                                 $ 2,250      $100,967
               1998                                    --          89,548
               1999                                    --          73,374
               2000                                    --          73,374
               2001                                    --          41,061
                                                    -------      --------
                                                      2,250       378,324
               Less amount representing interest       --          62,540
                                                    -------      --------
                                                      2,250       315,784
               Less current maturity                  2,250        84,081
                                                    -------      --------
                                                    $  --        $231,703
                                                    =======      ========

NOTE 4. RELATED PARTY TRANSACTIONS

     Facilities Rental

          The Company receives a monthly fee from an affiliated entity for use of the Company's facilities. The total fees received for 1996 and 1995 were $190,677 and $26,613, respectively.

     Due From Affiliate

          Accounts receivable due from related companies totaled $22,681 and $33,334 at December 31, 1996 and 1995.

     Loans from Affiliates

          The Company has unsecured loans payable to affiliated companies of $181,675 and $122,818 at December 31, 1996 and 1995. Certain of these loans bear interest at 8%, with no scheduled repayment plan.

     Data Processing Agreements with Affiliates

          A significant portion of the Company's revenues are derived from several affiliated companies. Approximately $3,789,000 (88%), $1,081,000 (85%) of revenue was attributed to these companies for years ended December 31, 1996 and 1995.

     Consulting Fees

          The Company paid consulting fees to a partner and other related entities in the amount of approximately $727,000 during 1996.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 4. RELATED PARTY TRANSACTIONS (Continued)

     Construction Contract with Related Party

          The Company contracted with an entity owned by an individual related to one of the partners of the Company to contruct the leasehold improvements at the Company's new offices. The total amount of the contract, approximately $520,000, was incurred during 1996.

NOTE 5. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     Lease Commitment

          The Company leases office facilities under several operating leases which expire between 1997 and 2002 and provide for a base rent and additional rent equal to the Company's percentage of direct operating expenses of the building, subject to certain limitations. The aggregate monthly obligation is approximately $39,000. One of the operating leases has been assigned to the Company by an affiliated entity. The approximate future minimum base lease payments under leases expiring subsequent to December 31, 1996 are as follows:

                    1997                                $  480,000
                    1998                                   470,000
                    1999                                   351,000
                    2000                                   237,000
                    2001                                   246,000
                    2002                                    41,000
                                                        ----------
                                                        $1,825,000

          Rent expense relating to operating leases amounted to approximately $274,000 and $85,000 for 1996 and 1995, respectively.

     Consulting/Marketing Agreement

          In accordance with the terms of an agreement as amended on June 1, 1996, the Company, together with another company affilated by means of common control (the "Companies"), is committed to pay compensation to certain consultants for consulting and marketing services. The term of the agreement is for one year and is automatically renewed for successive one year terms until terminated in accordance with the provisions of the agreement.

          The agreement provides, among other things, for compensation in the form of a marketing fee to be paid by the Companies equal to 10% of the management fees (as defined) attributable to certain specified clients with whom the Companies contracted due to the efforts of the consultants.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     Data Processing Agreements with Health Care Providers

          The Company generally enters into data processing agreements with health care providers to provide the Company's computerized claims processing services. These agreements generally are limited to a particular medical specialty for a specified geographic area; may be terminated for default by either party upon thirty days written notice; and provide, as compensation to the Company for the services, a monthly fee based upon a percentage of the provider's aggregate monthly capitation and/or fee-for-service, at specified rates and ranges.

     Letters of Credit

          In October 1996, the Company negotiated an irrevocable letter of credit in the amount of $50,000 in connection with a lease for office space. The letter of credit expires April 1997.

          In January 1997, the Company negotiated an irrevocable letter of credit in the amount of $400,000 in connection with a security deposit for a lease of office space. This letter of credit automatically renews at lesser amounts pursuant to the following schedule:

                    February 15, 1998                  $320,000
                    February 15, 1999                   240,000
                    February 15, 2000                   160,000
                    February 15, 2001                    80,000
                    February 15, 2002               Expiration Date

NOTE 6. LITIGATION SETTLEMENT

          During 1996 the Company settled litigation in which it was seeking damages relating to non-performance on the part of the other party to a certain contract. The total damages received was $1,300,000. The Company incurred legal fees and other costs of $491,331 resulting in net proceeds of $808,669.

                         FLORIDA SPECIALTY NETWORK, LTD.

                            SUPPLEMENTARY INFORMATION

                           DECEMBER 31, 1996 AND 1995

                         FLORIDA SPECIALTY NETWORK, LTD

                       GENERAL AND ADMINISTRATIVE EXPENSES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                        1996              1995
                                                     ----------         --------

Consulting                                           $  727,802         $ 13,000
Commissions                                             323,715           55,327
Rent                                                    274,358           85,389
Telephone                                               197,465           45,203

Professional fees                                       192,015           81,720
Insurance                                               172,058           41,424
Taxes and licenses                                      152,149            1,594
Casual labor                                            139,524            8,818

Employment agency costs                                 124,016           18,400
Office expense                                          112,842           57,876
Travel and entertainment                                 92,833           77,692
Computer                                                 79,470           25,128

Repairs and maintenance                                  75,201            8,215
Courier services                                         52,376           17,316
Advertising                                              26,877           21,289
Auto                                                     26,577            9,267

Postage                                                  21,687            8,189
Data processing                                           2,035            4,327
Meetings and seminars                                     1,989            2,308
Contributions                                             1,350            3,475

Dues and subscriptions                                      969            4,687
Equipment rental                                           --             12,098
Physicians services                                        --              5,776
                                                     ----------         --------
                                                     $2,797,308         $608,518
                                                     ----------         --------

================================================================================




                         FLORIDA SPECIALTY NETWORK, LTD

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993




================================================================================

                         FLORIDA SPECIALTY NETWORK, LTD.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           1

FINANCIAL STATEMENTS

  Balance Sheets                                                             2
  Statements of Operations                                                   3
  Statements of Partners' Equity                                             4
  Statements of Cash Flows                                                   5
  Notes to Financial Statements                                             6-9

SUPPLEMENTARY INFORMATION

  General and Administrative Expenses                                        10

                     [LETTERHEAD OF RACHLIN COHEN & HOLTZ]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners
Florida Specialty Network, Ltd.
Pembroke Pines, Florida

We have audited the accompanying balance sheets of Florida Specialty Network, Ltd. as of December 31, 1995, 1994, and 1993, and the related statements of operations, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Specialty Network, Ltd. as of December 31, 1995, 1994 and 1993 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion of the basic financial statements taken as a whole. The accompanying supplementary information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ Rachlin Cohen & Holtz

Miami, Florida
August 16, 1996

                         FLORIDA SPECIALTY NETWORK, LTD.

                                 BALANCE SHEETS

                        DECEMBER 31, 1995, 1994 AND 1993

                ASSETS                                1995      1994     1993
                                                      ----      ----     ----
Current Assets:
  Cash and cash equivalents                         $ 67,588  $ 31,062  $ 30,367
  Accounts receivable, net                            34,282    32,225    36,519
  Prepaid expenses and other                          16,034    19,463     1,710
                                                    --------  --------  --------
      Total current assets                           117,904    82,750    68,596

Property and Equipment                               235,384   101,910    35,532

Other Assets                                          22,622    16,849     2,210
                                                    --------  --------  --------

                                                    $375,910  $201,509  $106,338
                                                    ========  ========  ========

   LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:

  Accounts payable and accrued expenses               94,683    37,937    16,082
  Due to affiliates                                  122,817    59,400      --
  Current maturities of long-term debt and
    capital lease obligations                         39,528    20,091     9,000
                                                    --------  --------  --------
      Total current liabilities                      257,028   117,428    25,082

Long-Term Debt and Capital Lease Obligations,
  Net of Current Maturities                           38,737    25,032    20,250

Commitments, Contingencies and Other Matters            --        --        --

Partners' Equity                                      80,145    59,049    61,006
                                                    --------  --------  --------

                                                    $375,910  $201,509  $106,338
                                                    ========  ========  ========


                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                1995        1994         1993
                                                ----        ----         ----
Revenue                                     $ 1,277,154   $ 955,667   $ 293,113
                                            -----------   ---------   ---------

Operating Expenses:

  Salaries and benefits                         609,780     437,371      50,849
  Depreciation                                   34,109      17,370       3,368
  General and administrative expenses           608,518     506,731     207,700
                                            -----------   ---------   ---------
                                              1,252,407     961,472     261,917
                                            -----------   ---------   ---------

Income (Loss) from Operations                    24,747      (5,805)     31,196
                                            -----------   ---------   ---------

Other Income (Expense):

  Interest income                                 1,574         304         566
  Interest expense                               (5,225)     (4,381)       (757)
                                            -----------   ---------   ---------
                                                 (3,651)     (4,077)       (191)
                                            -----------   ---------   ---------

Net Income (Loss)                           $    21,096   $  (9,882)  $  31,005
                                            ===========   =========   =========


                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

                   YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                               1995         1994           1993
                                               ----         ----           ----

Partners' Equity, Beginning                  $59,049      $ 61,006       $  --

Net Income (Loss)                             21,096        (9,882)       31,005

Capital Contributions                           --           7,925        30,001
                                             -------      --------       -------

Partners' Equity, Ending                     $80,145      $ 59,049       $61,006
                                             =======      ========       =======


                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995        1994      1993
                                                                ----        ----      ----
Cash Flows from Operating Activities:
  Net income (loss)                                          $  21,096   $ (9,882)  $ 31,005
  Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
      Depreciation                                              34,109     17,370      3,368
      Donated services                                            --          300       --
      Changes in operating assets and liabilities:
        (Increase) decrease in:
          Accounts receivable                                   (2,057)     4,294    (36,519)
          Prepaid expenses and other                             3,429    (17,753)    (1,710)
          Other assets                                          (5,773)   (14,639)    (2,210)
        Increase in:
          Accounts payable and accrued expenses                 56,745     21,855     16,082
                                                             ---------   --------   --------
            Net cash provided by operating activities          107,549      1,545     10,016
                                                             ---------   --------   --------

Cash Flows from Investing Activities:
  Expenditures for property and equipment                      (98,713)   (42,837)    (7,400)
                                                             ---------   --------   --------

Cash Flows from Financing Activities:
  Repayment of long-term debt and capital lease obligations    (35,728)   (17,413)    (2,250)
  Borrowings from affiliates                                    63,418     59,400       --
  Capital contributions                                           --         --       30,001
                                                             ---------   --------   --------
            Net cash provided by financing activities           27,690     41,987     27,751
                                                             ---------   --------   --------
Net Increase in Cash and Cash Equivalents                       36,526        695     30,367

Cash arid Cash Equivalents, Beginning                           31,062     30,367       --
                                                             ---------   --------   --------

Cash and Cash Equivalents, Ending                            $  67,588   $ 31,062   $ 30,367
                                                             =========   ========   ========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest                     $   5,225   $  4,381   $    757
                                                             =========   ========   ========

Supplemental Disclosure of Non-Cash Investing and
  Financing Activities:
    Purchase of new equipment through installment
      loans and capital leases                               $  68,870   $ 33,286   $ 31,500
                                                             =========   ========   ========

Acquisitions of new equipment through capital contributions  $    --     $  7,625   $   --
                                                             =========   ========   ========


                       See notes to financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Organization and Capitalization

               Florida Specialty Network, Ltd. (the "Company") is a limited partnership organized on January 19, 1993 under the laws of the State of Florida.

               The Agreement and Certificate of Limited Partnership provides, among other things, that profits, losses and distributions are based upon the respective interests of the general and limited partners, and that the General Partner shall have the exclusive authority to manage the partnership.

               In 1993, the Company's operations were conducted together with a Delaware corporation, Network Data Systems, Inc. ("NDS"), that was affiliated by means of common ownership. The financial statements for 1993 combine the financial position and results of operations of NDS with those of the Company. In 1994, the net assets and operations of NDS were effectively combined with those of the Company.

          Business

               The Company provides data processing services to and for managed care and medical networks.

          Cash and Cash Equivalents

               The Company considers all highly liquid debt securities with original maturities of three months or less to be cash equivalents.

          Property and Equipment

               Property and equipment are recorded at cost and depreciation using accelerated methods, over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

          Income Taxes

               The Company has elected to be taxed as a partnership under the applicable sections of the Internal Revenue Code; accordingly, the partners' share of income or loss is included in their individual tax returns. Therefore, no provision or credit for income taxes has been included in these financial statements.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Concentration of Credit Risk

               Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash balances at financial institutions that, at certain times during the year, exceed federally insured limits. The Company believes that such risks are minimized as a result of the size and stature of the financial institutions in which the Company maintains its accounts.

          Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2.   PROPERTY AND EQUIPMENT

                                                     Estimated
                                                   Useful Lives
                                                      (Years)       1995       1994          1993
                                                      -------       ----       ----          ----

               Machinery and equipment                   5        $ 38,126   $ 37,804    $ 38,900
               Computer equipment                        5         211,783     66,105
               Office furniture and equipment           5-7         30,271      8,688        --
               Leasehold improvements                   2-5          6,901      6,901        --
                                                                  --------   --------    --------
                                                                   287,081    119,498      38,900
               Less accumulated depreciation                        51,697     17,588       3,368
                                                                  --------   --------    --------
                                                                  $235,384   $101,910    $ 35,532
                                                                  ========   ========    ========

NOTE 3.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

          The Company has an equipment obligation payable to a financial institution. The outstanding balance at December 1995 was $11,250. Payments are due in monthly principal installments of $750, plus interest at 9.5%, with the final payment in March l997. The note is secured by the equipment

          The Company also has capital lease obligations with varying monthly payments, at varying rates of imputed interest ranging from 11.9% to 16.3%. The obligations are secured by leased equipment with an amortized cost of approximately $82,000 at December 31, 1995.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

          Maturities of the note payable and capital lease obligations at December 31, 1995 are due as follows:

                                                     Note     Capital Lease
                                                    Payable    Obligations
                                                    -------    -----------

               1996                                 $ 9,000       $37,956
               1997                                   2,250        27,592
               1998                                    --          16,174
                                                    -------       -------
                                                     11,250        81,722
               Less amount representing interest       --          14,707
                                                    -------       -------
                                                     11,250        67,015
               Less current maturities                9,000        30,528
                                                    -------       -------
                                                    $ 2,250       $36,487
                                                    =======       =======

NOTE 4.   RELATED PARTY TRANSACTIONS

          Beginning in March 1995, the Company received a monthly fee from an affiliated entity for use of the Company's facilities. The total fees received for 1995 were $26,613.

          Accounts receivable for all related companies total $33,344, $25,914 and $35,440 at December 31, 1995, 1994 and 1993, respectively.

          The Company has unsecured loans payable to affiliated companies of $122,818 and $59,400 at December 31, 1995 and 1994, respectively. Certain of these loans bear interest at 8%, with no scheduled repayment plan.

          A significant portion of the Company's revenues are derived from several affiliated companies. Approximately $1,081,000 (85%), $664,000 (69%), and $185,000 (63%) of revenue was attributed to these companies for 1995, 1994 and 1993, respectively.

NOTE 5.   COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

          Leases

               The Company leases office facilities under several operating leases which expire principally through September 1996, and which provide for a base rent and additional rent equal to the Company's percentage of direct operating expenses of the building, subject to certain limitations. One of the operating leases has been assigned to the Company by an affiliated entity. The approximate total future minimum base lease commitment pursuant to the lease for the year ended December 31, 1996 is $80,000.

               Rent expense relating to operating leases amounted to approximately $85,000, $48,000 and $6,000 for 1995, 1994 and
               1993, respectively.

                         FLORIDA SPECIALTY NETWORK, LTD.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5.   COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

          Consulting/Marketing Agreement

               Effective July 15, 1994, the Company entered into a certain agreement for consulting services related to the Company's computerized claims processing business.

               This agreement expires on December 31, 1996, subject to extending the terms by mutual agreement; provided for compensation based upon a percentage of net profits, as defined, earned and collected; and provided that, at commencement, the Company give the consultant a 1% limited partnership interest, and an additional 1% limited partnership interest for every $1,500,000 of net profits received by the Company.

               This agreement was replaced with a Consulting/Marketing Agreement made on June 1, 1996.

          Data Processing Agreements with Health Care Providers

               The Company generally enters into data processing agreements with health care providers to provide the Company's computerized claims processing services. These agreements generally are limited to a particular medical specialty for a specified geographic area; may be terminated for default by either party upon thirty days written notice; and provide, as compensation to the Company for the services, a monthly fee based upon a percentage of the provider's aggregate monthly capitation and/or fee-for-service, at specified rates and ranges.

NOTE 6.   SUBSEQUENT EVENT

          Subsequent to December 31, 1995, the Company entered into a letter of intent to sell substantially all of its operating assets. The expected closing date for the transaction is February 1997.

                         FLORIDA SPECIALTY NETWORK, LTD.

                            SUPPLEMENTARY INFORMATION

                        DECEMBER 31, 1995, 1994 AND 1993

                         FLORIDA SPECIALTY NETWORK, LTD

                       GENERAL AND ADMINISTRATIVE EXPENSES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                   1995             1994             1993
                                   ----             ----             ----
Rent                             $ 85,389         $ 48,313         $  5,988
Professional fees                  81,720           60,320           36,483
Travel and entertainment           77,692           60,267           11,226
Office expense                     57,876           32,543           16,207

Commissions                        55,327           12,824             --
Telephone                          45,203           28,147            4,410
Insurance                          41,424           23,984            2,825
Casual labor                       27,218           48,700            7,019

Computer                           25,128           18,036            1,747
Advertising                        21,289            7,003           12,460
Courier services                   17,316           10,431              180
Consulting                         13,000          124,100             --

Equipment rental                   12,098           11,870            4,495
Auto                                9,267            2,491              129
Repairs and maintenance             8,215            5,193            5,637
Postage                             8,189            7,195              841
Physicians services                 5,776             --               --

Dues and subscriptions              4,687            1,235              673
Data processing                     4,327             --             94,775
Contributions                       3,475              625             --
Meetings and seminars               2,308            2,033              255
Taxes and licenses                  1,594            1,421            2,350
                                 --------         --------         --------

                                 $608,518         $506,731         $207,700
                                 ========         ========         ========

                                                                 EXHIBIT C
                                                                     TO
                                                            INFORMATION STATMENT


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

                   QUARTERLY REPORT UNDER SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For Quarter Ended                                        Commission file number
March 31, 1997                                                  0-15586

                                    GHS, INC.
             (Exact name of Registrant as specified in its charter)

              Delaware                                          52-1373960
(State of other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              identification No.)

             1350 Piccard Drive Suite 360, Rockville, Maryland 20850
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (301) 417-9808

                                 Not Applicable

             (Former name, former address and former fiscal year, if
                           changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                       YES |X|                    NO |_|

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

   Class                                            Outstanding at May 07, 1997
   -----                                            ---------------------------
Common Stock, $.01 par value                              6,947,828 Shares

                                     PART I
                              FINANCIAL INFORMATION

                           GHS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                  March 31,        December 31,
                                                    1997               1996
                                                    ----               ----
Current assets:
Cash                                            $   136,000       $   159,000
Accounts receivable, net of allowance             1,286,000           994,000
for doubtful accounts of $164,000 in
1997 and 1996
Unbilled accounts receivable                          9,000            31,000
Other current assets                                 84,000            86,000
                                                -----------       -----------
    Total current assets                        $ 1,515,000       $ 1,270,000
Furniture and equipment, net                         78,000            77,000
Software development costs                          139,000           180,000
Other assets                                        198,000           198,000
Deferred tax asset                                  463,000           463,000
Gamma Knife venture assets:

    Gamma Knife                                   1,830,000         1,933,000
    Progress payment- Gamma Knife                 2,610,000         2,610,000
    Costs incurred in connection with
    unamortized leasehold interest                1,391,000           954,000
    Deposits                                           --              43,000
    Cash held in escrow                             496,000           907,000
    TOTAL                                       $ 8,720,000       $ 8,635,000
                                                ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable and accrued expenses           $   877,000       $   845,000
Loan payable-Gamma Knife-current portion             63,000            63,000
Obligation under capital lease -Gamma Knife-
current portion                                     565,000           592,000
Demand loan                                            --             525,000
Equipment                                            88,000            69,000
                                                -----------       -----------
    Total current liabilities                     1,593,000         2,094,000

Obligation under capital lease
Gamma Knife                                       1,707,000         1,132,000
Equipment                                           241,000           265,000
Loan payable - Gamma Knife                        2,547,000         2,547,000
Common stock - par value $ 01: 500,000
shares issued with put option                       500,000           500,000

Stockholders' equity:
Common stock - $ 01 par value -
    25,000,000 shares authorized;
    6,447,828 issued and outstanding
    in 1997 and 1996                                 65,000            65,000
Additional paid-in capital                        3,082,000         3,082,000
(Deficit)                                        (1,015,000)       (1,050,000)
                                                -----------       -----------
    Total stockholders' equity                  $ 2,132,000       $ 2,097,000
                                                -----------       -----------
    TOTAL                                       $ 8,720,000       $ 8,635,000
                                                ===========       ===========

   The accompanying notes to financial statements are an integral part hereof

                           GHS, INC  AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Three Months Ended
                                                             March 31,
                                                             ---------
                                                      1997             1996
                                                      ----             ----
Revenue:
     Software Systems                          $   258,000         $   490,000
     Maintenance                                   428,000             307,000
     Claims Processing                             134,000             167,000
     Patient Revenue                               388,000             314,000
                                               -----------         -----------
         Total                                   1,208,000           1,278,000

Expenses:
     Software Systems                              368,000             384,000
     Maintenance                                   242,000             211,000
     Claims Processing                              88,000             102,000
     Patient Expenses                              189,000             181,000
     Selling, General and Administrative           198,000             187,000
                                               -----------         -----------
         Total                                   1,085,000           1,065,000

Income before items listed below               $   123,000         $   213,000
Interest expense                                  (101,000)           (128,000)
Interest income                                     13,000                --
Net Income                                          35,000              85,000
                                               -----------         -----------
Net Income per share                           $       .01         $       .01
                                               ===========         ===========

Weighted average shares outstanding              6,947,828           6,947,828
                                               ===========         ===========

   The accompanying notes to financial statements are an integral part hereof.

                           GHS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Three Months Ended
                                                                                March 31,
                                                                                ---------
                                                                         1997                1996
                                                                         ----                ----
Cash flows from operating activities:

         Net income                                                    $  35,000          $  85,000
         Adjustments to reconcile net income to net cash provided by operating activities:

                  Depreciation and amortization:                         161,000            156,000
                  Changes in operating assets and liabilities:
                  (Increase) decrease in accounts receivable - net      (292,000)           299,000
                  Decrease in unbilled accounts receivable                22,000             50,000
                  Decrease in inventory                                     --                4,000
                  (Increase) decrease in other assets                      2,000            (65,000)
                  Decrease in cash held in escrow                        411,000               --
                  Decrease in deposits                                    43,000               --
                  (Decrease) in accounts payable and
                  accrued expenses                                       (32,000)          (352,000)
                                                                       ---------          ---------
Net cash provided by operating activities                                350,000            177,000

Cash flows from investing activities :
         Furniture and equipment purchases                                (8,000)            (9,000)
         Software development costs                                         --              (50,000)
         Cost incurred with leasehold improvements                      (383,000)           (30,000)
                                                                       ---------          ---------
Net cash (used in) investing activities                                 (391,000)         ($ 89,000)

Cash flows from financing activities:
         Payment of capital lease obligations                            (82,000)          (122,000)
         Lease payable - Gamma Knife                                     100,000               --
         Payment of loan  to officer                                        --              (20,000)
                                                                       ---------          ---------
Net cash provided by (used in) financing activities                       18,000           (142,000)

Net (decrease) in cash and cash equivalents                              (23,000)           (54,000)

Cash and cash equivalents - beginning of period                          159,000            198,000
                                                                       ---------          ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD                              $ 136,000          $ 144,000
                                                                       =========          =========
Supplemental disclosures of noncash financing activities:
         Loan payable - Gamma Knife                                     (525,000)              --
         Lease payable - Gamma Knife                                     525,000               --

   The accompanying notes to financial statements are an integral part hereof


                           GHS, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

Note A - Basis of Preparation

     The accompanying financial statements at March 31, 1997, for the three months ended March 31, 1997 and 1996, are unaudited. However, in the opinion of management, such statements include all adjustments necessary to a fair statement of the information presented therein. The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date appearing in the Company's Annual report on Form 10-K.

     Pursuant to accounting requirements of the Securities and Exchange Commission applicable to quarterly reports on Form 10-Q, the accompanying financial statements and these notes do not include all disclosures required by generally accepted accounting principles for complete financial statements. Accordingly, these statements should be read in conjunction with the Company's most recent annual financial statements.

     Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

                           GHS, INC. AND SUBSIDIARIES
                            MANAGEMENT DISCUSSION AND
                             ANALYSIS OF OPERATIONS
                             AND FINANCIAL CONDITION

First Fiscal Quarter 1997 Compared to First Fiscal Quarter 1996

Results of Operations

     Total revenue declined 5% to $1,208,000 for the quarter ended March 31, 1997 as compared to $1,278,000 for the same period in 1996. System sales from Global Health Systems, Inc. declined 47% to $258,000 from $490,000 a year ago. The decline is due to two factors, which are a change in revenue strategy and the consummation of the sale of the systems business. Maintenance revenue increased 39% to $428,000 from $307,000 in the previous year. Claims processing declined by 20% to $134,000 from $167,000 a year earlier. In the first quarter the Company entered into a definitive asset purchase agreement with Health Management Systems, Inc. pursuant to which Health Management Systems will acquire substantially all of the assets of the Company's subsidiaries Global Health Systems, Inc. and GHS Management Services for $2,100,000 in cash, subject to certain closing adjustments.

     US NeuroSurgical, Inc. (USN) which manages sterotactic radiosurgery centers using the Gamma Knife, had an increase in revenue of 24% to $388,000 from $314,000 for the same period in 1996. The increase is due to greater acceptance by the medical community. USN is scheduled to open its second Gamma Knife Center in New York City during the Spring of 1997.

     Total expenses increased 2% to $1,085,000 from $1,065,000 for the same period, a year earlier. System costs declined 4% to $368,000 from $384,000 in the previous year, however as a percentage of revenues the costs were 143% in 1997 and 78% in 1996. This was caused by certain fixed costs that could not be reduced despite a 47% decrease in systems revenue. Maintenance costs increased to $242,000 from $211,000 in the previous year. Claims processing costs declined to $88,000 from $102,000 a year earlier. Patient expenses increased to $189,000 from $181,000 in 1996. Maintenence and patient expenses decreased as a percentage of revenue due to fixed costs being offset by increased revenues. Selling, general and administrative expense increased to $198,000 from $187,000 a year earlier. Interest expense declined to $101,000 from $128,000 in the previous year. The decrease was due to capitalization of $60,000 of interest costs related to the New York Gamma Knife. As a result the Company had income of $35,000 compared to $85,000 for the same period, a year earlier.

Liquidity and Capital Resources

     For the three months ended March 31, 1997, net cash provided by operating activities was $350,000 as compared to $177,000 in 1996. Depreciation and amortization expense was $161,000 as compared to $156,000 for the same period in 1996. Accounts receivable increased by $292,000 as compared to a decrease of $299,000 a year earlier.

     The Company had net cash used in investing activities of $391,000 as compared to $89,000 for the same period a year earlier. The Company is in the process of completing the site for the NYU Gamma Knife. There were $383,000 of leasehold improvements made during the quarter.

Net cash provided by financing activities was $18,000 as compared to net cash used of $142,000 in the same period in 1996. The Company refinanced the lease in the Kansas City Gamma Knife. In the process the Company financed an additional $625,000 to complete construction of the New York facility. The leasing company for both projects is DVI Financial Services. The interest rate on the new lease us 9.9% as compared to 131/2 % on the original lease. The term is 39 months and the payments are $827,000 per annum.

PART II

                                OTHER INFORMATION
                           GHS, INC. AND SUBSIDIARIES

Item 6. Exhibits and Reports on Form 8-K

     (a)  None

     (b) On March 10, 1997 the Company filed a form 8-K. GHS, Inc. announced that it entered into a definitive asset purchase agreement with Health Management Systems, Inc. (HMSY) pursuant to which HMSY will acquire substantially all of the assets of GHSI's subsidiaries, Global Health Systems, Inc. and GHS Management Services.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            GHS, INC.


Date May 07, 1997                          By  /s/ Alan Gold
                                               ---------------------------------
                                                   Alan Gold
                                                   Director and President
                                                   Chief Executive Officer